SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Filed by the Registrant                      [X]
                Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      PACE Health Management Systems, Inc.
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:
          Common Stock, no par value per share and Series A Convertible Preferred Stock, no par value per share
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
          5,321,784 shares of Common Stock and 2,875,000 shares of Preferred
          Stock
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $4,750,000 (Based on the purchase price of the transaction described herein.)
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          $4,750,000
          ----------------------------------------------------------------------

     (5)  Total fee paid:
          $950.00
          ----------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3)  Filing Party:

     ---------------------------------------------------------------------------

     (4)  Date Filed:

     ---------------------------------------------------------------------------

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                          1025 ASHWORTH ROAD, SUITE 200
                           WEST DES MOINES, IOWA 50265


                               September ___, 1998



Dear Shareholder:


            You are cordially invited to attend the Special Meeting of Shareholders of PACE Health Management Systems, Inc. (the "Company") to be held at the offices of the Company, 1025 Ashworth Road, Suite 200, West Des Moines, Iowa, on ____________, October ____, 1998 at ______ a.m. local time (the
"Special Meeting"). A Notice of the Special Meeting, a Proxy Statement and a proxy card are enclosed. All holders of record as of July 24, 1998 of the Company's outstanding shares of Common Stock, no par value, and Series A Convertible Preferred Stock, no par value, are entitled to notice of and to vote at the Special Meeting.

            At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Asset Purchase Agreement, dated June 30, 1998 (the "Asset Purchase Agreement"), by and between the Company and Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M"), pursuant to which 3M has agreed to purchase substantially all of the Company's assets and assume certain of the Company's liabilities (the "Transaction"). If the Asset Purchase Agreement is approved and the Transaction becomes effective, the Company will receive a cash purchase price of $4,750,000, $750,000 of which will be placed in escrow, and will be subject to certain adjustments as described in the accompanying Proxy Statement. The liabilities of the Company that will be assumed are expected to total approximately $1,400,000. Although the Company will no longer operate a business following the Transaction, the Company will not be liquidated. Management of the Company intends, for a period up to twelve months following the Transaction, to seek a business combination with a suitable entity. In the interim, the net proceeds from the Transaction will be invested in U.S. government securities. Details of the Transaction, including the Company's intended use of the proceeds of the Transaction, and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

            YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE ASSET PURCHASE AGREEMENT. The holders of the Company's Preferred Stock, by written action, have unanimously approved the Asset Purchase Agreement, both voting together with the Common Stock and voting separately as a class. The votes cast by the Preferred Stock are sufficient to approve the Asset Purchase Agreement, regardless of any votes cast by the holders of the Common Stock.


            Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

            Thank you for your interest and participation.

                                         Sincerely,


                                         Roger D. Huseman
                                         Secretary

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                          1025 ASHWORTH ROAD, SUITE 200
                           WEST DES MOINES, IOWA 50265


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON __________, OCTOBER ____, 1998


To Shareholders of PACE Health Management Systems, Inc.:


            A special meeting of the shareholders of PACE Health Management Systems, Inc., an Iowa corporation (the "Company"), will be held at the offices of the Company, 1025 Ashworth Road, Suite 200, West Des Moines, Iowa, on _____________, October ____, 1998 at _____ a.m. local time (the "Special
Meeting"), to consider and act upon the following matters:

            1. To consider and vote upon a proposal to approve and adopt an Asset Purchase Agreement, dated June 30, 1998 (the "Asset Purchase Agreement"), by and between the Company and Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M"), pursuant to which 3M has agreed to purchase substantially all of the Company's assets and assume certain of the Company's liabilities (the "Transaction"). If the Asset Purchase Agreement is approved and the Transaction becomes effective, the Company will receive a cash purchase price of $4,750,000, $750,000 of which will be placed in escrow, and will be subject to certain adjustments as described in the accompanying Proxy Statement. The liabilities of the Company that will be assumed are expected to total approximately $1,400,000. A copy of each of the Asset Purchase Agreement and the Amendment to the Asset Purchase Agreement is attached as Exhibit A-1 and Exhibit A-2 to the Proxy Statement.


            2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

            Only holders of record of the Common Stock, no par value (the "Common Stock"), and Series A Convertible Preferred Stock, no par value (the "Preferred Stock"), of the Company at the close of business on July 24, 1998 are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof.

            Your attention is directed to the Proxy Statement and Exhibits A-1 and A-2 thereto for more complete information regarding the Company and the Transaction.

            Holders of the Common Stock who do not vote their shares in favor of the Asset Purchase Agreement and who strictly comply with the provisions of Division XIII, Part B of Iowa Code Chapter 490 of the Iowa Business Corporation Act (the "IBCA"), have the right to object to the approval and adoption of the Asset Purchase Agreement and make written demand for payment of the "fair value" of their shares. For a description of the rights of holders of Dissenting Shares, see Part B of the IBCA, a copy of which is attached as Exhibit B to the Proxy Statement. In addition, a description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE ASSET PURCHASE AGREEMENT. The holders of the Company's Preferred Stock, by written action, have unanimously approved the Asset Purchase Agreement, both voting together with the Common Stock and voting separately as a class. The votes cast by the Preferred Stock are sufficient to approve the Asset Purchase Agreement, regardless of any votes cast by the holders of the Common Stock.

                                         By Order of the Board of Directors


                                         Roger D. Huseman
                                         Secretary


West Des Moines, Iowa
 September ___, 1998

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

                                 PROXY STATEMENT


                         SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON _____, OCTOBER ____, 1998


            This Proxy Statement is being furnished to the holders of the Common Stock, no par value, of PACE Health Management Systems, Inc., an Iowa corporation (the "Company" or "PACE"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Special Meeting of Shareholders of the Company to be held at the offices of the Company, 1025 Ashworth Road, Suite 200, West Des Moines, Iowa, on ___________, October __, 1998 at ______ a.m. local time, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Asset Purchase Agreement, dated June 30, 1998 (the "Asset Purchase Agreement"), by and between the Company and Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M"), pursuant to which 3M has agreed to purchase substantially all of the Company's assets and assume certain of the Company's liabilities (the "Transaction"). If the Asset Purchase Agreement is approved and the Transaction becomes effective, the Company will receive a cash purchase price of $4,750,000, $750,000 of which will be placed in escrow, and will be subject to certain adjustments as described herein. The liabilities of the Company that will be assumed are expected to total approximately $1,400,000. See "THE ASSET PURCHASE AGREEMENT--Consideration." The net proceeds from the Transaction will be invested by the Company in United States government securities pending their use for other purposes. See "THE TRANSACTION--Plans for the Company After the Transaction."

            Approval of the Transaction requires the affirmative vote of the holders of (i) a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as a class with the Preferred Stock voting on an as-if-converted basis, and (ii) a majority of the Preferred Stock, voting as a separate class. Each share of Common Stock is entitled to one vote, and, when voting as a single class with the Common Stock, each share of Preferred Stock, which is convertible into two shares of Common Stock, is entitled to two votes. When voting as a separate class, each share of Preferred Stock is entitled to one vote. The holders of the Preferred Stock, by written action, have approved the Asset Purchase Agreement, both voting together with the Common Stock and voting separately as a class. The Preferred Stock constitutes 51.9% of the combined voting power of the Common Stock and Preferred Stock voting together, and, therefore, the written action of the holders of the Preferred Stock is sufficient to approve the Asset Purchase Agreement, regardless of any votes cast by the holders of the Common Stock. In addition, the holders of the Preferred Stock also own 24.9% of the outstanding Common Stock, which they are entitled to vote at the Special Meeting. This Proxy
Statement is first being sent to shareholders on or about September   , 1998.

                                TABLE OF CONTENTS
                                                                            Page


SUMMARY .....................................................................  1
      Date, Time and Place of Special Meeting ...............................  1
      Record Date; Shareholders Entitled to Vote; Quorum ....................  1
      Purpose of the Meeting ................................................  1
      The Transaction .......................................................  1
      Termination of the Asset Purchase Agreement ...........................  2
      Closing Date ..........................................................  2
      Recommendation of the Company's Board of Directors ....................  3
      Opinion of Financial Advisor ..........................................  3
      Rights of Dissenting Shareholders .....................................  3
      Certain Federal Income Tax Consequences ...............................  3
      Regulatory Approval ...................................................  3
      The Company ...........................................................  3
      Minnesota Mining and Manufacturing Company ............................  4


CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION .................  4

SELECTED FINANCIAL DATA .....................................................  5


UNAUDITED PRO FORMA BALANCE SHEET ...........................................  6

THE SPECIAL MEETING .........................................................  8
      General ...............................................................  8
      Proposals to be Considered at the Special Meeting .....................  8
      Record Date; Shareholder Approval .....................................  8
      Proxies ...............................................................  9

THE TRANSACTION .............................................................  9
      Background of the Transaction .........................................  9
      Recommendation of the Company's Board of Directors .................... 11
      Opinion of Financial Advisor .......................................... 11
      Plans for the Company After the Transaction ........................... 14
      Interests of Certain Persons in the Transaction ....................... 15
      Certain Federal Income Tax Consequences ............................... 15
      Regulatory Approvals .................................................. 17

THE ASSET PURCHASE AGREEMENT ................................................ 17
      General ............................................................... 18
      Closing Date .......................................................... 18
      Consideration ......................................................... 18
      Terms of the Transaction .............................................. 18
      Operations of the Company Prior to the Closing ........................ 19
      Closing Conditions .................................................... 21
      Termination ........................................................... 22
      Indemnification ....................................................... 22
      Accounting Treatment .................................................. 23


RIGHTS OF DISSENTING SHAREHOLDERS ........................................... 23

MARKET PRICE AND DIVIDEND DATA .............................................. 25

BUSINESS OF COMPANY ......................................................... 26
      General ............................................................... 26
      The Company ........................................................... 27
      Industry Overview ..................................................... 27
      Products .............................................................. 28
      Marketing and Sales ................................................... 30
      Backlog ............................................................... 31
      Competition ........................................................... 31
      Research and Development .............................................. 32
      Intellectual Property ................................................. 32
      Government Regulation ................................................. 33
      Employees ............................................................. 33
      Description of Property ............................................... 34
      Legal Proceedings ..................................................... 34


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .............. 34
      Share Ownership ....................................................... 34


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS ......................................................... 37
      General ............................................................... 37
      Results of Operations ................................................. 38
      Years Ended December 31, 1997 and 1996 ................................ 38
      Years Ended December 31, 1996 and 1995 ................................ 40
      Three and Six Month Periods Ended June 30, 1998 and 1997 .............. 41
      Liquidity and Capital Resources ....................................... 42
      Year 2000 Conversion .................................................. 43


SHAREHOLDER PROPOSALS ....................................................... 44

INDEPENDENT PUBLIC ACCOUNTANTS .............................................. 44


AVAILABLE INFORMATION ....................................................... 44


INDEX TO FINANCIAL STATEMENTS ...............................................F-1

INDEPENDENT AUDITORS' REPORT ................................................F-2

FINANCIAL STATEMENTS ........................................................F-3

EXHIBIT A-1 - Asset Purchase Agreement.....................................A-1-1

EXHIBIT A-2 - Amendment....................................................A-2-1

EXHIBIT B - Opinion of Financial Adviser.....................................B-1

EXHIBIT C - Provisions of Iowa Business
    Corporation Act Relating to Dissenters' Rights ..........................C-1

                                     SUMMARY

            THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, IN THE MATERIALS ACCOMPANYING THIS PROXY STATEMENT, AND IN THE EXHIBITS HERETO. SHAREHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT CAREFULLY.

DATE, TIME AND PLACE OF SPECIAL MEETING


            A Special Meeting of Shareholders of PACE Health Management Systems, Inc. will be held on ________________, October ___, 1998 at ______ a.m. local time at the offices of the Company, 1025 Ashworth Road, Suite 200, West Des Moines, Iowa.


RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM

            Only holders of record of the Common Stock and the Preferred Stock on July 24, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. On that date, there were 5,321,784 shares of Common Stock outstanding, held of record by approximately 74 shareholders, and 2,875,000 shares of Preferred Stock outstanding, held of record by four shareholders. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the voting power of each of the outstanding shares of the Common Stock and the Preferred Stock is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE MEETING

            At the Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Asset Purchase Agreement. See "THE SPECIAL MEETING--Proposal To Be Considered at the Special Meeting."

THE TRANSACTION


            Pursuant to the Asset Purchase Agreement, 3M will purchase substantially all of the Company's assets and assume certain liabilities of the Company. If the Asset Purchase Agreement is approved and the Transaction becomes effective, the Company will receive a cash purchase price of $4,750,000, $750,000 of which will be placed in escrow, and will be subject to certain adjustments as described in the accompanying Proxy Statement (the "Purchase Price"). The liabilities of the Company that will be assumed are expected to total approximately $1,400,000. The Asset Purchase Agreement also provides that the Company and 3M are entitled to indemnification under certain circumstances, and that 3M is entitled to offset against the amount of the Purchase Price placed in escrow any amounts it is entitled to pursuant to its indemnification rights. See "THE ASSET PURCHASE AGREEMENT--General" and "--Indemnification."

            The proceeds of the Transaction will be retained by the Company. After payment of amounts due with respect to the Company's line of credit and other obligations (see "UNAUDITED PRO FORMA BALANCE SHEET"), the net proceeds available to the Company will be approximately $1,800,000. It is the intention of management of the Company to seek a business combination with another entity in an industry management deems suitable. Management believes that, with the cash on hand as a result of the Transaction and the Company's net operating loss carryforwards (see "MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND PLAN OF OPERATION--Results of Operations"), subject to the limitations on use of such carryforwards under the Internal Revenue Code, such a combination may be attractive to potential partners and will better serve the interests of the Company's shareholders than a liquidation of the Company and distribution of its assets to such shareholders. If the Company were liquidated, holders of the Preferred Stock would likely receive all of the net proceeds of the liquidation, and holders of the Common Stock would lose their entire investment in the Company. Pending any such business combination, the net proceeds of the Transaction, after deduction of the expenses incurred by the Company in connection therewith, will be invested in U.S. government securities. If no suitable business combination is identified within six to twelve months following completion of the Transaction, the management may elect to liquidate the Company and to distribute the remaining net proceeds to the shareholders. The holders of the Preferred Stock have agreed, subject to the conditions described below, to waive any right they may have to treat the Transaction as an event which constitutes a liquidation of the Company under the provisions of the Company's Articles of Incorporation relating to the liquidation preference of the Preferred Stock. This waiver shall be permanent in the event that a follow-on transaction is completed before the later of (i) six months following the Closing of the Transaction, or (ii) written demand by a holder of the Preferred Stock. If a follow-on transaction were not completed prior to such a demand, such demand might require the Company to liquidate rather than to complete a follow-on transaction. In addition, the holders of the Preferred Stock have also agreed that any follow-on transaction must be approved by the holders of 65% of the outstanding shares of Preferred Stock, regardless of any other voting requirement set forth in the Company's Articles of Incorporation or provided by law.

            Approval of the Transaction requires the affirmative vote of the holders of (i) a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as a class with the Preferred Stock voting on an as-if-converted basis, and (ii) a majority of the Preferred Stock, voting as a separate class. Each share of Common Stock is entitled to one vote, and, when voting as a single class with the Common Stock, each share of Preferred Stock, which is convertible into two shares of Common Stock, is entitled to two votes. When voting as a separate class, each share of Preferred Stock is entitled to one vote. See "THE SPECIAL MEETING--Record Date; Shareholder Approval." The holders of the Preferred Stock, by written action, have approved the Asset Purchase Agreement, both voting together with the Common Stock and voting separately as a class. The Preferred Stock constitutes 51.9% of the combined voting power of the Common Stock and Preferred Stock voting together, and, therefore, the written action of the holders of the Preferred Stock is sufficient to approve the Asset Purchase Agreement, regardless of any votes cast by the holders of the Common Stock. In addition, the holders of the Preferred Stock also own 24.9% of the outstanding Common Stock, which they are entitled to vote at the Special Meeting.

            The Transaction is subject to various closing conditions, including the absence of any event that would prevent the consummation of the transactions contemplated by the Asset Purchase Agreement or that would cause any of the transactions contemplated by the Asset Purchase Agreement to be rescinded following consummation. See "THE ASSET PURCHASE AGREEMENT--Closing Conditions."

TERMINATION OF THE ASSET PURCHASE AGREEMENT

            The Asset Purchase Agreement may, under specified circumstances, be terminated and the Transaction abandoned, notwithstanding approval of the Asset Purchase Agreement by the shareholders of the Company.
See "THE ASSET PURCHASE AGREEMENT--Termination."

CLOSING DATE

            Unless otherwise agreed by the parties to the Asset Purchase Agreement or otherwise provided by law, the Transaction will become effective upon the consummation of the transactions contemplated by the Asset Purchase Agreement after all conditions precedent to the Transaction are satisfied or waived (the "Closing Date"). Subject to approval and adoption of the Asset Purchase Agreement at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Asset Purchase Agreement, the Closing Date is expected to occur as soon as practicable after the Special Meeting. See "THE ASSET PURCHASE AGREEMENT--Closing Date."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS


            The Board of Directors of the Company has determined that the Transaction is in the best interests of the Company's shareholders. The Board of Directors has unanimously approved the Asset Purchase Agreement and recommends that shareholders vote in favor of the proposal to approve and adopt the Asset Purchase Agreement. See "THE TRANSACTION--Recommendation of the Company's Board of Directors."


OPINION OF FINANCIAL ADVISOR

            John G. Kinnard & Company, Incorporated has delivered to the Board of Directors its written opinion, dated July 24, 1998, to the effect that the purchase price to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view. A copy of the written opinion of Kinnard is attached to this Proxy Statement as Exhibit B. Shareholders of the Company are urged to read the opinion of Kinnard in its entirety. For a discussion of the factors considered and assumptions made by Kinnard in reaching its opinion, see "THE TRANSACTION--Opinion of Financial Advisor."

RIGHTS OF DISSENTING SHAREHOLDERS

            Under the Iowa Business Corporation Act (the "IBCA"), any holder of the Common Stock who does not vote its shares in favor of the Asset Purchase Agreement and who strictly complies with the provisions of Division XIII, Part B of the IBCA, the full text of which is attached as Exhibit C to this Proxy Statement, has the right to object to the approval and adoption of the Asset Purchase Agreement and make written demand for payment of the "fair value" of its shares. See "RIGHTS OF DISSENTING SHAREHOLDERS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

            It is not expected that the Transaction will result in any federal income tax consequences to shareholders of the Company other than shareholders exercising dissenters' rights under the IBCA. The material tax issues affecting dissenting shareholders are discussed under "THE TRANSACTION--Certain Federal Income Tax Consequences."

REGULATORY APPROVAL

            The Company and 3M believe that no regulatory approvals are or will be required in connection with the Transaction.

THE COMPANY

            The Company develops and markets advanced patient care management software systems that enable healthcare providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. The Company derives substantially all of its revenues from the sale of PACE systems, including software license fees, sale of software implementation and installation services and hardware sales.

            The principal executive office of the Company is located at 1025 Ashworth Road, Suite 200, West Des Moines, Iowa 50265, and the Company's telephone number is (515) 222-1717.

MINNESOTA MINING AND MANUFACTURING COMPANY

            3M is a diversified international company with a significant health care business consisting of over 10,000 medical, surgical, consumer, home health care, dental and pharmaceutical products. 3M Health Information Systems, a business of 3M, is the United States' 17th largest supplier of clinically based software and information systems, serving nearly 4,000 hospitals, health networks and enterprises, managed care organizations, outpatient facilities, and medical group practices. The organization is a leading developer of clinical coding and classification technologies and clinical decision support products for the health care industry.

            The principal executive office of 3M is located at 3M Center, St. Paul, Minnesota 55144, and its telephone number is (612) 733-1110.


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD LOOKING INFORMATION

            The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

                  (i) certain statements, including possible or assumed future results of operations of the Company contained in "UNAUDITED PRO FORMA BALANCE SHEET," "THE TRANSACTION--Background of the Transaction," "THE TRANSACTION--Opinion of Financial Advisor," "THE TRANSACTION--Plans for the Company After the Transaction" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" including any forecasts, projections and any such statements regarding (a) the development of possible or assumed future results of operations of the Company's business, (b) the markets for the Company's services and products and (c) anticipated capital expenditures, regulatory developments, competition or the effect of the Transaction;

                  (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "will likely result," "estimates," "projects" or other similar expressions contained in the sections of this Proxy Statement cited above; and

                  (iii) other statements contained herein regarding matters that are not historical facts.

            Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof or, in the case of documents incorporated by reference, the date of such document.

            All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                             SELECTED FINANCIAL DATA


            The following selected historical financial information should be read in conjunction with the Company's financial statements and the notes thereto and "MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere herein. The balance sheet and statement of operations data presented below as of and for the fiscal years ended December 31, 1997, 1996 and 1995 have been derived from the financial statements of the Company, which financial statements have been audited by McGladrey & Pullen, LLP, independent auditors. The balance sheet and statement of operations data for and as of the six-month periods ended June 30, 1997 and June 30, 1998 are unaudited but, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for such periods and as of such dates. Results from interim periods are not necessarily indicative of results for the fiscal year.


                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              SIX MONTHS ENDED
                                                   JUNE 30,                         YEAR ENDED DECEMBER 31,
                                          -------------------------       -----------------------------------------
                                             1998           1997            1997            1996            1995
                                          ---------       ---------       ---------       ---------       ---------
                                         (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net Revenues:
     System revenues                      $     265       $   1,266       $   2,309       $   2,619       $   1,731
     Customer support services                  441             281             650             421             350
                                          ---------       ---------       ---------       ---------       ---------
                                                706           1,547           2,958           3,040           2,081
                                          ---------       ---------       ---------       ---------       ---------

Costs and Expenses:
     Cost of systems revenue                     49             877           1,415             854             621
     Client services                            621             627           1,470             890             868
     Product Development                        791             911           1,923           1,749             980
     Write-off of capitalized
         software                              --              --              --             1,271            --
     Purchased research and
         development                           --               589             589            --              --
     Sales and Marketing                        328             741           1,376           1,365             865
     General and administrative                 657             686           1,694           1,790           1,286
                                          ---------       ---------       ---------       ---------       ---------
                                              2,447           4,431           8,467           7,918           4,620
                                          ---------       ---------       ---------       ---------       ---------

     Loss from operations                    (1,741)         (2,884)         (5,509)         (4,878)         (2,539)
Other income (expense), net                    (183)             31            (170)             98             127
                                          ---------       ---------       ---------       ---------       ---------

     Loss before taxes                       (1,924)         (2,853)         (5,678)         (4,780)         (2,412)
Provision for income taxes                     --              --              --              --              --
                                          ---------       ---------       ---------       ---------       ---------
     Net Loss                             $  (1,924)      $  (2,853)      $  (5,678)      $  (4,780)      $  (2,412)
                                          =========       =========       =========       =========       =========
Basic and diluted loss per share          $   (0.39)      $   (0.55)      $   (1.06)      $    1.06       $   (0.78)
                                          =========       =========       =========       =========       =========

Weighted average number of
     shares outstanding                       5,322           5,211           5,403           4,506           3,092
                                          =========       =========       =========       =========       =========

                                                                         DECEMBER 31,
                                           JUNE 30,       -----------------------------------------
                                             1998           1997            1996            1995
                                          ---------       ---------       ---------       ---------
                                         (UNAUDITED)

BALANCE SHEET DATA:
     Working capital (deficit)            $  (2,737)      $  (2,020)      $   1,109       $   2,295
     Total assets                             2,307           3,873           4,404           5,680
     Current maturities of long-term
         obligations                             40              79              14             762
     Long-term obligations, less
         current maturities                      34              54              34              48
     Shareholders' equity                    (1,077)             88           2,683           4,406



                        UNAUDITED PRO FORMA BALANCE SHEET


            The following unaudited pro forma balance sheet presents the expected financial position of the Company as of October 15, 1998 (the expected closing date). Such unaudited pro forma balance sheet is based on the historical unaudited balance sheet as of June 30, 1998, after giving effect to the purchase transaction with 3M and the pro forma adjustments as described in the footnotes below. The pro forma balance sheet set forth in the following table should be read in conjunction with the historical financial statements of the Company, including the respective notes thereto included elsewhere herein. The following unaudited pro forma balance sheet is presented for informational purposes only, and is not necessarily indicative of the actual effect the Transaction may have on the Company's balance sheet or may have had on the Company's balance sheet had the Transaction been consummated on the dates or prior to the periods presented. All amounts presented are in thousands, unless otherwise noted.




                                             (UNAUDITED)         PRO FORMA         (UNAUDITED)
                                           JUNE  30, 1998       ADJUSTMENTS         PRO FORMA
                                           --------------       -----------         ---------
ASSETS
    Current Assets
        Cash and cash equivalents           $    239            $   (375) (a)        $  1,317
                                                                    (547) (b)
                                                                  (2,000) (c)
                                                                   4,000  (d)

        Escrowed funds                             0                 750  (d)             750

        Other current assets                     374                (308) (d)              66
                                            --------                                 --------
            Total current assets                 613                                    2,133

    Furniture and equipment, net                 510                (510) (d)              --
    Computer software development
        costs, net                             1,137              (1,137) (d)              --

    Other Assets                                  47                 (47) (d)              --
                                            --------                                 --------
                                            $  2,307                                    2,133
                                            ========                                 ========

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current Liabilities
        Notes payable                       $  2,000              (2,000) (c)              --
        Current maturities of
            long-term obligations                 40                 (30) (d)              10
        Accounts payable, customer
            deposits and accrued
            expenses                           1,310              (1,255) (d)              55
                                            --------                                 --------
        Total current liabilities              3,350                                       65

    Long-Term Obligations, less
        current maturities                        34                  15  (d)              19

                                                                    (375) (a)
                                                                    (547) (b)
    Shareholders' Equity                      (1,077)              4,048  (d)           2,049
                                            --------                                 --------
                                            $  2,307                                 $  2,133
                                            ========                                 ========


Notes to Pro Forma Financial Statements

      (a) Estimated operating expenses including repayment of approved $200,000 bridge loan line of credit to cover estimated operating cash needs prior to closing, and CEO's employment agreement severance of $175,000, totalling $375,000.

      (b) Estimated transaction costs including a $100,000 fairness opinion fee, $100,000 for legal, accounting and proxy expenses, $122,000 related to CEO's employment agreement business sale bonus of 2% and $225,000 for employee retention bonuses to be paid post closing, totalling $547,000.

      (c)   Repayment of the Company's line of credit, totalling $2,000,000.

      (d) Estimated closing reflecting the sale of substantially all assets to 3M in exchange for $4,750,000 in cash (of which $750,000 will be placed in escrow for 9 months) and an assumption of substantially all liabilities, resulting in a net gain of approximately $4,048,000.

                               THE SPECIAL MEETING

GENERAL


            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for the Special Meeting of Shareholders to be held on October , 1998 at a.m. local time at the offices of the Company, 1025 Ashworth Road, Suite 200, West Des Moines, Iowa 50265, and at any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment or postponement thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "--Proxies" below.


PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

            At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt the Asset Purchase Agreement, pursuant to which the Company has agreed to sell and transfer and 3M has agreed to purchase and assume certain of the assets and liabilities, respectively, of the Company. A copy of each of the Asset Purchase Agreement and the Amendment to the Asset Purchase Agreement is attached as Exhibit A-1 and Exhibit A-2 to the Proxy Statement.

            It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

RECORD DATE; SHAREHOLDER APPROVAL

            Only holders of record of the Common Stock and the Preferred Stock at the close of business on July 24, 1998 are entitled to notice of and to vote at the Special Meeting. When voting together as one class, each share of Common Stock is entitled to one vote and each share of Preferred Stock, which is convertible into two shares of Common Stock, is entitled to two votes. When voting as a separate class, each share of Preferred Stock is entitled to one vote. A majority of the combined voting power of the shares of the Common Stock and the Preferred Stock entitled to vote, and a majority of the shares of Preferred Stock, each represented in person or by proxy, will be required to constitute a quorum for the Special Meeting. Abstentions and broker non-votes (I.E., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Transaction. Approval of the Transaction requires the affirmative vote of the holders of (i) a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as a class with the Preferred Stock voting on an as-if-converted basis, and (ii) a majority of the Preferred Stock, voting as a separate class.

            The holders of the Preferred Stock, by written action, have approved the Asset Purchase Agreement, both voting together with the Common Stock and voting separately as a class. The Preferred Stock constitutes 51.9% of the combined voting power of the Common Stock and Preferred Stock voting together, and, therefore, the written action of the holders of the Preferred Stock is sufficient to approve the Asset Purchase Agreement, regardless of any votes cast by the holders of the Common Stock. In addition, the holders of the Preferred Stock also own 24.9% of the outstanding Common Stock, which they are entitled to vote at the Special Meeting.

PROXIES

            Any Company shareholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock and the Preferred Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE ASSET PURCHASE AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

            A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

            Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.


                                 THE TRANSACTION

BACKGROUND OF THE TRANSACTION

            The Company's initial public offering of securities in May 1995 provided the Company approximately $6 million in net proceeds. A majority of those net proceeds were used to fund the acquisition of software from a third party and to hire additional personnel necessary to implement the Company's aggressive plan to convert and upgrade the acquired software to a multi-tier, client server, graphical product and to greatly expand the functionality of the product. Management of the Company considered this undertaking to be essential to the survival and growth of the Company.

            In April 1996, in order to obtain additional funding necessary to carry the Company through its projected growth phase, management of the Company began to pursue a second public offering seeking approximately $22 million in proceeds. Conditions in the securities markets at the time were very favorable. Despite continuing losses and only $2 million in revenues in 1995, the Company's stock price had risen to in excess of $9.00 per share. Numerous companies in the healthcare information sector were going public or raising additional capital, and the Company retained an investment banker to guide it through the offering process.

            The Company and its investment banker were able to prepare a securities registration statement and Nasdaq listing application within 60 days of initiation of the project. In June 1996, a "road show" presentation was prepared, and the Company's management team was in the offices of its investment banker preparing to undertake a syndicate building presentation schedule when the securities markets began to experience reversals and the market for public offerings by technology companies collapsed. The Company had no choice but to delay the planned offering.

            In the fourth quarter of 1996, the Company was able to obtain $3 million dollars in a private securities offering, primarily from existing shareholders. Those funds were needed to fund the software conversion and expansion described above, as well as to begin building a service and sales organization. Management of the Company was aware, however, that the Company would need to raise additional capital in the not-to-distant future.

            In the same time period as the events described above, the healthcare information sector was experiencing rapid change. Many firms were acquired and consolidated into larger companies seeking to gain market share and expand their product offerings. Although there were significant technological challenges involved in integrating disparate systems, the consolidations provided the larger companies with the capability to market integrated delivery networks and gave their customers the ability to buy all products from one vendor. Many of the acquisitions also significantly improved the balance sheets of the major industry participants, making them more attractive suppliers to customers beginning to become concerned about the disappointing financial results and ultimate financial viability of some companies that previously had been strong competitors in the industry. Risk averse buyers of products like those offered by the Company began to choose products offered by larger companies over perhaps more technically advanced solutions offered by the Company based largely on the financial strength of the supplier. Integrated delivery networks and individual hospitals were also focusing on installing networks and making year 2000 replacement decisions. Purchases of advanced point of service, clinical systems like those offered by the Company were relegated to future buying cycles, thereby impairing the Company's near term ability to grow its market.

            Despite the Company's weak balance sheet it signed a record number of contracts in the first quarter of 1997. These contracts and related maintenance agreements represented in excess of $5 million dollars in potential 1997 revenue and appeared to signal a breakthrough for the Company. One of the customers with which the Company entered into an agreement was a large integrated delivery system--Moses Cone Health System. This relationship represented the Company's first experience in the high-end market with a complete graphical solution, and has won in competition with the Company's two major competitors. It created a great sense of optimism and anticipation that the Company could be successful.

            At the same time that the Company was experiencing these successes, in the first and second quarters of 1997, management of the Company was engaged in acquisition discussions with both two substantial potential purchasers. Both companies spent a considerable amount of time evaluating the Company's products, clients, service organization and operating plans, but both decided against going forward with a transaction based on the fact that the acquisition of the Company would not be accretive to their earnings in the near term.

            By the third quarter of 1997, the Company's cash reserves were nearly exhausted and its major competitors were exploiting its tenuous financial situation. Although the Company continued to experience sales successes and was a final bidder on numerous installations, it was often eliminated from competition in situations where it had won on a function and feature basis with the explanation that its financial situation was unacceptable. This greatly demoralized the Company's sales force and ultimately resulted in the loss of a number of the Company's key sales representatives.

            In the third and fourth quarters of 1997, several other events further exacerbated that situation. Moses Cone Health System placed the Company's contract on hold, due in part to Moses Cone's involvement in merger discussions with another entity, but also due to the Company's financial situation. Another significant customer, Continental Medical Systems, announced its merger with HealthSouth and abruptly placed the Company's product installations on hold. The lost 1997 revenue from these two customers was nearly $1 million dollars.

            In the same time period, Company management approached over 60 venture capital firms, investment bankers and mutual funds seeking an investment of approximately $7 million in the Company, in the form of a purchase of convertible participating preferred stock. The Company's existing investors provided initial funding through this vehicle in the amount of $2 million, leaving the rest available for new investors, but after numerous presentations the Company was unable to sell the remainder of the offering. It became apparent to management of the Company that, without significant cash on the Company's balance sheet, further efforts would be unsuccessful based on the market's perceived risk of the investment. As a result management recommended to its board of directors that the Company be offered for sale.

            Due to the relatively small size of the potential transaction, management of the Company was unable to find an investment banker interested in representing the Company in the transaction, and pursued the sale through internal sources. At the same time, management took steps to downsize the Company, in order to reduce its cash requirements and operating losses and make it more attractive to a potential buyer. The remaining employees were granted a retention bonus in return for their agreement to remain with the Company through June 30, 1998. In June 1998, a second retention bonus was instituted to incentivize these employees to remain with the Company through the closing of the Transaction.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

            Company management contacted over 40 companies regarding their interest in acquiring the Company, and received letters of intent from 3M and one other company. The Company's board of directors opted for the Transaction with 3M because (i) it was a cash transaction coupled with the assumption of the Company's deferred revenue and liabilities and had a potential value to the Company of approximately $6.1 million, and (ii) the board had confidence in 3M's ability to conclude a transaction in a timely manner. The alternative proposed transaction was a stock transaction, involving issuance to the Company of stock of the acquiring company and assumption of the Company's $2 million line of credit. It had a transaction value less than the value of the 3M proposal, and the proposed acquirer had minimal cash and an inexperienced management team. Based on the fact that the alternative proposal had a lower overall value and the risks associated with taking stock as consideration, and taking into account the Company's financial situation and the fact that its workforce might leave after June 30, 1998, the board of directors determined that the risk associated with that transaction outweighed any potential advantages and elected to enter into the Transaction with 3M.


            The Board of Directors of the Company has determined that the Transaction is in the best interests of the Company's shareholders. The Board of Directors has unanimously approved the Asset Purchase Agreement and recommends that shareholders vote in favor of the proposal to approve and adopt the Asset Purchase Agreement. John Pappajohn and R. David Spreng, directors of the Company, did not participate in contacts or discussions with any potential parties to transactions with the Company. They did, however, review and vote as directors with respect to the Transaction and the alternative transaction described above. See "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION."


OPINION OF FINANCIAL ADVISOR


            PACE has retained John G. Kinnard and Company, Incorporated ("Kinnard") to provide an opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Company in connection with the Transaction. The amount and form of consideration to be received by PACE was determined through negotiations between management of PACE and 3M, and not by Kinnard. See "THE TRANSACTION--Background of the Transaction."

            Kinnard has rendered to the Board of Directors of PACE an opinion that the consideration to be received by PACE in the Transaction is fair to the Company from a financial point of view. A copy of the opinion of Kinnard is attached as Exhibit B to this Proxy Statement.

            No limitations were imposed on Kinnard with respect to the scope of its investigation, although Kinnard was not engaged to solicit and did not solicit proposals from other parties regarding the acquisition of the business or assets of the Company. As set forth in its opinion, Kinnard relied on, and did not independently verify, the accuracy, completeness and fairness of the financial and other information furnished to it by PACE. Kinnard did not make an independent evaluation or appraisal of the assets and liabilities of PACE, and did not express an opinion regarding the liquidation value of the Company. In addition, the opinion is not a recommendation as to how any stockholder of PACE should vote at the meeting of shareholders to be held in connection with the Transaction, and does not address the Company's underlying business decision to proceed with the Transaction. Also, Kinnard did not express any opinion as to the prices at which shares of the Company's Common Stock may trade following the date of the opinion, at the closing date for the Transaction, or at any later time in the future. Holders of PACE Common Stock are urged to read Kinnard's opinion in its entirety for a summary description of the procedures followed, the factors considered, and the assumptions made by Kinnard in rendering its opinion.

            For purposes of its opinion, Kinnard reviewed and analyzed certain publicly available information relating to PACE, as well as other information provided by PACE including certain financial forecasts and internal management reports. Kinnard analyzed the historical reported market prices and trading activity of PACE, as well as the sales, earnings, cash flow, capitalization, dividends, and other relevant factors associated with PACE. Also, Kinnard held discussions with members of the senior management of PACE regarding its past and current business operations, financial condition and future prospects. Kinnard used the foregoing information to further its understanding of PACE and the market for PACE's Common Stock.

            In conducting the review and in performing the analyses described below, Kinnard did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Kinnard believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion.

            ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Kinnard compared PACE's financial and stock market information to similar information for certain publicly traded companies that produce computer software or provide information management systems to healthcare enterprises. Companies reviewed by Kinnard included CITATION Computer Systems, Inc., Dynamic Healthcare Technologies, Inc., ImageMatrix Corporation, LanVision Systems, Inc., LifeRate Systems Inc., Oacis Healthcare Holdings Corporation, Quality Systems, Inc., Simione Central Holdings, Inc., Summit Medical Systems, Inc., and Systems Communication, Inc., (the "Comparable Companies"). Kinnard determined that the Comparable Companies are those public companies providing computer software or information management systems to healthcare enterprises that are most comparable to PACE based on a number of criteria. These criteria included, but were not limited to, the following: product offerings (with particular focus on products that are used in patient care information management systems); size and stage of development, as measured by sales; relative profitability, as measured by operating and net income margins; and capitalization, as measured by aggregate market value.

            Kinnard calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including sales and net income for the latest four quarters, and projected net income for both the current and following fiscal years. The projections for net income were based upon consensus estimates for these companies as reported by nationally recognized organizations that track research reports published by analysts from various investment firms.

            After examining the historical performance and expectations for PACE and the Comparable Companies, Kinnard determined that the median valuation ratios for the Comparable Companies were the most appropriate ratios for valuing PACE under this approach. Applying these median valuation ratios to PACE's historical and forecasted financial parameters resulted in a value for PACE of approximately $0.7 million.

            ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Kinnard reviewed numerous acquisitions of companies that produce computer software or provide information management systems to healthcare enterprises and summarized the terms of nine selected acquisitions. The following table lists the transactions that Kinnard summarized (the "Comparable Acquisitions"):


Effective Date
of Acquisition                  Acquiring Company                   Acquired Company
--------------         ----------------------------------    ----------------------------
July 10, 1997          IDX Systems Corporation               PHAMIS, Inc.
November 26, 1997      Misys PLC                             Medic Computer Systems, Inc.
November 26, 1997      Lumisys, Inc.                         CompuRAD, Inc.
December 19, 1997      National Data Corporation             Physician Support, Inc.
December 29, 1997      HBO & Company                         National Health Enhancement
                                                             Systems, Inc.
December 31, 1997      United Healthcare Corporation         Medicode, Inc.
May 28, 1998           QuadraMed Corporation                 Medicus Systems, Inc.
Pending                Mediware Information Systems, Inc.    Informedics, Inc.
Pending                HBO & Company                         US Servis, Inc.


            The Comparable Acquisitions were selected on the basis of the comparability of the acquired companies to PACE with respect to several factors. These factors included, but were not limited to, sales attributable to healthcare information management systems and software development activities. In addition, Kinnard concentrated on transactions that were announced since July 1, 1997, and those for which relevant financial data was available.

            For purposes of evaluating the acquisition of PACE's business by 3M, valuation ratios were calculated for each of the Comparable Acquisitions based upon several variables, including sales, operating income, and net income. The median valuation ratios for the Comparable Acquisitions, less a 40% discount due to PACE's financial condition, were then applied to PACE's historical financial results to determine a value for PACE's business. This value is approximately $2.6 million.

            ANALYSIS OF PREMIUMS OFFERED IN MERGER AND ACQUISITION TRANSACTIONS. Kinnard reviewed publicly available information concerning the average premiums offered for public companies in 1997 (35.7%). In addition, Kinnard reviewed the average premiums offered for public companies in the computer software, supplies and services industry in 1997 (37.1%). These premiums, when applied to PACE's approximate $1.1 million market value at the time the transaction was announced (assuming the outstanding convertible preferred stock is converted to common stock), result in a value of approximately $1.5 million for PACE. The premium offered to PACE by 3M Company is approximately 148%.

            DISCOUNTED CASH FLOW. Kinnard assessed the present values of future cash flows that PACE's business activities could be expected to generate over a defined time period and the residual value of

PACE at the end of the projected period (the "DCF Analysis"). In preparing the DCF Analysis, Kinnard used projections for years 1998 to 2002 that had been supplied by management of PACE.

            The projections were evaluated with respect to various assumptions regarding discount rates and multiples of revenue used to estimate the residual value of PACE following the projected period. The discount rates that were considered ranged from 34% to 42% and the multiples of revenue that were considered ranged from 1.5 to 3.0. The projected cash flows and residual value were discounted to the present and adjusted for the debt and cash of PACE as of the most recent balance sheet date and the estimated equity capital required for the Company's business plan related to the projections to determine values for PACE's business.

            Based on PACE's capital structure and financial condition, the expected rates of return of investors in companies such as PACE, current capital market conditions, and other relevant factors, Kinnard determined that the most appropriate discount rate and residual multiple for PACE were 40% and approximately 1.9 times revenue at the end of the projected period. Applying this discount rate and residual multiple to the projections resulted in a value for PACE of approximately $2.6 million.

            Kinnard performed a sensitivity analysis on the projections with respect to the compound annual growth in sales during the projected period. The range of compound annual growth rates in sales used in the sensitivity analysis was 60% to 70%. Applying the assumed discount rate of 40% and the residual multiple of approximately 1.9 times revenue at the end of the projected period, resulted in a range of values for PACE of $0.4 million to $4.3 million.

            Kinnard did not assign any particular weight to the individual analyses described above, which represent a summary of the material analyses performed by Kinnard. Kinnard's determination regarding the fairness of the consideration to be received in the Transaction is not based on a mathematical model but rather upon the body of information obtained from such analyses and qualitative factors.

            Kinnard was selected by PACE on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of PACE, and expertise in transactions involving healthcare companies. Kinnard is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes.

            PACE has agreed to pay Kinnard a fixed fee of $100,000 for providing the opinion, of which $67,000 has been paid and $33,000 is due no later than October 1, 1998. Also, the Company has agreed to reimburse Kinnard for its reasonable out-of-pocket expenses and to indemnify Kinnard against certain liabilities, including those arising under securities laws.

PLANS FOR THE COMPANY AFTER THE TRANSACTION

            The proceeds of the Transaction will be retained by the Company. It is the intention of management of the Company to seek a business combination with another entity in an industry management deems suitable. Management believes that, with the cash on hand as a result of the Transaction and the Company's net operating loss carryforwards (see "MANAGEMENT'S DISCUSSION
OF FINANCIAL CONDITION AND PLAN OF OPERATION--Results of Operations"), subject to the limitations on use of such carryforwards under the Internal Revenue Code, such a combination may be attractive to potential partners and will better serve the interests of the Company's shareholders than a liquidation of the Company and distribution of its assets to such shareholders. If the Company were liquidated, holders of the Preferred Stock would likely receive all of the net proceeds of the liquidation, and holders of the Common Stock would lose their entire investment in the Company. Pending any such business combination, the net proceeds of the Transaction, after deduction of the expenses incurred by the Company in connection therewith, will be invested in U.S. government securities. If no suitable business combination is identified within six to twelve months following completion of the Transaction, management may elect to liquidate the Company and to distribute the remaining net proceeds to the shareholders. In such case, holders of the Preferred Stock, which has a liquidation preference of $1.00 per share, would receive all of the liquidation proceeds, since the number of shares of Preferred Stock then outstanding (2,875,000) multiplied by the liquidation preference per share ($2,875,000) would exceed the remaining assets of the Company. See "UNAUDITED PRO FORMA BALANCE SHEET."


            The holders of the Preferred Stock have agreed, subject to the conditions described below, to waive any right they may have to treat the Transaction as an event which constitutes a liquidation of the Company under the provisions of the Company's Articles of Incorporation relating to the liquidation preference of the Preferred Stock. This waiver shall be permanent in the event that a follow-on transaction is completed before the later of (i) six months following the Closing of the Transaction, or (ii) written demand by a holder of the Preferred Stock. If a follow-on transaction were not completed prior to such a demand, such demand might require the Company to liquidate rather than to complete a follow-on transaction. In addition, the holders of the Preferred Stock have also agreed that any follow-on transaction must be approved by the holders of 65% of the outstanding shares of Preferred Stock, regardless of any other voting requirement set forth in the Company's Articles of Incorporation or provided by law.


            Pending a follow-on transaction or liquidation of the Company, the Company's post-closing operating costs, net of interest income earned on the net proceeds of the Transaction, are expected to be approximately $15,000 per month. They will consist of salary, benefits and incidental expenses.


INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

            The Company's outstanding Preferred Stock is held by four beneficial owners, one of which is John Pappajohn, a Director of the Company, and one of which is IAI Investment Funds, which is an affiliate of R. David Spreng, a Director of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The Preferred Stock has a liquidation preference over the Common Stock, and it is likely that the holders of the Preferred Stock would, in the event of a liquidation of the Company immediately following completion of the Transaction, receive all of the net proceeds from the Transaction, after payment of expenses and satisfaction of debts and other obligations of the Company. The Company's management intends to seek a business combination with another entity rather than to liquidate the Company following the Transaction, although, if such a business combination cannot be completed within six to twelve months following the Transaction, management may elect to liquidate the Company and distribute the net proceeds to the shareholders. See "THE TRANSACTION--Plans for the Company After the Transaction." The nature and extent of participation by the holders of the Preferred Stock in any such business combination would be determined in connection with such a transaction, subject to the right of each share of Preferred Stock to convert into two shares of Common Stock under the terms of the Company's Articles of Incorporation. The holders of the Preferred Stock have agreed, subject to certain conditions, to waive provisions of the Preferred Stock which may entitle them to treat the Transaction as a liquidation of the Company and receive payment of their liquidation preference. See "THE TRANSACTION--Plans for the Company After the Transaction."


            At September 8, 1998, the Company was indebted to Mr. Pappajohn in the amount of $100,000 under a $200,000 line of credit agreement entered into in August 1998. See "MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." The line of credit will be repaid upon closing of the Transaction.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

            It is not expected that the Transaction will result in any federal income tax consequences to shareholders of the Company other than shareholders exercising dissenters' rights under the IBCA. Such dissenting shareholders of the Company may be subject to state and federal income tax, as described below.

            Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the exercise of dissenters' rights. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Transaction for a Company shareholder who properly exercises his or her dissenters' rights under the IBCA, who is a citizen or resident of the United States and who, on the date of disposition of such holder's shares of Common Stock, holds such shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address the material federal income tax aspects of the Transaction for any Company dissenting shareholder who is not a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, trusts, and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company dissenting shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The Company has not requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Transaction. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE TRANSACTION.

            For federal income tax purposes, the Transaction will be treated as a taxable redemption of Common Stock from each holder of the Company's Common Stock who properly exercises dissenter's rights, subject to the provisions of
Section 302 of the Code. Under the rules of Section 302, the determination of whether the exchange of Common Stock for cash pursuant to the exercise of dissenter's rights has the effect of a distribution of a dividend will be made, on a shareholder by shareholder basis, by comparing the proportionate, percentage interest of a shareholder after the Transaction with the proportionate, percentage interest of such shareholder before the Transaction. In making this comparison, there must be taken into account (1) any other shares of Common Stock or Preferred Stock actually owned by such shareholder, and (2) any such shares considered to be owned by such shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

            Under applicable Internal Revenue Service guidelines, such a redemption involving a holder of a minority interest in the Company whose relative stock interest in the Company is minimal, who exercises no control over the affairs of the Company and who experiences a reduction in the shareholder's proportionate interest in the Company, both directly and by application of the foregoing constructive ownership rules, generally will not be deemed to have resulted in a distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code. Accordingly, the federal income tax consequences to the Company's shareholders who exercise dissenters' rights will generally be as follows:

            (i) Assuming that the shares of Common Stock exchanged by a Company dissenting shareholder for cash in connection with the Transaction are capital assets in the hands of the dissenting shareholder at the Closing Date, such dissenting shareholder may recognize a capital gain or loss by reason of the consummation of the Transaction.

            (ii) The capital gain or loss, if any, will be long-term with respect to shares of the Company's Common Stock and Preferred Stock held for more than twelve (12) months as of the Closing Date and short-term with respect to such shares held for twelve (12) months or less.

            (iii) The amount of capital gain or loss to be recognized by each dissenting shareholder will be measured by the difference between the amount of cash received by such dissenting shareholder in connection with the exercise of dissenters' rights and such dissenting shareholder's adjusted tax basis in the Common Stock at the Closing Date.

            (iv) An individual's long-term capital gain is subject to federal income tax at a maximum rate of 20%, while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Capital losses in excess of these limits can be carried forward to future years.

            (v) A corporation's long-term capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains in any tax year, subject to the carryback and carryforward rules of the Code.

            Cash payments made pursuant to the Transaction will be reported to the extent required by the Code to Company dissenting shareholders and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain dissenting shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a dissenting shareholder to supply the Company or its agent with such dissenting shareholder's taxpayer identification number. Accordingly, Company dissenting shareholders (or other payees) will be asked to provide the dissenting shareholder's taxpayer identification number (social security number in the case of an individual, or employer identification number in the case of other dissenting shareholders of the Company) on a Form W-9 and to certify that such number is correct. Withholding may also apply to Company dissenting shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient. Each dissenting shareholder of the Company, and, if applicable, each other payee, should complete and sign a Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company.

            THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE TRANSACTION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

REGULATORY APPROVALS

            The Company and 3M believe that no regulatory approvals are or will be required in connection with the Transaction.


                          THE ASSET PURCHASE AGREEMENT

            The information under this caption is qualified in its entirety by reference to the full text of the Asset Purchase Agreement and the Amendment, a copy of each of which is attached as Exhibit A-1 and Exhibit A-2 to this Proxy Statement. Any capitalized terms that are not defined herein have the meaning assigned to them in the Asset Purchase Agreement.

GENERAL

            The Company and 3M entered into the Asset Purchase Agreement on June 30, 1998 and entered into an amendment to the Asset Purchase Agreement as of August 3, 1998. All references to the Asset Purchase Agreement in this Proxy Statement refer to the Asset Purchase Agreement as amended. If the shareholders of the Company approve the Asset Purchase Agreement, the Company will sell and transfer and 3M will purchase and assume certain of the assets and liabilities, respectively, of the Company (the "Transaction"). Pursuant to the Transaction, the Company will receive a cash purchase price equal to $4,750,000 ($750,000 of which will be placed in escrow) and 3M will assume certain liabilities expected to total approximately $1,400,000. See "--Consideration."

CLOSING DATE

            If the Asset Purchase Agreement is adopted by the requisite vote of the Company's shareholders, the Transaction will be consummated and become effective upon the closing of the transactions contemplated by the Asset Purchase Agreement after the conditions to the Transaction are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. It is currently contemplated that the Closing Date will occur on or about October 1, 1998. There can be no assurance that all conditions to the Transaction will be satisfied. See "--Closing Conditions."

CONSIDERATION

            In connection with the Transaction, 3M has agreed to pay the Company $4,750,000 ("the Purchase Price") by delivery of $4,000,000 in immediately available funds and deposit of $750,000 ("Escrow Funds") with Norwest Bank Minnesota, National Association, as escrow agent. In addition, 3M will assume certain liabilities expected to total approximately $1,400,000. The Escrow Agent will hold the Escrow Funds for a period of nine months. Pursuant to the Asset Purchase Agreement, the Company will deliver to 3M within 10 Business Days following the Closing Date a schedule of accounts receivable transferred to 3M as part of the Acquired Assets and of liabilities assumed by 3M ("Schedule A") and a schedule of customer deposits and deferred revenues assumed by 3M as part of the Assumed Liabilities ("Schedule B"). 3M will be entitled to deduct certain amounts from the Escrow Funds in the following circumstances: (i) to the extent liabilities shown on Schedule A exceed the amount of accounts receivable by more than $100,000, but not more than $125,000, and to the extent such liabilities exceed the amount of accounts receivable by more than $125,000 and the Company does not pay the amount of the excess; (ii) to the extent customer deposits and deferred revenues shown on Schedule B exceed $1,037,000; or (iii) to the extent 3M is otherwise entitled to indemnification under the Asset Purchase Agreement. Any remaining Escrow Funds will be returned to the Company.

TERMS OF THE TRANSACTION

            Pursuant to the Asset Purchase Agreement, the Company has agreed to sell, transfer, convey and deliver to 3M, and 3M has agreed to purchase, certain assets of the Company (the "Acquired Assets") which will include: (i) all of the real property owned by the Company and used by the Company in the operation of the Business; (ii) all of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by the Company and used by the Company in the operation of the Business; (iii) the Company's interest in all real property leases to which the Company is a party that are used in connection with the Business; (iv) the Company's interest in all personal property leases to which the Company is a party that are used in connection with the operation of the Business; (v) all of the Company's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and the Company's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business; (vi) the Company's interest in those licenses, contracts or agreements with respect to the Business to which the Company is a party (a) that are assignable to 3M without the need for the prior consent or approval of any other third party and
(b) that are not assignable to 3M without the prior consent or approval of a third party but for which the Company has procured such consent or approval pursuant to Sections 5(b) or 6(a)(iii) of the Asset Purchase Agreement; (vii) all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by the Company in connection with the Business in the ordinary course of business; (viii) all Intellectual Property, whether registered, unregistered or unregisterable; (ix) all accounts or notes receivable (excluding intra-company accounts) owing to the Company that relate to the Business; (x) the current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business; (xi) all permits, licenses and other governmental approvals held by the Company with respect to the Business, to the extent they are assignable; (xii) all prepaid expenses and deposits made by the Company with respect to the Business; (xiii) all long-term investments of the Company relating to the Business; (xiv) any rights to recovery by the Company arising out of litigation with respect to the Business; and (xv) the Company's customer, prospect, dealer and distribution lists, sales literature, inventory records, sales order and sales order log books, customer information, employee payroll records, product data, material safety data sheets, price lists, production demonstrations, quotes and bids and all product catalogs and brochures.

            Assets of the Company that 3M will not purchase (the "Excluded Assets") include: (i) all bank accounts of the Company; (ii) all corporate certificates of authority and corporate minute books and the corporate stock record or register of the Company; (iii) such licenses, permits or other certificates of authority issued by any federal, state or local government to the Company which, by their terms, are nonassignable, and which are not necessary for 3M to operate the Business; (iv) all cash and cash equivalents of the Company with respect to the Business; (v) all insurance policies of the Company and all rights of the Company (including rights to receive dividends) under or arising out of such insurance policies; (vi) rights to receive refunds with respect to any and all taxes paid by the Company, including interest payable with respect thereto; (vii) the furniture and equipment listed on Exhibit B to the Asset Purchase Agreement; and (viii) all of the Company's books, records and other documents and information relating to the Assets or the Business not specifically included in the Acquired Assets, including, without limitation, all purchase orders and invoices, commission records, correspondence and personnel records.

            In addition, 3M has agreed to assume certain liabilities of the Company (the "Assumed Liabilities") which will include: (i) Liabilities and obligations of the Company relating to the Company's accounts payable and accrued liabilities; (ii) all customer deposits and deferred revenues; and (iii) all obligations as set forth in the contracts and agreements assumed by 3M as part of the Acquired Assets. However, if the Assumed Liabilities described in clauses (i) and (ii) exceed specified amounts, 3M is entitled to a reduction in the Purchase Price or indemnification by the Company. See "--Consideration."

OPERATIONS OF THE COMPANY PRIOR TO THE CLOSING

            The Company has agreed that, prior to the Closing, the business of the Company will be conducted in accordance with certain restrictions set forth in the Asset Purchase Agreement. Among other things, each of the Company and 3M has agreed that: (i) each of the Company and 3M will use its reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by the Asset Purchase Agreement; (ii) the Company will give any notices to third parties and will use reasonable efforts to obtain any third party consents (in a form acceptable to 3M) for all contracts which constitute part of the Acquired Assets for which such notice or consent is required, other than contracts 3M notifies the Company pursuant to Section 2(a) of the Asset Purchase Agreement that it will not assume; (iii) the Company will not engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) with respect to any Acquired Asset or Assumed Liability; (iv) each of 3M and the Company will cooperate reasonably to keep the Company's business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees; (v) the Company will permit representatives of 3M to have full access to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company, including making available to 3M those of its employees and leased employees that 3M wishes to interview for employment with 3M following the Closing; (vi) each of the Company and 3M will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties contained in the Asset Purchase Agreement;
(vii) the Company will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) unless the Company's board of directors is advised by the Company's outside counsel in writing to the effect that there would be a material risk of liability on the part of the Company's board of directors to the Company's shareholders for failure to do so, participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, and the Company will notify 3M immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing; and (viii) the Company will use reasonable efforts to obtain releases of all Security Interests in the Acquired Assets on or before the Closing, which may include arrangements whereby a portion of the Purchase Price is paid to the party holding such Security Interest in exchange for a release of such Security Interest.

            "Business" is defined in the Asset Purchase Agreement as the development and marketing of point of care clinical documentation software for use in the hospital acute care, ambulatory and rehabilitation environments. "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes. "Intellectual Property" is defined as (i) all documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by the Company and used in connection with the Business, whether such properties are located on the Company's business premises or on the business premises of the Company's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business; (ii) all rights in patents, patent applications, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, those set forth in Section 3(k) of the Disclosure Schedule to the Asset Purchase Agreement; (iii) all rights in trademarks, service marks, tradenames and corporate names owned by the Company, whether registered or unregistered, including, without limitation, those set forth in Section 3(k) of the Disclosure Schedule to the Asset Purchase Agreement, together with all goodwill associated therewith; and (iv) all rights to institute and maintain any action or investigation for and to recover damages for any past infringement of the foregoing Intellectual Property or any actions of unfair competition relating thereto. "Person" is defined as an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof). "Security Interest" is defined as any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money as set forth in Section 3(e) of the Disclosure Schedule to the Asset Purchase Agreement.

CLOSING CONDITIONS

            The Transaction will be consummated only if the Asset Purchase Agreement is approved and adopted by the requisite votes of the holders of the Common Stock and Preferred Stock voting on an as-if-converted basis with the holders of Common Stock and by the holders of Preferred Stock voting as a separate class. The closing of the transaction contemplated by the Asset Purchase Agreement also is subject to the satisfaction of certain other conditions specified in the Asset Purchase Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Transaction.

            The obligations of 3M to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of, among others, the following conditions: (i) the representations and warranties of the Company contained the Asset Purchase Agreement will be true and correct in all material respects at and as of the Closing Date; (ii) the Company will have performed and complied with all of its covenants under the Asset Purchase Agreement in all material respects through the Closing; (iii) the Company will have procured all of the third party consents contained in Section 5(b) of the Asset Purchase Agreement and releases of all Security Interests specified in
Section 5(h) of the Asset Purchase Agreement; (iv) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by the Asset Purchase Agreement, (B) cause any of the transactions contemplated by the Asset Purchase Agreement to be rescinded following consummation, (C) affect adversely the right of 3M to own the Acquired Assets and to operate the former businesses of the Company; (v) the Company will have delivered to 3M a certificate to the effect that each of the conditions specified in (i), (ii), (iii) and (iv) above is satisfied in all respects; and
(vi) all actions to be taken by the Company in connection with consummation of the transactions contemplated by the Asset Purchase Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by the Asset Purchase Agreement will be reasonably satisfactory in form and substance to 3M.

            The obligations of Company to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions, among others: (i) the representations and warranties of 3M contained the Asset Purchase Agreement will be true and correct in all material respects at and as of the Closing Date; (ii) 3M will have performed and complied with all of its covenants under the Asset Purchase Agreement in all material respects through the Closing; (iii) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by the Asset Purchase Agreement or (B) cause any of the transactions contemplated by the Asset Purchase Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge will be in effect); (iv) 3M will have delivered to the Company a certificate to the effect that each of the conditions specified in (i), (ii), (iii) and (iv) above is satisfied in all respects; (v) the transactions contemplated by the Asset Purchase Agreement will be approved by the Company's shareholders as required by the IBCA; and (vi) all actions to be taken by 3M in connection with consummation of the transactions contemplated by the Asset Purchase Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by the Asset Purchase Agreement will be reasonably satisfactory in form and substance to the Company.

TERMINATION

            The Asset Purchase Agreement may be terminated under any of the following circumstances: (i) by mutual written consent of the Company and 3M at any time prior to the Closing; (ii) by 3M (A) within fifteen (15) Business Days following the date of execution of the Asset Purchase Agreement (i.e., through July 22, 1998), if the Disclosure Schedules delivered by the Company at or prior to the execution of the Asset Purchase Agreement disclose a fact, event or circumstance which, in the reasonable judgment of 3M, constitutes or results in a material adverse change in the value of the Acquired Assets or (B) if the Company has breached any material representation, warranty, or covenant contained in the Asset Purchase Agreement in any material respect, 3M has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or if the Closing has not occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 6(a) of the Asset Purchase Agreement; (iii) by the Company (A) if 3M has breached any material representation, warranty, or covenant contained in the Asset Purchase Agreement in any material respect, the Company has notified 3M of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or if the Closing will not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 6(b) of the Asset Purchase Agreement or (B) if the Company's shareholders beneficially owning more than ten percent of the outstanding shares of Common Stock exercise their dissenter's rights pursuant to Division XIII of the IBCA; and (iv) by either party if the Company's shareholders do not approve the Asset Purchase Agreement.

INDEMNIFICATION

            Pursuant to the terms of the Asset Purchase Agreement, the Company has agreed to provide the following indemnification to 3M as follows: (i) in the event the Company breaches any of its representations, warranties and covenants contained in the Asset Purchase Agreement, the Company has agreed to indemnify 3M from and against the entirety of any Adverse Consequences 3M will suffer through and after the date of the claim for indemnification (including any Adverse Consequences 3M may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); (ii) the Company has agreed to indemnify 3M against the entirety of any Adverse Consequences 3M may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company which is not an Assumed Liability; and (iii) the Company has agreed to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer resulting from, arising out of, relating to, in the nature of, or caused by (a) the net liability of the Assumed Liabilities pursuant to the definitional subparagraph (a) of Assumed Liabilities exceed $100,000 as described in Section 2(b)(ii) of the Asset Purchase Agreement to the extent the Escrow Fund is insufficient to pay the amount of such excess, and (b) the net liability of the Assumed Liabilities pursuant to the definitional subparagraph
(b) of Assumed Liabilities exceed $1,037,000 as described in Section 2(b)(iii) of the Asset Purchase Agreement to the extent the Escrow Fund is insufficient to pay the amount of such excess. The Company's representations and warranties under the Asset Purchase Agreement will survive the Closing and continue in full force and effect for twelve months thereafter (subject to any applicable statutes of limitation).

            In the event 3M breaches any of its representations, warranties, and covenants contained in this Agreement, 3M has agreed to indemnify the Company from and against the entirety of any Adverse Consequences the Company may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Company may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

            Under the terms of the Asset Purchase Agreement, 3M may satisfy any indemnification claim it may have from the Escrow Fund; however, indemnification claims cannot be brought by either party unless aggregate losses exceed $50,000 (only the aggregate amount of losses in excess of $50,000 will be recoverable) and with the exception of certain claims set forth in the Asset Purchase Agreement, indemnification claims are recoverable up to a maximum of $4,750,000.

            "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

ACCOUNTING TREATMENT

            The Purchase Price paid in the Transaction and the Assumed Liabilities will be allocated to the Acquired Assets based on the fair values of the assets acquired and liabilities assumed.


                        RIGHTS OF DISSENTING SHAREHOLDERS

            Under the IBCA any holder of the Company's Common Stock on the date of the Demand (as defined below) who holds such shares continually through the Closing Date and follows the procedures set forth in Division XIII, Part B of the IBCA ("Part B"), a copy of which is attached to this Proxy Statement as Exhibit C, will be entitled to have his or her Common Stock appraised by the District Court of Polk County and to receive payment in cash of the "fair value" of such Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Transaction, as determined by such Court.

            Section 490.1321 of the IBCA provides that a PACE shareholder who wishes to assert dissenter's rights must deliver to the Company a written notice indicating the shareholder's intent to demand payment ("Demand") for his or her shares of Common Stock. This notice must be delivered to the Company before the vote is taken at the Special Meeting. Because a proxy which does not contain voting instructions will, unless revoked, be voted for adoption of the Asset Purchase Agreement, a shareholder desiring to assert his or her rights under Part B must either withhold his or her proxy or cast a vote against approval of the Asset Purchase Agreement. A shareholder who fails to deliver the notice or refrain from voting in favor of approving the Asset Purchase Agreement is not entitled to payment for his or her shares under the IBCA. A vote against approval of the Asset Purchase Agreement, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Part B.

            Following the Special Meeting, the Company must deliver a written dissenters' notice to all shareholders who notified the Company that they intended to demand payment for their shares and who did not vote in favor of the Asset Purchase Agreement. This dissenters' notice must be sent no later than ten days after shareholder approval of the Asset Purchase Agreement is received and must: (i) state where the payment demand must be sent and where and when certificate(s) for shares of the Company's Common Stock must be deposited; (ii) supply a form for demanding payment for the shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Transaction requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares of the Company's Common Stock before that date;

(iii) set a date by which the Company must receive the payment demand which must be between 30 and 60 days after the dissenters' notice is delivered; and (iv) be accompanied by a copy of Part B. A dissenting shareholder must demand payment, certify whether beneficial ownership of the shares of the Company's Common Stock was acquired before the date set forth in the dissenters' notice and deposit his or her PACE stock certificates in accordance with the terms of such notice. A shareholder who demands payment and deposits stock certificates in accordance with the terms of the dissenters' notice retains all other rights as a shareholder until the rights are canceled or modified by the effectuation of the Transaction. A shareholder who fails to demand payment or deposit stock certificates as required by the dissenters' notice by the respective dates set forth therein is not entitled to payment for his shares of the Company's Common Stock under the provisions of Part B.

            Holders who elect to exercise appraisal rights must mail or deliver their written Demands to: PACE Health Management Systems, Inc., 1025 Ashworth Road, Suite 200, West Des Moines, Iowa 50265, Attention: Roger D. Huseman. The Demand should specify that the holder is thereby demanding appraisal of his or her shares. The Company will not file any Demand on behalf of any shareholder. Accordingly, a dissenting holder of the Company's Common Stock will need to initiate all necessary action to perfect his or her appraisal rights within the time periods prescribed in Part B.

            If a dissenting shareholder was the beneficial owner of his or her shares of Company's Common Stock on or prior to the date of the first announcement to the news media or to Company shareholders of the terms of the Transaction (a "Pre-Announcement Shareholder"), the IBCA requires the Company to pay such shareholder the amount that the Company estimates to be the fair value of the shareholder's shares and accrued interest. Payment is to be made as soon as the Transaction is consummated and must be accompanied by year-end and interim financial statements of the Company, a statement of the Company's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder's right to demand payment under the IBCA and a copy of the IBCA governing dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to the date of the first announcement to news media or to shareholders of the terms of the Transaction (a "Post-Announcement Shareholder"), the Company may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent such payment is withheld, the Company is required to estimate the fair value of the dissenting shareholder's shares, plus accrued interest, and offer to pay this amount to each Post-Announcement Shareholder who agrees to accept it in full satisfaction of his Demand. The offer must be accompanied by a statement of the Company's estimate of value, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand payment under the IBCA.

            Section 490.1328 of the IBCA provides that a dissenting shareholder may notify the Company in writing of his estimated of the fair value of his shares and amount of interest due and demand payment of the amount of such estimate (less any payment already made by the Company), or reject the Company's offer (if a Post-Announcement Shareholder) and demand payment of the fair value of his shares and interest due if (i) the dissenter believes the amount paid or offered is less than the fair value of his shares; (ii) the Company fails to pay Pre-Announcement Shareholders within 60 days after the date set for demanding payment; or (iii) if the Transaction is not consummated, the Company fails to return the deposited stock certificates within 60 days after the date set for demanding payment. In order to exercise the rights granted by the IBCA 490.1328, a dissenter must notify the Company in writing within 30 days after the Company makes or offers payment for the dissenter's shares.

            If a demand for payment by a dissenting the shareholder under the IBCA Section 490.1328 remains unsettled within 60 days after the Company's receipt of the payment demand, the Company must commence a proceeding in the Iowa District Court of Polk County and petition the court to determine the fair value of the shares of the Company's Common Stock. If such a proceeding is not commenced within the 60-day period, the Company must pay each dissenting shareholder whose demands remain unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the questions of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by the Company, plus interest on such difference, in the case of a Pre-Announcement Shareholder, or the fair value, plus accrued interest, of the dissenting shareholder's shares for which the Company elected to withhold payment, in the case of a Post-Announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of counsel and experts for the parties against the Company if the court finds that the Company did not substantially comply with the requirements of the IBCA, or against any party if the court finds that the party acted arbitrarily, vexatiously, or not in good faith. The IBCA also makes provision for compensation of counsel for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against the Company.

            Failure to follow the steps required by Part B for perfecting rights may result in the loss of such rights.

            Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "THE TRANSACTION--Certain Federal Income Tax Consequences."

            If the holders of more than 10% of the shares of the Company's Common Stock should exercise their dissenters' rights, the Company may terminate the Asset Purchase Agreement. See "THE ASSET PURCHASE AGREEMENT--Termination."

            THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE IOWA BUSINESS CORPORATION ACT RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF THE COMPANY, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO PART B INCLUDED HEREIN AS EXHIBIT C.


                         MARKET PRICE AND DIVIDEND DATA

            PACE Common Stock is quoted on the OTC Bulletin Board under the symbol "PCES." From the Company's initial public offering in 1995 through May 18, 1998, the Company's Common Stock was traded on The Nasdaq SmallCap Market. The following table sets forth the range of high and low bid prices as reported by The Nasdaq SmallCap Market from April 27, 1995 through May 18, 1998, and thereafter sets forth the high and low bid prices as reported by Bloomberg L.P. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not reflect actual transactions.

                 Quarter Ended            High              Low
                 -------------            ----              ---


                 6/30/95                  5 3/8            4 7/8
                 9/30/95                  5 1/2            4 7/8
                 12/31/95                 5 3/8            2 1/2
                 3/31/96                  6                2 3/4
                 6/30/96                  9 5/8            5 1/4
                 9/30/96                  7 1/2            3 1/8
                 12/31/96                 4 7/8            3
                 3/31/97                  3 5/8            2
                 6/30/97                  4                1 7/8
                 9/30/97                  3                1 1/4
                 12/31/97                 1 7/8            5/16
                 3/31/98                  23/32            1/4
                 4/1/98 to 5/18/98        5/16             1/8
                 5/19/98 to 6/30/98       9/32             1/16
                 7/1/98 to 9/8/98         3 1/32           9/16

        On June 29, 1998, the last full day of trading prior to the announcement by the Company that it had entered into an agreement with 3M relating to the Transaction, the bid and ask prices per share of the Common Stock were $.125 and $.1875, respectively, as reported by Bloomberg L.P. On September ____, 1998, the last full day of trading prior to the printing of this Proxy Statement, the reported bid and ask prices per share of the Common Stock were $_________ and $_________, respectively. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.


        The Company has declared no cash dividends since its inception with respect to the Common Stock, and has no plan to declare a dividend in the near future. If declared by the Board of Directors, the holders of Preferred Stock are entitled to received annual dividends at the rate of $0.175 per share. The Board has declared no cash dividends with respect to the Preferred Stock and has no plan to declare a dividend in the near future other than in connection with the completion of a follow-on transaction or the liquidation of the Company.


                               BUSINESS OF COMPANY

GENERAL

        PACE develops and markets advanced patient care management software systems that enable healthcare providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. The Company's enterprise-wide, client/server applications automate charting, clinical workflow processes and the clinical pathways that are increasingly being incorporated into healthcare practices. The Company's core system, PACE CMS, is a modular suite of advanced software applications that provides hospitals, physicians' offices, and integrated delivery systems a comprehensive system for interdisciplinary documentation, nursing care planning, clinical pathway management and enterprise-wide order management, all at the point of care. The Company believes that its systems increase the productivity of nurses, physicians and ancillary labor resources by improving the accuracy and legibility of documentation, reducing clerical tasks such as entering orders for tests, services, consultations and treatments, and enhancing communication and coordination of care among members of the patient care team. Additionally, its systems provide real-time access to detailed patient data at the point of care, facilitate integration of appropriate clinical pathways into patient care plans and treatment regimes, integrate critical patient care information into enterprise-wide, computer-based patient record systems, and, ultimately, improve the quality of care while reducing costs.

THE COMPANY

        PACE was organized in 1987 as a computer systems consulting firm. In 1989, the Company began to develop and market a nursing management system built around an artificial intelligence-based "Clinical Library." This library was the culmination of twenty years of research at Carnegie-Mellon University and Creighton University. To that foundation, PACE added point-of-care software applications in the early 1990s and introduced PACE Clinical Information System ("PACE/CIS"). During fourth quarter of 1995, the Company discontinued the marketing and sale of PACE/CIS; however, it was from these core modules that PACE CMS complete care management system evolved. During 1996, PACE CMS, the system from which the Company derives substantially all of its revenues, was further enhanced through the first release of a graphical user interface ("GUI") utilizing an object-oriented open three-tier, client/server architecture ("Graphical PACE CMS"). The Company's open-systems architecture and object orientation allow PACE CMS to be integrated with a healthcare provider's existing information systems, including financial management, admissions, pharmacy, laboratory, and other ancillary systems. Currently installed or being installed at nine facilities, Graphical PACE CMS has the user friendliness of Windows with significantly enhanced clinical functionality.

        In May 1997, the Company expanded its product line into the ambulatory market when it purchased substantially all of the assets of Healthcare Software Solutions, L.C. ("HSS"), an affiliate of Wellmark, Inc. (formerly IASD Health Services Corporation). The MR2000 product, purchased from HSS, integrates every element of traditional paper charting activities into a system that improves practice efficiency and quality of care.

        From 1994 through 1997, the Company has met development schedules and put multiple enhancements and new product releases into production, including the current Graphical PACE CMS. As of December 31, 1997, PACE had 74 customers under contract and had completed installation of the Graphical PACE CMS in six facilities. During 1997, the Company signed new contracts valued at over $4,000,000, however, the lack of substantial capital on the balance sheet seriously impacted end of year operations. To reduce overhead, minimize negative cash flow, and attract capital or secure strategic partners for operational growth, the Company determined it necessary to terminate approximately 40 employees on February 18, 1998. These reductions were primarily targeted at legacy non-graphical product cost centers, allowing the Company to continue directing resources into the Graphical PACE CMS development and sales efforts and remain focused on current implementation agreements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--Liquidity and Capital Resources."

INDUSTRY OVERVIEW

        Over the past two decades, healthcare costs have risen dramatically relative to the overall rate of inflation. Historically, reimbursement for healthcare organizations has been based on a fee-for-service model of payment. With increasing pressure to reduce costs, managed care organizations and other payers are shifting the economic risk for the delivery of care to providers through alternative reimbursement models, including capitation and fixed fees. This pressure has forced providers to deliver more cost effective services, while at the same time maintaining or improving the quality of care. The need to manage the delivery of care in a more cost effective manner has led to an increased demand for clinical information systems that enable providers to measure, monitor and improve clinical processes.

        The availability of complete, accurate, timely and cost effective patient information is essential to controlling healthcare costs while providing high quality patient care. Today, most essential clinical patient care documentation is still stored on paper. The current use of paper-based hospital records is inherently inefficient due to the difficulty of disseminating information throughout an organization, the inability to immediately incorporate changes in a patient's status into the record and the likelihood of transcription errors arising from the redundant data entry. In essence, caregivers in many circumstances may be making patient care decisions without current information. These inefficiencies are driving the growth of point-of-care electronic medical record systems that allow integration from disparate information systems and automate the entry and management of essential patient care data.

        In addition, the healthcare industry is moving towards the adoption of computer-based, standardized nursing care plans and clinical pathways. Nursing care plans include the basic steps required in the daily process of delivering patient care including, among others, the routine documentation of vital statistics, administration of medications and patient education. The Company believes that there is increasing pressure to implement these systems from many managed care organizations, accrediting bodies such as the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), policy making organizations such as the National Academy of Sciences and the Institute of Medicine, and various federal and state regulatory bodies. Clinical pathways include essential elements of daily care required through the entire episode of care, regardless of their impact on outcomes. By utilizing clinical pathways, caregivers can begin to standardize the provision of care and seek to ensure more consistent outcomes. To develop a clinical pathway, health organizations generally appoint a multi-disciplinary committee to analyze the treatment plans and clinical outcomes of many similarly diagnosed patients in order to determine the statistically significant treatment factors necessary to deliver more consistent, higher quality outcomes. The development of a clinical pathway in such a manner for each diagnosis typically requires up to one year to complete. Once a clinical pathway has been developed, hospitals often experience difficulty implementing the pathway due to the complexities associated with dissemination of such procedures and differing physician practices.

        In light of these fundamental changes in the healthcare industry, a need exists for a healthcare information system that assists clinicians in the management of patient care from hospital admission to follow-up assessment. A comprehensive patient care management system must be able to manage patient information, nursing care plans and clinical pathways for providers. In order to assist providers in improving the delivery of care, a patient care management system must also be able to produce valuable benchmark data and outcomes analyses for healthcare administrators.

PRODUCTS

        The Company's systems and services address the industry's need for advanced point-of-care applications that automate and standardize charting functions, clinical workflow processes and clinical pathways. The Company's open-systems architecture and object orientation allow PACE CMS to be integrated with a healthcare provider's existing information systems, including financial management, admissions, pharmacy, laboratory and other ancillary systems. PACE CMS is a tightly integrated array of the following six modules that work in harmony to provide a COMPLETE PATIENT MANAGEMENT SOLUTION for caregivers:

        CLINICAL DOCUMENTATION. The Clinical Documentation module is a disciplinary decision support and documentation system that automates patient charting functions for enhanced productivity and information sharing. Documentation applications capture, analyze and report on such elements as:

            Vital signs
            Fluid balances (intake and output)
            Observations and findings (assessments)
            Prescribed medications
            Infused intravenous solutions
            Clinical pathways
            Individual patient care plans

        Additionally, this module provides personalized on-line education to enhance a patient's understanding of his/her illness and prescribed treatment programs.

        CASE MANAGEMENT. The PACE Case Management module improves the delivery of patient care through the use of clinical pathways. The foundation of the system is the clinical path, a CareMap(R) product licensed to the Company by The Center for Case Management. Case Management provides complete solutions for:

            Analysis and creation of the pathway with the Critical Pathway
              Analyzer (CPA)
            Documentation of the pathway at the point of care
            Integration with orders, results and documentation
            Monitoring of variances and outcomes during the episode of care Reporting of aggregate pathway information retrospective of the care

        CRITICAL CARE. The PACE Critical Care module integrates all patient information for clinical decision making in the critical care setting. It permits direct automatic capture of patient information from medical instruments such as cardiac monitors and ventilators. This information is verified and then automatically sent to the Clinical Documentation module where it is displayed and organized for rapid decision support and compared with established clinical pathways.

        CLINICAL REPOSITORY. The PACE Clinical Repository is the central warehouse for data collected across the enterprise. As patient information is collected, it is automatically sent to the Clinical Repository for permanent storage. Over time, this accumulated information becomes the foundation for the permanent electronic medical record for each patient.

        ORDER COMMUNICATIONS. The PACE Order Communications module serves as a vital communications link that processes and broadcasts clinician orders and results throughout the healthcare enterprise.

        AMBULATORY. The PACE MR2000 (purchased from HSS in 1997) provides point and click access to a limitless range of healthcare information while facilitating the development of treatment protocols. It enables physicians to track problems, symptoms, treatments and outcomes. It organizes patient demographic and historical information, clinical notes, pharmaceutical records, laboratory results, referral letters, consultation information, and more. PACE MR2000 is designed to work in a wide range of healthcare environments, from a single physician office to multi-specialty or multi-site clinics.

        The Company believes that PACE systems are differentiated from other healthcare decision support systems by their breadth of functionality and flexibility. The PACE Clinical Library, which is part of the PACE CMS core system, provides an extensive reference source for assisting clinicians in establishing nursing care plans. The modular nature of PACE CMS provides flexibility to tailor the system to the specific needs of the customer. The ability of PACE CMS to provide point-of-care decision support and pathway management from within the system and on a real-time basis is a powerful advantage of PACE CMS. The Company expects that the user friendly nature of Graphical PACE CMS further differentiates the Company's systems from its competitors.

        The Company is also a reseller of computer hardware and software obtained from third party vendors. At the present time, purchases are made from a limited number of suppliers. The Company believes there are numerous alternate sources of such materials in the event current suppliers are unable to provide sufficient supplies or increase prices.

MARKETING AND SALES

        The potential market for patient care management and point-of-care systems in the United States includes approximately 6,500 hospitals and other healthcare facilities such as rehabilitation centers and long-term care facilities. The majority of these entities have not yet invested in complete patient care management systems with full point-of-care capabilities. Company management believes that the need for healthcare providers to control costs, document care, adopt standards of care and still maintain or improve the quality of care will require healthcare providers to invest in new systems.

        To ensure its products meet market and client needs, the Company established a formal product management process in 1996 to keep abreast of marketing and clinical trends. This process translates information into functionality by leading client focus groups and PACE technical personnel in designing modules, products and enhancements that will interface with existing PACE systems. The direct sales effort is supported by a marketing communications program designed to contact the Company's target audience, which is comprised of the healthcare provider's chief executives, nursing management, information systems managers and physicians. The communications program includes trade show displays, newsletters and videos as well as advertising in trade publications, direct mail campaigns, press releases, speaking engagements and published articles.

        PACE system sales are generally made to potential customers that are either (1) adding a patient care management system to complement their other core financial or clinical systems or (2) replacing their existing clinical systems to more effectively support their integrated delivery system.

        The sales cycle for point-of-care clinical information systems from initial sales contact to contract signature can be as long as twelve to eighteen months, depending on the size and governing structure of the prospective customer. To make information systems decisions, prospective customers frequently form a committee comprised of personnel from several of their departments, such as administrative, clinical and information systems. The healthcare provider may also use industry consultants to assist in the evaluation. This committee (or consultant) identifies vendors who meet the healthcare provider's requirements by issuing requests for information or requests for proposals (RFP). This process requires the Company to write in-depth proposals and conduct demonstrations at the prospective customer's site. In 1996, the Company signed agreements with several of its customers to act as Premier Client sites to provide prospective customers with the opportunity to see the software systems being used in a live environment by clinicians and healthcare professionals. In addition, a prospective customer may also visit Company headquarters for corporate overviews and product presentations. This process leads to the Company's selection as vendor of choice prior to beginning contract negotiations. Contract signature completes the sales cycle.

        In order to expand its market coverage, four remarketing agreements have been signed since the fourth quarter of 1995 with companies whose products and services both utilize and complement PACE products. These agreements allow each signatory to market to each other's current customer base and to sell jointly to prospective new clients. The agreements are intended as a marketing arrangement only and require that each company represent, install and support its own products. To the extent that the

Company determines that other remarketing agreements, partnerships or joint venture business relationships will further its business strategy, it will consider entering into such relationships.

        Contracts to install the Company's products generally provide that the customer may terminate its contract only upon a material breach by the Company. Under customary sales arrangements, the Company receives partial payment when the contract is signed. Although an individual payment schedule is determined contractually for each customer, additional payments are generally due upon delivery of hardware and software, upon commencement of system operation, and upon final acceptance of the system by the customer. Generally, acceptance by the customer has been required after the Company has satisfied specified criteria, including the installation of all hardware and the implementation of all software, and the customer is not permitted to withhold such acceptance unreasonably. Payment has generally been required and made within 30 days of invoice.

        The Company recognizes revenue from the sale of PACE software systems including (a) software license fees, (b) software implementation and installation services and (c) hardware sales. Revenue from software license fees is recognized upon delivery of the software provided that collectibility is probable and the Company has no significant obligations remaining under the software license agreement. The estimated costs of any insignificant remaining obligations are accrued and charged to costs and expenses at the time of revenue recognition. Revenue from software license fee agreements that require significant customization is accounted for over the length of the implementation period using the percentage-of-completion method of accounting. Revenue from implementation and installation services is accounted for separately from the software license fees and recognized when the services are performed. Revenue from hardware sales is recognized upon shipment or upon completion of significant staging or configuration obligations. Following implementation of the software, the Company also receives monthly revenues for customer support services. Revenue from customer support services, including system updates, is recognized over the period the services are provided. The Company recognizes revenue in accordance with Statement of Position 91-1, "Software Revenue Recognition," which requires that systems be delivered, collectibility be probable and there be no significant uncertainty about acceptance.

BACKLOG

        The Company's backlog consists of signed contracts that the Company expects to implement within the next 12 to 18 months. As of June 30, 1998, the Company had a systems backlog of approximately $3,000,000 and had software support maintenance agreements that ranged from 12 to 72 months in length and represented total future revenues of approximately $2,400,000.

COMPETITION

        The market for point-of-care clinical information systems is highly competitive. Competitors vary in size and in the scope of the products and services they offer. Most are larger and better capitalized than the Company. Among the Company's principal competitors are traditional healthcare information systems vendors and clinical information systems vendors. These companies include Cerner Corp; Keane; HBO & Co. which purchased CliniCom Inc. in 1995; Meditech, Inc.; Phamis, Incorporated (a division of IDX); SMS Corp.; Hewlett-Packard Co.; SpaceLabs Medical, Inc. and Emtek HealthCare Systems, Inc., a subsidiary of Eclipsys.

        In addition to being comprehensive, PACE CMS includes a full set of clinical applications that are continuously expanded to accommodate clinically oriented functions that can benefit from increased automation. Among the PACE concepts which management believes provide competitive advantages are:

                Flexibility--PACE CMS includes an extensive set of components that allow the facilities to customize the system to the needs of many different healthcare environments.

                Open Systems--PACE CMS products are built upon a three-tiered client/server architecture. PACE maintains extensive use of the Microsoft(R) component architecture. PACE utilizes Windows 95 or NT workstation for the presentation of the client operating systems and Windows NT or UNIX for the application server operating system. The relational database is MS SQL Server. In addition, each customer can choose the specific hardware that best fits its information systems investments.

                Open Network--PACE CMS provides clinicians with access to all relevant computerized information, wherever it may be within the healthcare system.

                Service and Support--PACE CMC offers a broad spectrum of service and support including 24 hour telephone support, on-site service for critical problems, on-line support, software installation services, system integration services, training services and data update services.

        Management also believes that PACE competes well on the depth and sophistication of its product suite including:

                The PACE Case Management Module--A sophisticated suite of applications which electronically manage a Clinical Pathway or protocol from a workflow perspective.

                The PACE Graphical User Interface--A unique, intuitive user interface designed by a team of graphic artists, clinicians and technical specialists.

                The PACE Clinical Pathway Analyzer--An innovative product, designed to help create provider-specific clinical pathways based on the provider's historical clinical practice patterns and patient populations.

                The PACE Clinical Documentation Module--Extraordinary depth in documenting all inpatient and bedside activities to replace the paper records.

RESEARCH AND DEVELOPMENT

        The Company's product development activities are focused on providing information systems that support the transition to managed care, enhance cost containment and improve patient outcomes. Current product development activities will be used to complete the graphical conversion of current products and enhance existing graphical functionality. Product development will also focus on adding enhancements to current applications that will include using more efficient architecture configuration and incorporating new evolving applications technologies and standards.

        Total research and development costs incurred by the Company were approximately $2,296,000, $1,535,500 and $732,500 for 1997, 1996, and 1995
respectively.

INTELLECTUAL PROPERTY

        The Company currently relies, in part, on a combination of trade secret and copyright laws, software security measures, license agreements and nondisclosure agreements to establish and protect its proprietary rights. A portion of the expert system (the interpretive system for systematic learning and support for decisionmaking within the PACE Clinical Library) is patented and the Company is the assignee of that patent. Due to the nature of the software industry, the Company believes that its ability to develop, enhance and modify its current products and other clinical information systems is more significant to its ability to compete in the market than patent, trade secret and copyright protection.

        In addition, the Company seeks to protect its proprietary information through nondisclosure agreements with its employees. The Company's policy is to have employees enter into a nondisclosure agreement containing provisions that prohibit the disclosure of confidential information to anyone outside the Company, require disclosure to the Company of any new ideas, developments, discoveries or inventions conceived during employment and require assignment to the Company of proprietary rights to such matters that are related to the Company's business and technology.

GOVERNMENT REGULATION

        The Company's products are not currently subject to regulation by the FDA, and the Company does not intend to change its products in a manner that would subject them to existing FDA regulation. There can be, however, no assurance that the Company's products will not become subject to future guidelines, regulations or inspection procedures of the FDA or other state or federal regulatory bodies.

EMPLOYEES

        As of June 30, 1998, the Company employed 15 full-time personnel of whom two were sales and marketing personnel, two were administrative and clerical personnel, six were product development personnel and five were client services personnel.

        Concurrently with the corporate downsizing in February 1998, the Company entered into retention agreements with its remaining employees. These agreements provide for the payment to the employee of a specified amount upon the earliest to occur of the following: (a) June 30, 1998 if the employee is employed by the Company on such date, (b) the date of a Change in Control (as defined in the agreement) if the employee is employed by the Company on such date, (c) termination of employment by the Company for any reason other than Cause (as defined in the agreement), or (d) termination of employment by the employee for Good Reason (as defined in the agreement), and upon the satisfaction of certain additional conditions. In addition, the retention agreement amends all existing stock options held by the affected employees to provide that, in the event an employee becomes entitled to receive a payment under the retention agreement, any stock options vested as of the date of such entitlement will terminate on the later of (a) two years from the date of such entitlement or (b) the date specified in the stock option agreement.

        In June 1998, the Company entered into additional retention agreements with its remaining employees to incentivize them to continue their employment through the closing of the Transaction. These agreements provide for, among other things, the payment to the employee of a specified amount upon the earliest to occur of the following: (a) the date of a Change in Control (as defined in the agreement) if the employee is employed by the Company on such date, (b) termination of employment by the Company for any reason other than Cause (as defined in the agreement), or (c) termination of employment by the employee for Good Reason (as defined in the agreement), and upon the satisfaction of certain additional conditions.

        The Company is a party to a joint employer agreement with Merit Resources, Inc., a third-party provider of employee administration, benefits and personnel services. Under this agreement, all personnel serving the Company are employees of the provider ("Merit") for the purposes of payroll administration and benefit packages. A stipulation of this joint employer relationship is that all employees owe all fiduciary and confidentiality obligations concerning the Company's proprietary information to the Company and not Merit. In addition, the Company's officers serve as officers of the Company only, and not of Merit.

DESCRIPTION OF PROPERTY

        The Company currently occupies office space under three separate lease agreements. The Company occupies approximately 6,680 square feet of office space at its headquarters in West Des Moines, Iowa. This lease expired in May 1998 and is currently on a month-to-month basis, cancelable by either party with 90 days notice. The Company continues to occupy the space with an oral agreement to give ninety days' notice to terminate. The Company occupies approximately 5,500 square feet in Huntersville, North Carolina under a lease that expires in October 1998. In addition, the Company leases 680 square feet of office space located in Charlotte, North Carolina under a separate lease that expires in August 1999, which it is currently negotiating to sublease.

LEGAL PROCEEDINGS

        The Company is not a party to any legal proceedings.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SHARE OWNERSHIP

        The following tables set forth, as of July 1, 1998, the number and percentages of shares of the Common Stock and Preferred Stock beneficially owned by each current director, by the chief executive officer of the Company and all other executive officers whose total cash compensation in the year ended December 31, 1997 exceeded $100,000, by all directors and such executive officers as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock and Preferred Stock. The table setting forth information with respect to holders of Common Stock includes (i) shares of Common Stock issuable upon the exercise of options and warrants exercisable within 60 days and (ii) ownership of Preferred Stock, which is convertible into Common Stock on a 2 for 1 basis. The Company is aware of no stockholder, other than those listed below, claiming to hold more than five percent of any class of the Company's outstanding voting securities.


COMMON STOCK:

NAME AND ADDRESS                                   NO. OF SHARES               PERCENT OF CLASS
OF BENEFICIAL OWNER(4)                       BENEFICIALLY OWNED(1)(13)          OUTSTANDING(15)
----------------------                       -------------------------          ---------------
DIRECTORS AND OFFICERS:

Mark J. Emkjer                                      115,000  (10)                      2.1
John G. Pappajohn                                 2,531,686   (2)                     34.5
R. David Spreng (6)                               4,172,039   (3)                     48.7
Bill W. Childs                                       25,638   (8)                        *
Carl S. Witonsky                                     31,638  (14)                        *
Gordon Derzon                                        11,728   (9)                        *
Alan Wittmer                                         30,475  (19)                        *
   All present directors and
       executive officers as a group
       (10 persons)                              10,835,543  (15)                     64.4

OTHER FIVE PERCENT OR MORE
   SHAREHOLDERS:

Simon Casady (5)                                    314,428  (16)                      5.9
IAI Investment Funds (6)                          4,172,038   (3)                     48.7
FBL Investment Advisory Services, Inc. (7)        1,735,364  (17)                     26.4
Edgewater Private Equity Fund, L.P. (11)          2,227,757  (18)                     31.7
The Dreyfus Corporation (12)                        380,000                            7.1

PREFERRED STOCK:


NAME AND ADDRESS                                  NO. OF SHARES                PERCENT OF CLASS
OF BENEFICIAL OWNER(4)                       BENEFICIALLY OWNED(1)              OUTSTANDING
----------------------                       ---------------------              ---------------

DIRECTORS AND OFFICERS:

John G. Pappajohn                                   625,000                           21.7

OTHER FIVE PERCENT OR MORE
   SHAREHOLDERS:

IAI Investment Funds (6)                          1,250,000                           43.5
FBL Investment Advisory Services, Inc. (7)          500,000                           17.4
Edgewater Private Equity Fund, L.P. (11)            500,000                           17.4


----------------

*  Less than 1%.

1. Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated. Preferred stock shares noted below receive two votes per share and are convertible into common stock on a two for one basis.

2. Includes 100,000 common stock shares held by Halkis, Ltd., an affiliate of Mr. Pappajohn, 408,519 common stock shares, 625,000 preferred stock shares and presently exercisable warrants to purchase 773,167 shares held by Mr. Pappajohn.

3. Includes 471,473 common stock shares and presently exercisable warrants to purchase 56,820 shares held by IAI Investment Fund IV; 340,705 common stock shares, 1,250,000 preferred stock shares and presently exercisable warrants to purchase 681,820 shares held by IAI Investment Fund VI; and 121,220 common stock shares held by IAI Investment Fund VII, each of which is an affiliate of Mr. Spreng.

4. Except as noted, the address of each officer and director of the Company is 1025 Ashworth Road, Suite 200, Suite 200, West Des Moines, Iowa 50265.

5.      Address: 1238 Fulton, Indianola, Iowa 50125.

6. The address for R. David Spreng and each of the IAI Funds is 3700 First Bank Place, P.O. Box 357, Minneapolis, Minnesota 55402-0357.

7.      Address: 5400 University Avenue, West Des Moines, Iowa 50266.

8. Includes 25,638 shares issuable upon the exercise of presently exercisable options.

9. Includes 3,000 shares and 8,728 shares issuable upon the exercise of presently exercisable options under the 1995 Stock Compensation Plan.

10. Represents presently exercisable options held by Mr. Emkjer. See "Stock Options/SARs/LTIPs."

11.     Address: 666 Grand Avenue, Suite 200, Des Moines, Iowa 50309.

12. Address: c/o Mellon Bank Corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. The shares are beneficially owned by The Dreyfus Corporation, which is a subsidiary of Mellon Bank Corporation, the trustee of the Company's employee benefit plan (the "Trustee"). The shares include all shares held of record by the Trustee which have not been allocated to the individual accounts of employee participants in the plan. The Trustee disclaims beneficial ownership of all shares that have been allocated to the individual accounts of employee participants in the plan for which directions have been received and followed.

13. Assumes exercise of options or warrants exercisable on or before July 1, 1998 by the named person or group, but by no other person.

14. Includes 6,000 shares and 25,638 shares issuable upon the exercise of presently exercisable options.

15. Includes shares, options and warrants held by Messrs. Emkjer, Pappajohn, Spreng, Childs, Witonsky and Derzon, as described in the notes above. Also includes presently exercisable options to purchase 34,073 shares held by Roger Huseman, 6,000 shares and presently exercisable options to purchase 10,000 shares held by Josh Wisham and 5,000 shares and presently exercisable options to purchase 2,400 shares held by Gary Feierstein.

16. Includes 302,465 shares and presently exercisable warrants to purchase 11,963 shares.

17. Includes 471,127 common stock shares, 500,000 preferred stock shares and presently exercisable warrants to purchase 264,237 shares, held on behalf of investment advisory clients of FBL Investment Advisory Services, Inc. Does not include shares which may be deemed to be owned indirectly by Mutual Ventures of South Dakota, one such client, as a 7.51% shareholder of Iowa Business Development Finance Corp., which owns approximately 4.3% of the outstanding shares of the Company.

18. Includes 517,090 common stock shares, 500,000 preferred stock shares and presently exercisable warrants to purchase 710,667 shares.

19. Includes 30,475 shares issuable upon the exercise of presently exercisable options.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

PACE Health Management Systems, Inc was organized in 1987 as a computer systems consulting firm. In 1989, the Company began to develop and market a nursing station care plan management system built around an artificial intelligence-based "Clinical Library." In late 1992, the Company recognized what it believed to be a significant opportunity for software applications integrated with the Clinical Library to address the point-of-care clinical information systems market and began to develop the PACE Clinical Information System ("PACE/CIS"). In early 1993, the Company discontinued marketing the nursing station care plan management system as a stand-alone product and focused on development of PACE/CIS. As a result, no new systems were installed during 1994, and no license fee revenues were recorded during that year. During fourth quarter of 1995, the Company discontinued the marketing and sale of PACE/CIS, the system from which the Company had derived substantially all of its revenues in 1995, and introduced PACE CMS, a comprehensive care management system representing a significant enhancement to PACE/CIS. In 1996, PACE CMS, the system from which the Company derives substantially all of its revenues, was enhanced through the first release of a graphical user interface (GUI) utilizing a three-tier, client/server, open-systems architecture ("Graphical PACE CMS").


During the second quarter of 1997, the Company expanded its product line into the ambulatory market when it purchased substantially all of the assets of Healthcare Software Solutions, L.C. (HSS), an affiliate of Wellmark, Inc. (formerly IASD Health Services Corp.). HSS, headquartered in Des Moines, Iowa, was developing clinical information systems for use by physicians working in single-practitioner offices, multi-specialty groups, and multi-site clinics. This "MR2000 for Windows" product integrates every element of the traditional paper chart into an electronic clinical information system that improves practice efficiency and the quality of care. The system provides point and click access to healthcare information that facilitates the development of treatment protocols and enables physicians to track patients' problems, symptoms, treatments and outcomes.

Prior to April 1995, the Company financed operations with capital contributed by private investors. In April 1995, the Company completed its initial public offering, selling 1,300,000 shares of common stock at $5.00 per share for net proceeds to the Company of approximately $5.5 million. Effective as of the closing of the initial public offering, all outstanding shares of the Company's preferred stock issued during previous rounds of private financing were converted to common stock on a one-to-one basis. In September 1996, the Company sold 900,000 shares of common stock at $3.25 per share for net proceeds to the Company of approximately $2.8 million. In the third and fourth quarters of 1997, the Company sold 2,250,000 shares of convertible participating preferred stock at $1.00 per share representing total proceeds of $2,250,000. In the first quarter of 1998, the Company sold an additional 625,000 shares of convertible participating preferred stock at $1.00 per share representing proceeds of $625,000. Each share of preferred stock is convertible into 2 shares of common stock.

During the second quarter of 1998 the Company entered into an agreement to sell substantially all of its assets in exchange for cash and an assumption of certain liabilities. The sale is subject to PACE shareholder approval (see "Liquidity and Capital Resources"). Subject to this approval, the sale is expected to close in October 1998.


The Company derives substantially all of its revenues from the sale of PACE systems including (a) software license fees, (b) software implementation and installation services and (c) hardware sales. Revenue from software license fees is recognized upon delivery of the software provided that collectibility is probable and the Company has no significant obligations remaining under the software licensing agreement. The estimated costs of any insignificant remaining obligations are accrued and charged to costs and expenses at the time of revenue recognition. Revenue from software license fee agreements that require significant customization is accounted for over the length of the implementation period using the percentage-of-completion method of accounting. Revenue from implementation and installation services is accounted for separately from the software license fees and recognized when the services are performed. Revenue from hardware sales is recognized upon shipment or upon completion of significant staging and configuration obligations. Customer support services, which include system updates, are recognized over the period the services are performed.

The Company capitalizes software development costs that relate primarily to either the development of new software or significant enhancements to existing software. Software costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," which requires capitalization of expenses following determination of technical feasibility and until the software is ready for general release. The capitalized costs are amortized by the greater of (a) the ratio that current gross revenues for software sales bear to the total of current and anticipated future gross revenues for such software sales, or (b) the straight-line method over the estimated economic life of the software, usually three to seven years. At each balance sheet date, the unamortized capitalized costs of a computer software product are compared to the net realizable value of the product and the amount by which the unamortized capitalized costs exceed the net realizable value is written off. The net realizable value is the estimated future gross revenues from a product, reduced by the estimated future costs of completing and disposing of that product.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND 1996

            NET REVENUES: Net revenues include systems revenues and customer support services. The Company's net revenues were $2,958,160 and $3,040,400 in 1997 and 1996, respectively, representing a decrease of 3%. Revenues from software license fees decreased 206% to $501,171 in 1997 compared to $1,534,000 in 1996. Revenues from hardware sales increased 68% to $1,363,112 in 1997 compared to $810,864 in 1996. Revenues from implementation services increased 62% to $444,359 in 1997 compared to $274,549 in 1996 as a result of increased installations initiated during 1997. Revenues for 1997 were mainly attributable to software licensing fees, hardware sales and implementation services on 2 new customers initiated in the first quarter of 1997. These two contracts accounted for 41% of net revenues in 1997. Revenues for 1996 were mainly attributable to software licensing fees and hardware sales on a 20-site contract initiated in the first quarter of 1996. In the fourth quarter of 1996, this client expanded the contract to include an additional 8 sites which accounted for the majority of the decrease in software license fees in 1997 compared to 1996. This contract accounted for 10% and 64% of net revenues in 1997 and 1996, respectively. Customer support services revenues were $649,518 and $420,987 in 1997 and 1996, respectively, representing an increase of 54%. This increase was due to additional maintenance contracts resulting from the continued growth in the Company's installed client base.

            COST OF SYSTEMS REVENUES: Costs of systems revenues include hardware purchases, commissions, and royalties payable to third parties. The Company's cost of systems revenues was $1,415,262 and $853,777 in 1997 and 1996, respectively, representing an increase of 66%, primarily as a result of costs associated with increased hardware sales. Cost of systems revenues as a percentage of net revenues was 48% and 28% in 1997 and 1996, respectively. Total cost of systems revenues as a percentage of total net revenues in future periods could reflect considerable variations depending on the product mixes of revenues.

            CLIENT SERVICES: Client services expenses include salaries and expenses related to implementation, installation and support. Client services expenses were $1,469,993 and $890,287 in 1997 and 1996, respectively, representing an increase of 65%. This increase was primarily due to increases in personnel and payroll related expenses needed to support the new sales and growth in the installed client base.

            PRODUCT DEVELOPMENT: Product development expenses include salaries and expenses related to development and documentation of software systems, net of capitalized software development costs. Product development expenses were $1,922,776 and $1,748,645 in 1997 and 1996 respectively, representing an increase of 10%. The Company capitalized $589,941 and $495,399 of product development costs and amortized $215,365 and $213,175 in 1997 and 1996, respectively.

            WRITE-OFF OF CAPITALIZED SOFTWARE: Write-off of capitalized software development costs reflects a one time adjustment of $1,270,835 during 1996. This write-off reflects the unamortized costs of developing the Company's original text-based version of CMS. This version of the product will no longer be offered for sale and, as a result, any net realizable value to the Company for that product is minimal. This adjustment was made following the Company's delivery and implementation of its new three-tier Graphical User Interface Solution (GUI) during the third quarter of 1996.

            PURCHASED RESEARCH AND DEVELOPMENT: As a result of the HSS acquisition on May 30, 1997, the Company expensed in-process research and development in the amount of $588,502.

            SALES AND MARKETING: Sales and marketing expenses include salaries, advertising, trade show costs and travel expenses related to the sale and marketing of the Company's systems. Sales and marketing expenses were $1,375,999 and $1,364,727 in 1997 and 1996, respectively, representing an increase of less than 1%.

            GENERAL AND ADMINISTRATIVE: General and administrative expenses include salaries and expenses for the corporate administration and finance, legal, insurance, rent and depreciation expenses. General and administrative expenses were $1,694,337 and $1,790,130 in 1997 and 1996, respectively, representing an decrease of 5%.

            OTHER INCOME (EXPENSE), NET: Other income (expense) net is comprised primarily of interest income and expenses. Other income (expense) net was ($169,506) and $97,810 in 1997 and 1996, representing a decrease of $267,316.
This decrease was a result of decreased interest income caused by reduced cash balances and increased interest expense caused by additional borrowing on the line of credit. Included in 1997 is other expense relative to the amortization of unearned debt guarantee fees in the amount of $150,000.

YEARS ENDED DECEMBER 31, 1996 AND 1995

            NET REVENUES: The Company's net revenues were $3,040,400 and $2,080,796 in 1996 and 1995, respectively, representing an increase of 46%. Revenues from software licenses fees increased 106% to $1,534,000 in 1996 compared to $743,090 in 1995. Revenues from hardware sales increased 29% to $810,864 in 1996 compared to $627,342 in 1995. Revenues from implementation services decreased 24% to $274,549 in 1996 compared to $360,273 in 1995. Revenues for 1996 were mainly attributable to software licensing fees and hardware sales on a 20-site contract initiated in the first quarter 1996. In the fourth quarter 1996, this client expanded the contract to include an additional 8 sites. This contract accounted for 63% and 11% of net revenues in 1996 and 1995, respectively. Customer support services revenues were $420,987 and $350,091 in 1996 and 1995, respectively, representing an increase of 20%. This increase was due to additional maintenance contracts resulting from the continued growth in the Company's installed client base.

            COST OF SYSTEMS REVENUES: The Company's cost of systems revenues was $853,777 and $621,023 in 1996 and 1995, respectively, representing an increase of 37%, primarily as a result of costs associated with increased hardware sales. Cost of systems revenues as a percentage of net revenues was 28% and 30% in 1996 and 1995, respectively.

            CLIENT SERVICES: Client services expenses were $890,287 and $868,382 in 1996 and 1995, respectively, representing an increase of 3%.

            PRODUCT DEVELOPMENT: Product development expenses were $1,748,645 and $980,144 in 1996 and 1995, respectively, representing an increase of 78%. This increase was primarily due to increases in personnel and payroll related expenses as the Company accelerated work on its Graphical User Interface (GUI) project and expanded staffing on its Critical Pathway Analyzer (CPA) project. The Company capitalized $495,399 and $147,861 of product development costs and amortized $213,175 and $247,610 in 1996 and 1995, respectively.

            WRITE-OFF OF CAPITALIZED SOFTWARE: Write-off of capitalized software development costs reflects a one-time adjustment of $1,270,835 during 1996. This write-off reflects the unamortized costs of developing the Company's original text-based version of CMS. This version of the product will no longer be offered for sale and, as a result, any net realizable value to the Company for that product is minimal. This adjustment was made following the Company's delivery and implementation of its new three-tier Graphical User Interface Solution (GUI) during the third quarter of 1996.

            SALES AND MARKETING: Sales and marketing expenses were $1,364,727 and $865,105 in 1996 and 1995, respectively, representing an increase of 58%. This increase was primarily due to increases in personnel and payroll related expenses as the Company reorganized the sales and marketing departments into three regions and increased the sales force with 3 new hires.

            GENERAL AND ADMINISTRATIVE: General and administrative expenses were $1,790,130 and $1,285,617 in 1996 and 1995 respectively, representing an increase of 39%. This increase was primarily due to an increase in professional services, depreciation expense, and an increase in insurance expense related to the Company's director's and officer's liability coverage. In addition, the Company incurred costs of approximately $400,000 associated with the recruiting and hiring of several senior management members during 1996.

            OTHER INCOME (EXPENSE), NET: Other income (expense), net was $97,810 and $126,987 in 1996 and 1995, respectively, representing a decrease of 23%. Following completion of the initial public offering in April 1995, cash balances and investments increased substantially, resulting in increased income beginning in the second quarter of 1995. In 1996, cash balances and interest income decreased as a result of net cash used for working capital needs, capital expenditures and operating losses.

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

NET REVENUES: Net revenues include systems revenues and customer support services. The Company's net revenues were $404,948 and $905,363 for the three months ended June 30, 1998 and 1997, respectively, representing a decrease of 55%. For the six months ended June 30, 1998 and 1997, the Company's net revenues were $706,620 and $1,546,947 respectively, representing a 54% decrease. Systems revenues for the quarter ended June 30, declined $567,586, or 76%, from $743,499 in 1997 to $175,913 in 1998. For the six months ended June 30, systems revenues declined $1,000,655, or 79%, from $1,265,888 in 1997 to $265,233 in 1998. These decreases were the result of delays in implementation of several 1997 contracts, combined with the impact from no new contracts during the current fiscal year (see "Liquidity and Capital Resources"). Included in systems revenues is revenue from software license fees, implementation fees and hardware sales. Customer support services revenues were $229,035 and $161,864 for the three months ended June 30, 1998 and 1997, respectively, representing an increase of 41%, and $441,387 and $281,059 for the six months ended June 30, 1998 and 1997, respectively, representing an increase of 57%. These changes were due to increased support service fees as a result of the new sites installed during 1997.

COST OF SYSTEMS REVENUES: Cost of systems revenues includes hardware purchases, third party software, commissions and royalties. Cost of systems revenues were $11,411 and $478,459 for the three months ended June 30, 1998 and 1997, respectively, representing a decrease of 97%. Cost of systems revenues were $49,467 and $877,218 for the six months ended June 30, 1998 and 1997, respectively, representing a decrease of 94%. These decreases were a direct result of the decline in systems revenue and associated costs.

CLIENT SERVICES: Client services expenses include salaries and expenses related to implementation, installation and customer support. Client services expenses were $237,256 and $348,335 for the three months ended June 30, 1998 and 1997, respectively, representing a decrease of 32%. Client services expenses were $621,398 and $627,253 for the six months ended June 30, 1998 and 1997, representing a decrease of 1%. The decrease in the second quarter was a result of the corporate downsizing that occurred in February 1998 (see "Liquidity and Capital Resources"). The Company expects these expenses will remain low, compared to prior periods, pending the closing of the sale of substantially all of its assets (see "Liquidity and Capital Resources").

PRODUCT DEVELOPMENT: Product development expenses include salaries and expenses related to development and documentation of software systems, net of capitalized software development costs. Product development expenses were $320,726 and $482,590 for the three months ended June 30, 1998 and 1997, respectively, representing a decrease 70%. Product development expenses $791,374 and $910,601 for the six months ended June 30, 1998 and 1997, respectively, representing a decrease 47%. The Company capitalized no expenses in the second quarter of 1998 as compared to $137,629 in the second quarter of 1997 and amortized approximately $50,000 in both periods. The Company capitalized $59,216 during the first six months of 1998 compared to $285,157 during the first six months of 1997. The Company amortized $100,788 and $76,096 during the six months ended June 30, 1998 and

1997, respectively. The decreases in product development expenses and capitalized costs were a result of the corporate downsizing that occurred in February 1998 (see "Liquidity and Capital Resources"). The Company expects these expenses will remain low, compared to prior periods, pending the closing of the sale of substantially all of its assets (see "Liquidity and Capital Resources").

PURCHASED RESEARCH AND DEVELOPMENT. During the second quarter of 1997 the Company expensed in-process research and development costs in the amount of $588,502 related to an acquisition completed on May 30, 1997.

SALES AND MARKETING: Sales and marketing expenses include salaries, advertising, trade show costs and travel expenses related to the sale and marketing of the Company's systems. Sales and marketing expenses were $106,353 and $353,189 for the three months ended June 30, 1998 and 1997, respectively, representing a decrease of 70%. Sales and marketing expenses were $328,282 and $741,062 for the six months ended June 30, 1998 and 1997, respectively, representing a decrease of 56%. The decreases in sales and marketing expenses were a result of the corporate downsizing that occurred in February 1998 (see "Liquidity and Capital Resources"). The Company expects these expenses will remain low, compared to prior periods, pending the closing of the sale of substantially all of its assets (see "Liquidity and Capital Resources").

GENERAL AND ADMINISTRATIVE: General and administrative expenses include salaries and expenses for the corporate administration and finance, legal, insurance and depreciation expenses. General and administrative expenses were $322,457 and $335,562 for the three months ended June 30, 1998 and 1997, respectively, representing a decrease of 4%. General and administrative expenses were $656,729 and $685,866 for the six months ended June 30, 1998 and 1997, respectively, representing a decrease of 4%. These expenses remained constant, in total, with a decline in general operating expenses offset by retention bonus's of $156,000 paid to employees on June 30, 1998. The Company expects these expenses should decrease in the future relative to a corporate downsizing that occurred in February 1998.

OTHER (EXPENSE) INCOME, NET: Other income, net is comprised primarily of interest income and expenses. Other income, net was ($7,841) and $28,563 for the three months ended June 30, 1998 and 1997, respectively and ($182,501) and $30,851 for the six months ended June 30, 1998 and 1997, respectively. These decreases were a result of decreased interest income caused by reduced cash balances and increased interest expense caused by additional borrowing on the line of credit. Included in 1998 is other expense relative to the amortization of unearned debt guarantee fees in the amount of $133,142.`

PROVISION FOR INCOME TAXES: No provision for income tax benefit has been recorded due to the Company recording a valuation allowance on the deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

Since inception in 1987, the Company's primary source of funding for working capital needs, capital expenditures, and its operating losses has been from the sale of common and convertible participating preferred stock. During this time, the Company completed numerous private placements, receiving approximately $7.8 million in aggregate net proceeds. In 1995, the Company completed its initial public offering, selling 1,300,000 shares of common stock at $5.00 per share for net proceeds to the Company of approximately $5.5 million. In September 1996, PACE sold 900,000 shares of common stock at $3.25 per share for net proceeds of approximately $2.8 million. In the third and fourth quarters of 1997, the Company sold $2,250,000 shares of convertible participating preferred stock at $1.00 per share representing total proceeds of $2,250,000. During the first quarter of 1998, the Company sold an additional 625,000 shares of convertible participating preferred stock at $1.00 per share representing total proceeds of $625,000. Each share of preferred stock is convertible into 2 shares of common stock.

For the six month periods ended June 30, 1998 and 1997, the Company reflected net losses of $1,923,131 and $2,852,704 respectively, resulting in net cash used in operations for each of the periods of $780,743 and $1,844,798 respectively. Accounts payable, customer deposits, and accrued expenses decreased $341,948 to $1,390,891 at

June 30, 1998 from $1,651,839 at December 31, 1997. As of June 30, 1998 customer deposits, which include deposits and amounts billed and paid under contract terms, in excess of revenue recognition, totaled $1,053,128.

Accounts receivable decreased $1,136,639 to $238,846 at June 30, 1998 from $1,375,485 at December 31, 1997 due to increased collections on customer balances and significantly reduced billings in the period. The Company has established an allowance for doubtful accounts which management believes is adequate. Included in accounts receivable is accrued revenue which decreased $561,001 to $100,300 at June 30, 1998 from $661,301 at December 31, 1997. The accrued revenue receivable consists primarily of (a) revenue from site license agreements for which the Company has delivered and installed the first of multiple copies of a software product to be installed at various customer sites in exchange for a fixed fee and (b) revenue from equipment delivered, but not yet billed. Under these site license agreements, license fees are due at specified dates or, if earlier, upon the installation and system set-up at each site.

Net cash used in investing activities for the six months ended June 30, 1998 and 1997 was $71,088 and $468,428, respectively. Cash used in investing activities was primarily for the purchase of computer and office equipment and capitalized computer software costs.

Net cash provided by financing activities for the six months ended June 30, 1998 and 1997 was $565,691 and $721,147, respectively. Net cash provided by financing activities during the six months ended June 30, 1998 was primarily related to proceeds from the sale of convertible participating preferred stock.

As of June 30, 1998, the Company had a cash balance of $239,216. The Company also has a $2,000,000 revolving line of credit with a financial institution that expires October 31, 1998. The line of credit is collateralized by substantially all assets of the Company and personal guarantees totaling $1,000,000 by two of the Company's shareholders. Interest is payable monthly at prime (8.5% at June 31, 1998). Outstanding borrowings totaled $2,000,000 at June 30, 1998.

While short-term working capital was obtained from existing investors during the last 12 months, the Company has been unable to secure long-term funding. The lack of sufficient long-term capital on the Company's balance sheet, representing financial stability to prospective customers, resulted in the delayed implementation of several signed contracts and the delayed completion of numerous pending contracts in which PACE had been named Vendor-of-Choice. As a result, certain operational and financial changes were implemented subsequent to year-end. To reduce overhead and minimize the Company's cash needs, the Company downsized its operations in February 1998. As a part of this downsizing, approximately 40 employees were terminated and various other cost-saving measures are under examination. The reductions were targeted at legacy non-graphical product areas, allowing the Company to continue directing resources into the development, sales and implementation of the Graphical PACE CMS products.

During the second quarter the Company signed an agreement with 3M Health Information Systems ("3M") to sell substantially all assets to 3M. Closing is subject to PACE shareholder approval, as well as completing certain other closing conditions, and is expected to close in October 1998. Preferred shareholders have already approved the sale and are expected to vote their common stock shares in favor of the transaction also. The purchase price of the transaction is estimated at approximately $6.1 million, including $4.75 million in cash, plus the assumption of most liabilities. The Company's line of credit balance is excluded from the assumption of liabilities and will be repaid from the proceeds of the sale. Net proceeds from the sale will be retained by the Company pending evaluation of a possible follow-on transaction with other parties. If no such transaction can be identified within six to twelve months management may elect to liquidate.

As indicated above, the Company's existing investors purchased $625,000 of convertible participating preferred stock during the first quarter of 1998. The Company believes that this capital, combined with operating cash flows, existing cash balances, and possibly additional capital from investors, will adequately fund operations until its pending sale is completed. In August 1998 the Company secured a $200,000 line of credit with an existing investor. The line of credit expires October 15, 1998 and is payable upon closing of the Transaction, with interest at 10%. Outstanding borrowings under the line of credit totaled $100,000 at September 8, 1998.


YEAR 2000 CONVERSION

        The Company does not believe that the year 2000 conversion will have a material adverse effect on its business. However, the Company has established procedures to identify, evaluate and implement any necessary changes to its internally developed computer systems and applications. In addition, the Company intends to inquire of its material supplies, distributors, financial institutions and others with whom it does business, relative to any year 2000 conversion issues or concerns.

                              SHAREHOLDER PROPOSALS

        Because the Company has delayed its 1998 Annual Meeting of Shareholders and is unable to set a date for next year's annual meeting that is based on the Company's 1998 Annual Meeting of Shareholders, the date by which proposals of shareholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders has not been determined. The Company intends to provide such date to the shareholders at a later date in its Form 10-Q or some other appropriate filing.


                         INDEPENDENT PUBLIC ACCOUNTANTS

        The consolidated financial statements of the Company as of December 31, 1997 and December 31, 1996, and for each of the years in the two-year period ended December 31, 1997, included in this Proxy Statement, have been audited by McGladrey & Pullen, LLP, independent auditors.

        A representative of McGladrey & Pullen, LLP will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                              AVAILABLE INFORMATION

        The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov.


                                      By Order of the Board of Directors

                                      /s/ Roger D. Huseman

                                      Roger D. Huseman
                                      Secretary


West Des Moines, Iowa
September ___, 1998

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
FINANCIAL STATEMENTS

     Independent Auditors' Report............................................F-2

     Balance Sheets at December 31, 1997 and 1996............................F-3

     Statements of Operations for the years ended December 31, 1997,
         1996 and 1995.......................................................F-4

     Statements of Shareholders' Equity for the years ended
         December 31, 1997, 1996 and 1995....................................F-5

     Statements of Cash Flows for the years ended December 31, 1997,
         1996 and 1995.......................................................F-6

     Notes to Financial Statements...........................................F-8

UNAUDITED CONDENSED FINANCIAL STATEMENTS


     Condensed Balance Sheets at June 30, 1998 and December 31, 1997........F-17

     Condensed Statements of Operations for the quarters and six-month periods ended June 30, 1998 and 1997...............................F-18

     Condensed Statements of Cash Flows for the quarters and six-month periods ended June 30, 1998 and 1997...............................F-19


     Notes to Condensed Financial Statements................................F-20

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
PACE Health Management Systems, Inc.
West Des Moines, Iowa

We have audited the accompanying balance sheets of PACE Health Management Systems, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PACE Health Management Systems, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has suffered recurring losses from operations and its current liabilities exceed its current assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
January 28, 1998 except for Note 13, as to which the date is March 16, 1998

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
DECEMBER 31, 1997 AND 1996


ASSETS (NOTE 2)                                                          1997            1996
--------------------------------------------------------------------------------------------------
CURRENT ASSETS
     Cash and cash equivalents (Note 6)                             $    525,356     $  1,687,044
     Accounts receivable (Notes 7 and 11)                              1,087,485        1,013,132
     Inventories, primarily computer equipment                            70,157           46,480
     Prepaid expenses                                                     28,417           49,756
                                                                    ------------     ------------
              TOTAL CURRENT ASSETS                                     1,711,415        2,796,412
                                                                    ------------     ------------

NON-CURRENT ACCOUNTS RECEIVABLE (Notes 7 and 11)                         288,000          288,000
                                                                    ------------     ------------
FURNITURE AND EQUIPMENT,  net of accumulated
     depreciation 1997 $785,754; 1996 $492,777                           636,992          527,540
                                                                    ------------     ------------
COMPUTER SOFTWARE DEVELOPMENT COSTS, net of
     accumulated amortization 1997 $523,795; 1996 $321,084             1,179,082          791,852
                                                                    ------------     ------------
OTHER ASSETS, net                                                         57,730             --
                                                                    ------------     ------------
                                                                    $  3,873,219     $  4,403,804
                                                                    ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Notes payable, bank (Note 2)                                   $  2,000,000     $    500,000
     Current maturities of long-term obligations (Note 2)                 79,252           13,858
     Accounts payable                                                    386,565          578,573
     Accrued expenses                                                    300,534          308,961
     Customer deposits                                                   964,740          285,625
                                                                    ------------     ------------
              TOTAL CURRENT LIABILITIES                                3,731,091        1,687,017
                                                                    ------------     ------------
LONG-TERM OBLIGATIONS, less current maturities (Note 2)                   53,888           33,776
                                                                    ------------     ------------
SHAREHOLDERS' EQUITY (Notes 10 and 13))
     Serial preferred stock, no par value, authorized 1,000,000
         shares; issued none                                                --               --
     Convertible participating preferred stock, Series A, no par value; authorized 4,000,000 shares; paid for but not
         issued 1997 2,250,000; 1996 none                              2,250,000             --
     Common stock, no par value; authorized 20,000,000 shares;
         issued and outstanding 1997 5,321,784 shares;
         1996 5,090,184 shares (Note 3)                               16,910,544       16,241,444
     Additional paid-in capital                                          413,486          116,000
     Accumulated deficit                                             (19,352,648)     (13,674,433)
     Unearned debt guarantee fees                                       (133,142)            --
                                                                    ------------     ------------
                                                                          88,240        2,683,011
                                                                    ------------     ------------
                                                                    $  3,873,219     $  4,403,804
                                                                    ============     ============

See Notes to Financial Statements.

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                             1997             1996             1995
-------------------------------------------------------------------------------------------------------
Net revenues: (Note 11)
         Systems revenues                                $ 2,308,642      $ 2,619,413      $ 1,730,705
         Customer support services                           649,518          420,987          350,091
                                                         -----------      -----------      -----------
                                                           2,958,160        3,040,400        2,080,796
                                                         -----------      -----------      -----------
Costs and expenses: (Note 8)
         Cost of systems revenues                          1,415,262          853,777          621,023
         Client services                                   1,469,993          890,287          868,382
         Product development (Note 9)                      1,922,776        1,748,645          980,144
         Write-off of capitalized software                      --          1,270,835             --
         Purchased research and development (Note 9)         588,502             --               --
         Sales and marketing                               1,375,999        1,364,727          865,105
         General and administrative                        1,694,337        1,790,130        1,285,617
                                                         -----------      -----------      -----------
                                                           8,466,869        7,918,401        4,620,271
                                                         -----------      -----------      -----------
                           LOSS FROM OPERATIONS           (5,508,709)      (4,878,001)      (2,539,475)
                                                         -----------      -----------      -----------
Other income (expense):
         Interest income                                      13,796           67,290          149,783
         Interest expense                                   (227,567)          (5,222)         (22,796)
         Other                                                44,265           35,742             --
                                                            (169,506)          97,810          126,987
                           LOSS BEFORE INCOME TAXES       (5,678,215)      (4,878,191)      (2,412,488)

Provision for income taxes (Note 5)                             --               --               --
                                                         -----------      -----------      -----------
                           NET LOSS                      $(5,678,215)     $(4,780,191)     $(2,412,488)
                                                         ===========      ===========      ===========

Basic and diluted loss per share (Note 1)                $     (1.06)     $     (1.06)     $     (0.78)
                                                         ===========      ===========      ===========
Weighted average number of
         shares outstanding (Note 1)                       5,402,895        4,506,166        3,091,560
                                                         ===========      ===========      ===========

See Notes to Financial Statements.

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                                      Unearned
                                                                      Additional                        Debt
                                        Preferred       Common         Paid-In       Accumulated      Guarantee
                                          Stock          Stock         Capital         Deficit           Fees            Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994            $  7,401,455    $    250,219   $       --      $ (6,481,754)   $       --      $  1,169,920
Issuance of 44,033 shares of
   redeemable Series H preferred
   stock                                   148,084            --             --              --              --              --
Conversion of 1,978,063 shares of
   Series B through H preferred
   stock to common stock                (7,549,539)      7,549,539           --              --              --              --
Issuance of 1,200,000 shares of
   common stock                               --         5,065,120           --              --              --         5,065,120
Issuance of 100,000 shares of
   common stock                               --           435,603           --              --              --           435,603
Net loss                                      --              --             --        (2,412,488)           --        (2,412,488)
                                      ------------    ------------   ------------    ------------    ------------    ------------
Balance, December 31, 1995                    --        13,300,481           --        (8,894,242)           --         4,406,239
Exercise of 37,985 stock options
   (Note 3)                                   --           140,117           --              --              --           140,117
Issuance of 900,000 shares of
   common stock                               --         2,800,846           --              --              --         2,800,846
Compensation expense recognized
   upon grant of stock options
   (Note 3)                                   --              --          116,000            --              --           116,000
Net loss                                      --              --             --        (4,780,191)           --        (4,780,191)
                                      ------------    ------------   ------------    ------------    ------------    ------------
Balance, December 31, 1996                    --        16,241,444        116,000     (13,674,433)           --         2,683,011
Exercise of 1,600 stock options
   (Note 3)                                   --             4,400           --              --              --             4,400
Issuance of 230,000 shares of
   common stock (Note 10)                     --           664,700           --              --              --           664,700
Compensation expense recognized
   upon grant of stock options
   (Note 3)                                   --              --           96,750            --              --            96,750
Unearned debt guarantee fees
   recognized upon grant of stock
   warrants                                   --              --          283,142            --          (283,142)           --
Issuance of 2,250,000 shares of
   Series A convertible
   participating preferred stock         2,250,000            --             --              --              --         2,250,000
Offering costs associated with the
   issuance of Series A convertible
   participating preferred stock              --              --          (82,406)           --              --           (82,406)

Net loss                                      --              --             --        (5,678,215)           --        (5,678,215)
Amortization of unearned debt
   guarantee fees (Note 3)                    --              --             --              --           150,000         150,000
                                      ------------    ------------   ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 1997            $  2,250,000    $ 16,910,544   $    413,486    $(19,352,648)   $   (133,142)   $     88,240
                                      ============    ============   ============    ============    ============    ============

See Notes to Financial Statements

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                             1997             1996             1995
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                        $(5,678,215)     $(4,780,191)     $(2,412,488)
         Adjustments to reconcile net loss to net cash
                  (used in) operating activities
         Depreciation                                                        292,977          209,838          124,259
         Amortization                                                        365,365          213,175          247,610
         Purchased research and development                                  588,502             --               --
         Write-off of capitalized software                                      --          1,270,835             --
         Compensation expense recognized upon grant
         of stock options                                                     96,750          116,000             --
         Provision for doubtful accounts                                     (11,694)          26,807           80,000
         Other                                                                61,516             --               --
         Change in assets and liabilities:
                  (Increase) in accounts receivable                          (39,482)        (699,240)        (535,886)
                  (Increase) decrease in inventories                          42,307          (23,487)          26,805
                  (Increase) decrease in prepaid expenses                     21,339          (12,700)         (16,266)
                  Increase (decrease) in accounts payable
                           and accrued expenses                             (240,435)         485,493          155,443
                  Increase (decrease) in customer deposits                   679,115          223,752         (131,122)
                                                                         -----------      -----------      -----------
                           NET CASH (USED IN) OPERATING ACTIVITIES        (3,821,955)      (2,969,718)      (2,461,645)
                                                                         -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
         Cash paid for net assets of Healthcare
         Software Solutions                                                  (50,000)            --               --
         Capitalized computer software development costs                    (589,941)        (495,399)        (147,861)
         Purchase of furniture and equipment                                (309,792)        (358,499)        (335,376)
                                                                         -----------      -----------      -----------
                           NET CASH (USED IN) INVESTING ACTIVITIES          (949,733)        (853,898)        (483,237)
                                                                         -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
         Payments for expenses of issuing capital stock                      (82,406)        (124,154)        (447,864)
         Proceeds from exercise of stock options                               4,400          140,117             --
         Proceeds from notes payable                                       2,980,000          950,000          500,000
         Proceeds from sale of preferred stock                             2,250,000             --             71,971
         Proceeds from sale of common stock                                     --          2,925,000        5,915,050
         Proceeds from collection of subscriptions receivable                   --               --            881,285
         Principal payments on long-term obligations                         (61,994)        (761,961)        (756,105)
         Payments on notes payable                                        (1,480,000)        (450,000)        (500,000)
                                                                         -----------      -----------      -----------
                           NET CASH PROVIDED BY FINANCING ACTIVITIES       3,610,000        2,679,002        5,664,337
                                                                         -----------      -----------      -----------
                           NET INCREASE (DECREASE) IN CASH AND CASH
                             EQUIVALENTS                                  (1,161,688)      (1,144,614)       2,719,455

CASH AND CASH EQUIVALENTS
        Beginning                                                          1,687,044        2,831,658          112,203
                                                                         -----------      -----------      -----------
        Ending                                                           $   525,356      $ 1,687,044      $ 2,831,658
                                                                         ===========      ===========      ===========

                                      F-6





SUPPLEMENTAL DISCLOSURES OF CASH
         FLOWS INFORMATION
         Cash payments for interest                                      $    77,567      $     5,221      $    22,796

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
         Issuance of Series H preferred stock for release
                  of note payable to shareholder                         $      --        $      --        $   109,650
         Accrued interest converted to long-term obligation                     --               --             13,886
         Repayment of notes payable with proceeds
                  assigned as collateral                                        --               --            500,000
         Purchase of inventory on account                                     40,000             --               --
         Purchase of net assets of Healthcare
                  Software Solutions Assets acquired (Note 10):
                  In-process research and development                        588,502             --               --
                  Accounts receivable                                         23,177             --               --
                  Furniture and equipment, primarily computer
                           equipment                                          92,637             --               --
                  Intangible assets                                           70,384             --               --
                  Liabilities assumed                                        (60,000)            --               --
                                                                         -----------      -----------      -----------
                                                                             714,700             --               --
                  Issuance of common stock                                  (664,700)            --               --
                                                                         -----------      -----------      -----------
                  Cash paid                                                   50,000             --               --
                                                                         ===========      ===========      ===========

See Notes to Financial Statements.

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business: The Company develops, markets and supports advanced clinical software that automates the recording, storage and management of patient care information. The software provides complete care management solutions to physicians, nurses and other clinicians in multiple settings at the point of care. The Company extends credit to its customers in the healthcare industry, located throughout the United States, on an unsecured basis on terms that it establishes for individual customers.

A summary of the Company's significant accounting policies is as follows:

        Cash equivalents: The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

        Furniture and equipment: Furniture and equipment are stated at cost. Depreciation of furniture and equipment is computed by straight-line and 200% declining-balance methods over five to seven-year lives.

        Computer software development costs: Computer software development costs are capitalized and amortized by the greater of (a) the ratio that current gross revenues for software sales bear to the total of current and anticipated future gross revenues for such software sales, or (b) the straight-line method over the estimated economic life, usually three to seven years, of the software. Amortization expense was $202,711, $213,175 and $247,610, in 1997, 1996 and 1995, respectively.

        At each balance sheet date, the unamortized capitalized costs of a computer software product is compared to the net realizable value of that product and the amount by which the unamortized capitalized costs exceed the net realizable value is written off.

        Revenue recognition:

        Systems revenues: Systems revenues consist of software license fees, software implementation and installation services and hardware sales.

        Revenue from software license fees is recognized upon delivery of the software provided that collectibility is probable and the Company has no significant obligations remaining under the software licensing agreement. The estimated costs of any insignificant remaining obligations are accrued and charged to costs and expenses at the time of revenue recognition. Revenue from software license fee agreements that require significant obligations is accounted for over the length of the implementation period using the percentage-of-completion method of accounting.

        Revenue from implementation and installation services is accounted for separately from the software license fees and recognized when the services are performed.

        Revenue from hardware sales is recognized upon shipment or upon completion of significant staging and configuration obligations.

        Customer support services: Revenue from customer support services, including system updates, is recognized over the period the services are provided.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and diluted loss per share: In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, which requires the Company to present basic and diluted loss per share amounts. Basic loss per share is based on the weighted average number of common shares outstanding during the period. Diluted loss per share is based on the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method). Dilutive potential common shares are excluded from the computation if their effect is anti-dilutive.

Stock-based compensation: In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. However, the new standard allows employee compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APBO) No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. The Company has elected to continue to apply the intrinsic value based method of accounting for stock-based employee compensation. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Unearned debt guarantee fees: The estimated fair value of the stock warrants granted to non-employees is determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend rates of 0%, price volatility of 64%, risk-free interest rates of 6.0% and expected lives of 5 years. The unearned debt guarantee fees are being amortized to interest expense by the interest method over the period of the related debt.

NOTE 2. PLEDGED ASSETS, NOTE PAYABLE TO BANK AND LONG-TERM OBLIGATIONS AT DECEMBER 31, 1997

The Company has a $2,000,000 revolving line of credit with a financial institution that expires May 31, 1998 and is collateralized by substantially all assets of the Company and the personal guarantees of two of the Company's shareholders. The note has not been renewed by the financial institution and the Company is presently in default. Interest is payable monthly at prime (8.50% at December 31, 1997). Outstanding borrowings totaled $2,000,000 at December 31, 1997.

                                                                     Payments
                                                                        Due
                                                                      Within
                   Description                        Total          One Year
                   -----------                        -----          --------

Unsecured non-interest bearing note payable,
      shareholder, due in monthly
      installments of $824 through May 2001         $  33,775       $   9,887
Unsecured non-interest bearing note payable,
      due in annual installments of $15,000
      through May 2000                                 45,000          15,000
Unsecured non-interest bearing note payable,
      due in monthly installments of $6,045
      through September 1998                           54,365          54,365
                                                    ---------       ---------
                                                    $ 133,140       $  79,252
                                                    =========       =========

Approximate aggregate maturities of long-term obligations are as follows as of December 31, 1997:

Year ending December 31,

            1998                                                    $  79,300
            1999                                                       24,900
            2000                                                       24,900
            2001                                                        4,000
                                                                    ---------
                                                                    $ 133,100
                                                                    =========

Based on the borrowing rates available to the Company for notes payable and long-term obligations with similar maturities, the fair values of notes payable and long-term obligations approximate their carrying values at December 31, 1997 and 1996, respectively.

NOTE 3. COMMON STOCK WARRANTS, OPTIONS AND SUBSEQUENT EVENT

Common stock warrants

The Company has issued common stock purchase warrants to various shareholders, directors, employees, and certain accredited investors. One group of warrants expires ten years after the date of issuance, and is exercisable one-third annually on a cumulative basis from the anniversary date of the warrant. The second group of warrants expires five years after the date of issuance and is 20% exercisable on the date of issuance and 20% annually thereafter. The third group of warrants expires five or ten years after the date of issuance and is exercisable in 4 months to one year after the date of issuance. At December 31, 1997, warrants to purchase 261,265 shares were outstanding and warrants to purchase 257,992 shares were exercisable. The warrants provide for reductions in the exercise price under certain terms and conditions and are exercisable at prices ranging from $.37 to $5.91 per share with an average price per share of approximately $3.16.

The Company has issued Class A and Class B warrants to former serial preferred shareholders and certain accredited investors. The warrants were exercisable beginning in April 1995 and expire in January 2000. The exercise price of the warrants is $3.75. The Class A and Class B warrant holders were granted certain limited piggyback and Form S-3 registration rights with respect to the shares issuable upon exercise of the warrants. At December 31, 1997, Class A warrants to purchase 114,052 shares and Class B warrants to purchase 59,105 shares were outstanding and exercisable.

The Company has issued Series A warrants to convertible, participating Series A preferred stock shareholders. In addition, the Company has issued Series A warrants to certain shareholders for their unconditional promise to guarantee repayment of the Company's revolving line of credit. The warrants were exercisable beginning in July 1997 and expire beginning in July 2002 through December 2002. The exercise price of the warrants is $0.50. The Series A warrant holders were granted certain limited piggyback and Form S-3 registration rights with respect to the shares issuable upon exercise of the warrants. At December 31, 1997, Series A warrants to purchase 2,017,860 shares were outstanding and exercisable.

For nominal consideration, the Company has issued a warrant to the underwriter of the initial public offering to purchase 115,445 shares of common stock at an exercise price of $6.00 per share. The warrant was exercisable beginning April 1996 and expires in April 2000.

Common stock options

In December 1994, the Board of Directors adopted the Company's 1995 Stock Compensation Plan (the "stock compensation plan"). The stock compensation plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The stock compensation plan is administered by the Board of Directors which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable. Options under the stock compensation plan generally expire on the earliest of the tenth anniversary of the date the options were granted or the end of the 30-day period following termination of employment. Stock option activity under the stock compensation plan is summarized as follows:

                                      OPTION
                                     PRICE PER                        AVAILABLE
                                       SHARE        OUTSTANDING       FOR GRANT
                                       -----        -----------       ---------

         1995 PLAN                                                     545,494
         GRANTED                       $2.75           74,864          (74,864)
                                                    ---------        ---------
BALANCE, DECEMBER 31, 1994             $2.75           74,864          470,630
         GRANTED                       $3.00          157,467         (157,467)
         CANCELED                      $2.75          (13,910)          13,910
                                                    ---------        ---------
BALANCE, DECEMBER 31, 1995         $2.75 - 3.00       218,421          327,073
         GRANTED                   $3.25 - 3.88       261,000         (261,000)
         EXERCISED                 $2.75 - 3.00        (5,073)             --
         CANCELED                  $3.00 - 3.25       (13,347)          13,347
                                                    ---------        ---------
BALANCE, DECEMBER 31, 1996         $2.75 - 3.88       461,001           79,420
         GRANTED                       $1.75            5,000           (5,000)
         CANCELED                  $1.75 - 3.25      (210,881)         210,881
                                                    ---------        ---------
BALANCE, DECEMBER 31, 1997          $.50 - 3.88       225,120          285,301
                                                    =========        =========

On January 5, 1998 by Board action, the exercise price for all current employee options was changed to $0.50. At December 31, 1997, options to purchase 78,719 shares were exercisable.

In March 1996, the Board of Directors adopted the Nonqualified Executive Stock Option Plan (the "stock option plan"). The stock option plan provides for the grant of nonqualified stock options to executive officers of the Company. The Company has reserved 800,000 shares for issuance pursuant to the stock option plan. Options may be granted at prices determined by the Board of Directors, which may not be less than 85% of the fair market value of the shares subject to the options as of the date of grant. Options vest at the rate of 20% on the first anniversary date of the grant and 20% on each of the next four anniversary dates of the grant. On January 5, 1998, by Board action, the exercise price for all current, non-qualified stock options to executive officers was $0.50. Options expire on the earlier of the tenth anniversary of the date the options were granted or the end of the thirty day period following termination of employment. Options to purchase 1,600 shares with an exercise price of $2.75 were exercised during 1997. As of December 31, 1997, the Company had granted options to purchase 401,686 shares of which 763 were exercisable.

In March 1996, the Company granted a nonqualified stock option to an officer of the Company to purchase 100,000 shares of common stock which vests 20% on the first anniversary date of the grant and 20% on each on the next four anniversary dates of the grant, all of which are exercisable at the price of $0.50 per share. In addition, the officer received another nonqualified stock option to purchase 110,000 shares at an exercise price of $0.50 per share. At the date of grant, 35,000 shares under the option were eligible for purchase with the balance vesting at the rate of 15,000 shares per year for five years beginning one year from the date of grant. The options expire on the earliest of the tenth anniversary of the date the options were granted or the end of the thirty-day period following termination of employment.

Compensation cost charged to income for the grant of stock options for 1997 and 1996 was $96,750 and $116,000, respectively (none for the year ended December 31, 1995). Had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in SFAS No. 123), approximate reported net loss and loss per common and common equivalent share would have been increased to the pro forma amounts shown below:

                                            1997             1996              1995
                                        ------------     ------------     ------------
      Net loss:
      As reported                       $ (5,678,000)    $ (4,780,000)    $ (2,412,000)
      Pro forma                           (5,958,000)      (5,488,000)      (3,316,000)
      Loss per common and
            common equivalent share
      As reported                       $      (1.06)    $      (1.06)    $      (0.78)
      Pro forma                                (1.14)           (1.22)           (1.07)


The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants after December 31, 1994: dividend rate of 0%, price volatility ranging from 77% to 79%, risk-free interest rates ranging from 5.74% to 7.40%, and expected lives ranging from 5 to 10 years.

Amortization expense of unearned debt guarantee fees charged to income for the grant of Series A warrants for 1997 was $150,000. (None for the years ended December 31, 1996 and 1995.)

The effects of applying SFAS No. 123 are not indicative of future amounts since, among other reasons, options vest over several years and additional awards generally are made each year.

NOTE 4. OPERATING LEASES

The Company leases office facilities in North Carolina and Iowa. The leases require monthly payments ranging from approximately $800 to $11,500 and expire from May 1998 to August 1999. The total remaining commitment at December 31, 1997 is approximately $141,000. Rent expense for 1997, 1996 and 1995 was approximately $170,000, $140,000 and $123,000, respectively.

NOTE 5. INCOME TAX MATTERS

Approximate deferred taxes consist of the following components as of December 31, 1997 and 1996:

                                                         1997           1996
                                                     -----------    -----------
  Deferred tax assets:
        Net operating loss carryforwards             $ 6,511,000    $ 4,978,000
        Computer software development costs              225,000             --
        Deferred revenue                                 400,000        186,000
        Research and development credit carryforwards    338,000        176,500
        Allowance for doubtful accounts                   15,000         19,500
        Compensation expense on stock options             82,000             --
        Amortization expense on unearned debt
              guarantee fees                              59,000             --
        Accrued expenses                                  87,000         22,000
        Other                                              2,000          6,000
                                                     -----------    -----------
                                                       7,719,000      5,388,000
        Less valuation allowance                       7,504,000      5,200,000
                                                     -----------    -----------
                                                         215,000        188,000
  Deferred tax liabilities, computer software
        development costs                               (215,000)      (188,000)
                                                     -----------    -----------
                                                     $        --    $        --
                                                     ===========    ===========

The Company recorded a valuation allowance of $7,504,000, and $5,200,000 against deferred tax assets at December 31, 1997 and 1996, respectively, to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The net change in the valuation allowance for deferred tax assets was an increase of $2,304,000, $1,888,000, and $935,000 during 1997, 1996 and 1995, respectively.

The provision for income taxes differs from the approximate amount of income tax benefit determined by applying the U.S. Federal income tax rate to pretax loss for the years ended December 31, 1997, 1996 and 1995 due to the following:

                                                     1997            1996           1995
                                                ------------    ------------    ----------
   Computed federal income tax (benefit)        $ (2,214,500)   $ (1,673,000)   $ (844,000)
   Other, primarily computed state income
         tax benefit                                (89,500)        (215,000)      (91,000)
   Accounting losses for which deferred
         federal and state income tax benefits
          could not be recognized
                                                  2,304,000        1,888,000       935,000
                                                ------------    ------------    ----------
                                                $        --     $         --    $       --
                                                ============    ============    ==========

At December 31, 1997, the Company has approximately $16,696,000 of net operating loss carryforwards to offset future federal taxable income. This net operating loss carryforward will, if unused, expire in the years 2006 through 2012. Approximately $4,945,000 of the total net operating loss carryforwards available to offset future federal taxable income is annually limited to approximately $1,400,000, of which a cumulative amount of approximately $3,500,000 is available as of December 31, 1997.

NOTE 6. CONCENTRATION OF CREDIT RISK The Company maintains cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

NOTE 7. ACCOUNTS RECEIVABLE

                                                                   1997             1996
                                                                -----------     -----------
   Current
         Billed                                                 $   752,491     $   526,490
         Accrued revenue                                            373,301         536,642
                                                                -----------     -----------
                                                                  1,125,792       1,063,132
   Less: Allowance for doubtful accounts                            (38,307)        (50,000)
                                                                -----------     -----------
                                                                $ 1,087,485     $ 1,013,132
                                                                -----------     -----------
   Non-Current
         Accrued revenue                                        $   288,000     $   288,000
                                                                ===========     ===========

Accrued revenue receivable represents revenue recognized on site license agreements for which the Company has delivered and installed the first of multiple copies of a software product to be installed at various customer sites in exchange for a fixed fee. Under these site license agreements, license fees payments are due at specified dates or, if earlier, upon the installation and system set-up at each site.

NOTE 8. RECLASSIFICATION

Certain costs and expenses on the Statements of Operations for the year ended December 31, 1995 have been reclassified with no effect on income.

NOTE 9. RESEARCH AND DEVELOPMENT COSTS

Total research and development costs charged to product development were approximately $2,296,000, $1,535,500 and $732,500 for 1997, 1996 and 1995,
respectively.

NOTE 10. PURCHASE OF HEALTHCARE SOFTWARE SOLUTIONS, L.C.

On May 30, 1997, the Company acquired substantially all of the assets, net of certain liabilities, of Healthcare Software Solutions, L.C. (HSS), a developer of ambulatory clinical information systems, for a purchase price of $715,000, which included cash in the amount of $50,000 and 230,000 shares of the Company's common stock. A royalty payment is required on the purchased software licensed between May 30, 1997 and May 30, 2000.

The acquisition has been accounted for as a purchase and results of operations of HSS since the date of acquisition are included in the financial statements. Unaudited pro forma results of operations for the years ended December 31, 1997 and 1996 as though HSS had been acquired as of January 1, 1996 are as follows:

                                                      1997             1996
                                                  ------------     ------------
   Net revenues                                   $  2,980,110     $  3,104,504
   Net loss                                         (5,444,454)      (6,791,126)
   Basic and diluted loss per share                      (1.01)           (1.51)

NOTE 11. MAJOR CUSTOMERS

Current and non-current accounts receivable at December 31, 1997 and 1996 include amounts concentrated with the following customer:

                                                      1997             1996
                                                  -----------      -----------
      Customer A                                        40.0%            81.0%
                                                  ===========      ===========

Net revenues for the years ended December 31, 1997, 1996, and 1995 include the following approximate amounts concentrated with the following customers:

                                      1997           1996              1995
                                  -----------     -----------      -----------
   Customer A                          10%            63%               11%
   Customer B                          21%             --                --
   Customer C                          20%             --                --
                                  -----------     -----------      -----------
                                       51%            63%               11%
                                  ===========     ===========      ===========

NOTE 12. CONVERTIBLE PARTICIPATING PREFERRED STOCK AND VOTING RIGHTS

The Convertible Participating Preferred Stock must be converted into fully paid and non-assessable shares of Common Stock by the Company upon the earlier of (i) the closing of a Qualified Public Offering, or (ii) the affirmative vote of the holders of a majority of the outstanding Convertible Participating Preferred Stock for a mandatory conversion. A "Qualified Public Offering" is a public offering of the shares of the Company in which (a) a minimum of $10 million is raised in such offering by the Company, or (b) the per share purchase price is at least $4.00 and (c) the offering is underwritten on a firm basis by a recognized underwriter.

Each share of Convertible Participating Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock at a rate of two shares of Common Stock for each share of

Convertible Participating Preferred Stock, subject to adjustment when Common Stock has been proportionately adjusted. The initial "Conversion Price" shall be equal to $1.00 per share divided by the Conversion Rate. Upon conversion, all accumulated and unpaid dividends to the conversion date on the Convertible Participating Preferred Stock so converted shall also be converted into fully paid and nonassessable shares of Common Stock at the rate of $0.50 of accumulated and unpaid dividends for each share of Common Stock.

The holders of the Convertible Participating Preferred Stock are entitled to an annual $0.10 cumulative dividend per share payable in cash and shall become due and payable when, as and if declared by the Board of Directors or the conversion of the Convertible Preferred Stock. Accumulated undeclared dividends in arrears were approximately $26,500 for the year ended December 31, 1997.

Convertible Participating Preferred Stock and Common Stock are entitled to one vote per share.

NOTE 13. LIQUIDITY, CAPITAL RESOURCES, SUBSEQUENT EVENTS, AND MANAGEMENT'S PLANS

From its inception, the Company has been involved in on-going research and development activities that have required significant capital resources and have accumulated net losses of approximately $19,400,000. During this period, the Company has financed its operations primarily with capital contributed by investors. Subsequent to the end of 1997, the Company sold an additional 625,000 shares of convertible participating preferred stock at $1.00 per share representing proceeds of $625,000.

To reduce the negative cash flow, promote new and significant capital, and secure strategic partners for operational growth, the Company terminated approximately 40 employees on February 18, 1998, with reductions primarily targeted at legacy character-based product cost centers. The Company continues to direct resources into the Graphical PACE CMS development and sales effort and focus on current implementation agreements. Management believes that implementing these operational changes will help in attracting capital or finding strategic partners, including possible merger or sale alternatives. In conjunction with this process, the Company is pursuing and evaluating all opportunities and alternatives.

PACE HEALTH MANAGEMENT SYSTEMS, INC.
CONDENSED BALANCE SHEETS

                                                              JUNE 30, 1998      DEC. 31, 1997
                                                               ------------      ------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                 $    239,216      $    525,356
     Accounts receivable, net                                       238,846         1,087,485
     Inventories, primarily computer equipment                       74,113            70,157
     Prepaid expenses                                                60,649            28,417
                                                               ------------      ------------
               TOTAL CURRENT ASSETS                                 612,824         1,711,415
                                                               ------------      ------------

NON-CURRENT ACCOUNTS RECEIVABLE                                        --             288,000
                                                               ------------      ------------

FURNITURE AND EQUIPMENT, at cost, net of
     accumulated depreciation 1998 $924,865; 1997 $620,550          509,755           636,992
                                                               ------------      ------------

COMPUTER SOFTWARE DEVELOPMENT COSTS,
     net of accumulated amortization                              1,137,510         1,179,082
                                                               ------------      ------------

OTHER ASSETS, net                                                    46,884            57,730
                                                               ------------      ------------
                                                               $  2,306,973      $  3,873,219
                                                               ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Note payable-bank                                         $  2,000,000      $  2,000,000
     Current maturities of long-term obligations                     39,887            79,252
     Accounts payable, customer deposits and
        accrued expenses                                          1,309,891         1,651,839
                                                               ------------      ------------
               TOTAL CURRENT LIABILITIES                          3,349,778         3,731,091
                                                               ------------      ------------

LONG-TERM OBLIGATIONS, less current maturities                       33,944            53,888
                                                               ------------      ------------

SHAREHOLDERS' EQUITY:
     Preferred stock                                              2,875,000         2,250,000
     Common stock                                                16,910,544        16,910,544
     Additional paid-in capital                                     413,486           413,486
     Unearned debt guarantee fees                                      --            (133,142)
     Accumulated deficit                                        (21,275,779)      (19,352,648)
                                                               ------------      ------------
                                                                 (1,076,749)           88,240
                                                               ------------      ------------
                                                               $  2,306,973      $  3,873,219
                                                               ============      ============

See Notes to Condensed Financial Statements

PACE HEALTH MANAGEMENT SYSTEMS, INC.
CONDENSED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                        JUNE 30                           JUNE 30
                                             ----------------------------      ----------------------------
                                                1998             1997             1998             1997
                                             -----------      -----------      -----------      -----------
NET REVENUES
      Systems revenues                       $   175,913      $   743,499      $   265,233      $ 1,265,888
      Customer support services                  229,035          161,864          441,387          281,059
                                             -----------      -----------      -----------      -----------
                                                 404,948          905,363          706,620        1,546,947
                                             -----------      -----------      -----------      -----------

COSTS AND EXPENSES
      Cost of systems revenues                    11,411          478,459           49,467          877,218
      Client services                            237,256          348,335          621,398          627,253
      Product development                        320,726          482,590          791,374          910,601
      Purchased research and development            --            588,502             --            588,502
      Sales and marketing                        106,684          353,189          328,282          741,062
      General and administrative                 322,457          335,562          656,729          685,866
                                             -----------      -----------      -----------      -----------
                                                 998,534        2,586,637        2,447,250        4,430,502
                                             -----------      -----------      -----------      -----------

             LOSS FROM OPERATIONS               (593,586)      (1,681,274)      (1,740,630)      (2,883,555)

OTHER (EXPENSE) INCOME, NET                       (7,841)          28,563         (182,501)          30,851
                                             -----------      -----------      -----------      -----------

             LOSS BEFORE INCOME TAXES           (601,427)      (1,652,711)      (1,923,131)      (2,852,704)

PROVISION FOR INCOME TAXES                          --               --               --               --
                                             -----------      -----------      -----------      -----------
             NET LOSS                        $  (601,427)     $(1,652,711)     $(1,923,131)     $(2,852,704)
                                             ===========      ===========      ===========      ===========

LOSS PER COMMON AND COMMON
     EQUIVALENT SHARE                        $     (0.13)     $     (0.31)     $     (0.39)     $     (0.55)
                                             ===========      ===========      ===========      ===========

WEIGHTED AVERAGE NUMBER OF
     COMMON AND COMMON
     EQUIVALENT  SHARES
     OUTSTANDING                               5,321,784        5,251,246        5,321,874        5,211,491
                                             ===========      ===========      ===========      ===========



See Notes to Condensed Financial Statements

PACE HEALTH MANAGEMENT SYSTEMS, INC.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                        SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                   ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                  1998             1997
                                                                   -----------      -----------
     Net loss                                                      $(1,923,131)     $(2,852,704)
     Adjustments to reconcile net loss to net cash (used in)
        operating activities:
       Depreciation                                                    139,109          127,773
       Amortization                                                    244,776           76,096
       Purchased research and development                                 --            588,502
     Change in assets and liabilities:
       Decrease in accounts receivable                               1,136,639          224,691
       (Increase) in other current assets                              (36,188)        (156,697)
       (Decrease) increase in other current liabilities               (341,948)         147,541
                                                                   -----------      -----------
             NET CASH (USED IN) OPERATING ACTIVITIES                  (780,743)      (1,844,798)
                                                                   -----------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES
     Cash paid for net assets of Healthcare Software Solutions            --            (50,000)
     Capitalized computer software development costs                   (59,216)        (285,157)
     Purchase of furniture and equipment                               (11,872)        (133,271)
                                                                   -----------      -----------
             NET CASH PROVIDED BY INVESTING ACTIVITIES                 (71,088)        (468,428)
                                                                   -----------      -----------


CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from notes payable                                          --            975,000
     Proceeds from sale of Series A preferred stock                    625,000          247,999
     Proceeds from sale of common stock                                   --              6,400
     Payments on notes payable and long term obligations               (59,309)        (508,252)
                                                                   -----------      -----------
             NET CASH (USED IN) FINANCING ACTIVITIES                   565,691          721,147
                                                                   -----------      -----------

             NET (DECREASE) IN CASH AND CASH EQUIVALENTS              (286,140)      (1,592,079)


CASH AND CASH EQUIVALENTS
     Beginning                                                         525,356        1,687,044
                                                                   -----------      -----------
     Ending                                                        $   239,216      $    94,965
                                                                   ===========      ===========



                                   (Continued)

PACE HEALTH MANAGEMENT SYSTEMS, INC.
CONDENSED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                   ------------------------------------
                                                                                           1998                 1997
                                                                                   --------------------     -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
    INFORMATION
      Cash payments for interest                                                   $             70,091     $    18,298
                                                                                   ====================     ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
      Subscriptions receivable for Series A preferred stock                        $               --       $ 1,250,000
                                                                                   ====================     ===========

      Purchase of net assets of Healthcare Software Solutions
           Assets acquired:
                In-process research and development                                                --           588,502
                Accounts receivable                                                                --            23,177
                Property & equipment, primarily computer equipment                                 --            92,637
                Intangible assets                                                                  --            70,384
           Liabilities assumed                                                                     --           (60,000)
                                                                                   --------------------     -----------
                                                                                                   --           714,700
           Issuance of common stock                                                                --          (664,700)
                                                                                   --------------------     -----------
           Cash payment                                                                            --            50,000
                                                                                   ====================     ===========


See Notes to Condensed Financial Statements

PACE HEALTH MANAGEMENT SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

The accompanying financial information should be read in conjunction with the annual financial statements and notes thereto for the year ended December 31, 1997. The financial information included herein is unaudited; such information reflects all adjustments, which, in the opinion of management, are necessary in order to make the financial statements not misleading.

The results of operations for the six months are not necessarily indicative of the results to be expected for the entire fiscal year.

NOTE 2.  BASIC AND DILUTED LOSS PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, which requires the Company to present basic and diluted loss per share amounts. Basic loss per share is based on the weighted average number of common shares outstanding during the period. Diluted loss per share is based on the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method). Dilutive potential common shares are excluded from the computation if their effect is anti-dilutive.

                                                                     EXHIBIT A-1

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into as of June 30, 1998, by and between MINNESOTA MINING AND MANUFACTURING COMPANY, a Delaware corporation ("3M"), and PACE HEALTH MANAGEMENT SYSTEMS, INC., an Iowa corporation ("PACE"). 3M and PACE are referred to collectively herein as the "Parties."

        This Agreement contemplates a transaction in which 3M will purchase certain of the assets (and assume certain of the liabilities) of PACE in return for cash.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        1. Definitions.

        "Acquired Assets" means all of PACE's right, title and interest, as of the Closing Date, in and to all of the assets of PACE related to, or used in conjunction with, the Business, other than Excluded Assets, including, but not limited to:

                  (a) All of the real property owned by PACE and used by PACE in the operation of the Business;

                  (b) All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by PACE and used by PACE in the operation of the Business;

                  (c) PACE's interest in all real property leases to which PACE is a party that are used in connection with the Business.

                  (d) PACE's interest in all personal property leases to which PACE is a party that are used in connection with the operation of the Business.

                  (e) All of PACE's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and PACE's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

                  (f) PACE's interest in those licenses, contracts or agreements with respect to the Business to which PACE is a party (i) that are assignable to 3M without the need for the prior consent or approval of any other third party and (ii) that are not assignable to 3M without the prior consent or approval of a third party but for which PACE has procured such consent or approval pursuant to Sections 5(b) or 6(a)(iii);

                  (g) All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by PACE in connection with the Business in the ordinary course of business;

                  (h) All Intellectual Property, whether registered, unregistered or unregisterable;

                  (i) All accounts or notes receivable (excluding intra-company accounts) owing to PACE that relate to the Business;


                                     A-1-1

                  (j) The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

                  (k) All permits, licenses and other governmental approvals held by PACE with respect to the Business, to the extent they are assignable;

                  (l) All prepaid expenses and deposits made by PACE with respect to the Business;

                  (m) All long-term investments of PACE relating to the Business.

                  (n) Any rights to recovery by PACE arising out of litigation with respect to the Business;

                  (o) PACE's customer, prospect, dealer and distribution lists, sales literature, inventory records, sales order and sales order log books, customer information, employee payroll records, product data, material safety data sheets, price lists, production demonstrations, quotes and bids and all product catalogs and brochures.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "Assumed Liabilities" means only those (a) Liabilities and obligations of PACE relating to PACE's accounts payable and accrued liabilities; (b) all customer deposits and deferred revenues; and (c) all obligations as set forth in the contracts and agreements assumed by 3M as part of the Acquired Assets.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" means the development and marketing of point of care clinical documentation software for use in the hospital acute care, ambulatory and rehabilitation environments.

         "Business Day" means a day other than a Saturday, Sunday or legal holiday observed by 3M.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group" has the meaning set forth in Code Section 1563.



                                     A-1-2

         "Disclosure Agreement" means the Disclosure Agreement between PACE and 3M dated April 23, 1998, as amended from time to time.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Escrow Agent" means Norwest Bank Minnesota, National Association.

         "Escrow Agreement" means the Escrow Agreement among 3M, PACE and the Escrow Agent, in the form of Exhibit A hereto, to be dated the Closing Date.

         "Escrow Fund" means the Escrow Fund established under the Escrow Agreement.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with PACE for purposes of Code Section 414.

         "Excluded Assets" means the following assets of PACE:

                  (a) All bank accounts of PACE;

         (b) All corporate certificates of authority and corporate minute books and the corporate stock record or register of PACE;

         (c) Such licenses, permits or other certificates of authority issued by any federal, state or local government to PACE which, by their terms, are nonassignable, and which are not necessary for 3M to operate the Business;

         (d) All cash and cash equivalents of PACE with respect to the Business;

         (e) All insurance policies of PACE and all rights of PACE (including rights to receive dividends) under or arising out of such insurance policies;

         (f) Rights to receive refunds with respect to any and all taxes paid by PACE, including interest payable with respect thereto; and

         (g) The furniture and equipment listed on Exhibit B;

         (h) All of PACE's books, records and other documents and information relating to the Assets or the Business not specifically included in the Acquired Assets, including, without limitation, all purchase orders and invoices, commission records, correspondence and personnel records.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).



                                     A-1-3

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Intellectual Property" means:

         (a) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by PACE and used in connection with the Business, whether such properties are located on PACE's business premises or on the business premises of PACE's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business; and

         (b) All rights in patents, patent applications, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by PACE or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, those set forth in the Disclosure Schedule under the caption referencing Section 3(k).

         (c) All rights in trademarks, service marks, tradenames and corporate names owned by PACE, whether registered or unregistered, including, without limitation, those set forth in Section 3(k) of the Disclosure Schedule, together with all goodwill associated therewith.

         (d) All rights to institute and maintain any action or investigation for and to recover damages for any past infringement of the foregoing Intellectual Property or any actions of unfair competition relating thereto.

         "Knowledge" (or "know" or any similar term) means the knowledge of the person or persons responsible for addressing the matter. When used with regard to PACE, "knowledge," "know" or any similar term means the actual knowledge of Mark J. Emkjer, President; Roger D. Huseman, Chief Financial Officer; Josh Wisham, Vice President of Client Services; Alan Wittmer, Vice President of Sales, Marketing and Product Development; and Gary Feierstein, Vice President of Technology.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PACE" has the meaning set forth in the preface above.

         "PACE Stockholder" means any person who or which holds any PACE Shares.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).



                                     A-1-4

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money as set forth in Section 3(e) of the Disclosure Schedule.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2. Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, 3M agrees to purchase from PACE, and PACE agrees to sell, transfer, convey, and deliver to 3M, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. PACE is retaining no rights in or to any of the Acquired Assets, including any use thereof, except as provided in Sections 7(d) and 10(u) hereof. Within fifteen
(15) Business Days following the execution of this Agreement, 3M may give notice to PACE of any agreements included in the listing of contracts in the Disclosure Schedules which 3M does not wish to have assigned to it as part of the Acquired Assets, and PACE shall not be required to obtain assignments of such agreements.

         (b) Assumption of Liabilities.

                           (i) On and subject to the terms and conditions of
                  this Agreement, 3M agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. 3M WILL NOT ASSUME OR HAVE ANY RESPONSIBILITY, HOWEVER, WITH RESPECT TO ANY OTHER OBLIGATION OR LIABILITY OF PACE NOT INCLUDED WITHIN THE DEFINITION OF ASSUMED LIABILITIES.

                           (ii) Within ten (10) Business Days following the
                  Closing Date, PACE will prepare and deliver to 3M a schedule of the accounts receivable transferred to 3M as part of the Acquired Assets and of liabilities assumed by 3M under clause
                  (a) of the definition of Assumed Liabilities, including the amount of each such receivable and liability. In the event that such liabilities exceed the amount of such accounts receivable by more than $100,000, but not more than $125,000, 3M shall be entitled to deduct the amount in excess of $100,000 from the Escrow Fund pursuant to the Escrow



                                     A-1-5

                  Agreement. In the event such liabilities exceed the amount of such accounts receivable by more than $125,000, PACE shall immediately pay to 3M the amount in excess of $125,000. If such amount is not paid by PACE, 3M shall be entitled to deduct the amount of such excess from the Escrow Fund pursuant to the Escrow Agreement.

                           (iii) Within ten (10) Business Days following the
                  Closing Date, PACE will prepare and deliver to 3M a schedule of the customer deposits and deferred revenues assumed by 3M under clause (b) of the definition of Assumed Liabilities. In the event that such customer deposits and deferred revenues exceed One Million Thirty-Seven Thousand Dollars ($1,037,000), 3M will be entitled to deduct the amount of such excess from the Escrow Fund pursuant to the Escrow Agreement.

                           (iv) At 3M's option and upon written notice to PACE
                  prior to the Closing Date, 3M may pay to PACE at the Closing the amount of accrued employee vacation pay and personal needs compensation which would otherwise be included in the Assumed Liabilities. In the event 3M exercises this option and pays to PACE the entire amount of such liabilities, such liabilities shall remain obligations of PACE and shall not be included in the Assumed Liabilities. PACE will provide to 3M at or before Closing a schedule showing the amount of accrued vacation pay and personal needs compensation for each employee.

         (c) Purchase Price. 3M agrees to pay to PACE at the Closing Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) (the "Purchase Price") by delivery of cash for the Purchase Price payable by wire transfer or delivery of other immediately available funds, in addition to the assumption of the Assumed Liabilities. The Purchase Price will be paid as follows:

         (i) $4,000,000.00 payable to PACE in immediately available funds; and

         (ii) $750,000.00 deposited with the Escrow Agent pursuant to the Escrow Agreement.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

         (e) Deliveries at the Closing. At the Closing, (i) PACE will deliver to 3M the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) 3M will deliver to PACE the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) PACE will execute, acknowledge (if appropriate), and deliver to 3M (A) assignments (including Intellectual Property transfer documents and assignments of customer contracts) in form and substance acceptable to 3M and PACE, and (B) such other instruments of sale, transfer, conveyance, and assignment as 3M and its counsel reasonably may request; (iv) 3M will execute, acknowledge (if appropriate), and deliver to PACE (A) an assumption in form and substance acceptable to 3M and PACE, and (B) such other instruments of assumption as PACE and its counsel reasonably may request; and (v) 3M will deliver to PACE the consideration specified in Section 2(c) above.

         (f) Allocation of Purchase Price. 3M and PACE agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated to the Acquired Assets for all purposes (including tax and financial accounting) as provided in this Section. The allocation shall be according to Exhibit C hereto, but using the fair market values of the respective Acquired Assets and Assumed Liabilities as of the Closing Date. The allocation of the purchase price shall be determined by 3M



                                     A-1-6
within 60 days following the Closing Date, and 3M shall promptly notify PACE of such determination. 3M's allocation of the purchase price shall be binding unless it is determined as provided in this Section that such allocation is not reasonable under the standards of the Internal Revenue Code.

         If PACE has any objections to such proposed allocation, it shall deliver to 3M a notice setting forth any objections to the allocation, including the reasons therefor. In the event that no such objections are made within thirty (30) days after the receipt of notice from 3M, then such allocation shall be final and binding for purposes of this Agreement. In the event that PACE delivers such an objection within such 30-day period, PACE and 3M shall use their reasonable efforts to resolve by written agreement any such objections, and, in the event 3M and PACE so resolve all such objections, then the proposed allocation as modified by such agreement shall be final and binding for purposes of this Agreement.

         In the event all such objections are not resolved by agreement of the parties within the fifteen (15) day period following the delivery of such objections, 3M and PACE shall submit such objections which are then unresolved to the Minneapolis, Minnesota office of an accounting firm agreed upon by PACE and 3M, which firm shall not be an auditor or consultant for either party, and such accounting firm shall be directed by 3M and PACE to resolve any unresolved objections as promptly as practicable, but in any event within thirty (30) days, and to deliver written notice to 3M and PACE setting forth its resolution of the disputed matters. The allocation, after giving effect to any modifications agreed by the parties and the resolution of the remaining objections by such accounting firm, shall be final and binding for purposes of this Agreement.

         3M and PACE shall make available to each other and, if applicable, to such accounting firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to review the allocation referenced above or any matters submitted to such accounting firm. The fees and expenses of such accounting firm shall be paid 50% by each of 3M and PACE.

         3. Representations and Warranties of PACE. PACE represents and warrants to 3M that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization of PACE. PACE is a corporation duly organized and validly existing under the laws of the State of Iowa.

         (b) Authorization of Transaction. PACE has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The board of directors of PACE has duly authorized the execution, delivery, and performance of this Agreement by PACE. Subject to the approval of this Agreement by PACE Stockholders, and assuming that this Agreement is the valid and binding obligation of 3M, this Agreement constitutes the valid and legally binding obligation of PACE, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally or by general principles of equity or public policy.

         (c) Noncontravention. Except as disclosed in Section 3(c) of the Disclosure Schedule, to PACE's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PACE is subject or any provision of the charter or bylaws of PACE or (ii) conflict with, result in a breach of,



                                     A-1-7
constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which PACE is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). PACE does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. PACE has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which 3M could become liable or obligated.

         (e) Title to Acquired Assets. Except as disclosed in Section 3(e) of the Disclosure Schedule, PACE has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

         (f) Financial Information. Attached hereto as Exhibit D is a schedule showing certain information concerning the Acquired Assets and Assumed Liabilities. The column of Exhibit D labeled "3/31/98" sets forth the amounts attributable to each category listed in such Exhibit, as taken from the Company's financial records as of March 31, 1998 and calculated according to GAAP. The columns labeled "A", "B", "C" and "D" represent PACE's good faith estimate of the expected changes in the listed categories between March 31, 1998 and the anticipated Closing Date of October 1, 1998, and the column labeled "10/1/98" represents the sum of the preceding columns. Although the columns labeled A, B, C, D and 10/1/98 represent PACE's good faith estimate of the changes in the items indicated during the period prior to the Closing Date and the amount of such items at the anticipated Closing Date, respectively, PACE does not represent or warrant that the actual amounts at the Closing Date will correspond to the amounts in the column labeled 10/1/98 or that the amounts shown in columns A, B, C and D will be the same as the changes which actually occur prior to Closing in the corresponding items in the 3/31/98 column.

         (g) Events Subsequent to Most Recent Fiscal Year End. Except as disclosed on Section 3(g) of the Disclosure Schedule, since December 31, 1997:

                  (i) no party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) constituting part of the Acquired Assets and involving more than Ten Thousand Dollars ($10,000.00);

                  (ii) PACE has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) constituting part of the Acquired Assets and either involving more than Ten Thousand Dollars ($10,000.00) or occurring outside the Ordinary Course of Business;

                  (iii) PACE has not granted any license or sublicense of any rights under or with respect to any Intellectual Property; or

                  (iii) PACE has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any Acquired Asset;

         (h) [Intentionally omitted.]

         (i) Legal Compliance. To the knowledge of PACE, PACE and its predecessors and Affiliates have complied, and all Acquired Assets are in compliance, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of



                                     A-1-8
federal, state, local, and foreign governments (and all agencies thereof), except for any failure to comply which in the aggregate does not materially adversely affect the Acquired Assets or the business of PACE taken as a whole, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (j) Tax Matters.

                  (i) Except as disclosed on Section 3(j)(i) of the Disclosure Schedule, PACE has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by PACE (whether or not shown on any Tax Return) have been paid. PACE currently is not the beneficiary of any extension of time within which to file any Tax Return. To PACE's knowledge, no claim has ever been made by an authority in a jurisdiction where PACE does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of PACE that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) PACE has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) PACE has no knowledge of any pending or threatened proceeding by any authority to assess any additional Taxes for any period for which Tax Returns have been filed or of any dispute or claim concerning any Tax Liability of PACE. There are no Tax Returns filed with respect to any of PACE and its Subsidiaries that currently are the subject of audit. PACE has delivered to 3M correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by PACE since December 31, 1994.

         (k) Intellectual Property Rights. PACE owns and possesses all right, title and interest, or holds a valid license, in and to Intellectual Property. To the knowledge of PACE: (i) no party has infringed or misappropriated, or is currently infringing or misappropriating, any Intellectual Property, (ii) no party has used, or is using any Intellectual Property, except pursuant to a contract identified in Sections 3(n)(xiii) or (xiv) of the Disclosure Schedule,
(iii) no party has contested or is contesting the validity or enforceability of any Intellectual Property, and (iv) neither PACE nor any Intellectual Property has or is infringing, misappropriating or otherwise violating any intellectual property rights of any party.

         (l) Tangible Assets. PACE owns all its equipment and other tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such tangible asset, is, in all material respects, in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (m) [Intentionally omitted.]

         (n) Contracts. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which PACE is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person constituting a part of the Acquired Assets and providing for lease payments in excess of $25,000 per annum;

                  (ii) any agreement (or group of related agreements) constituting part of the Acquired Assets and being for the purchase or sale of raw materials, commodities, supplies, products, or



                                     A-1-9
         other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to PACE, or involve consideration in excess of $25,000;

                  (iii) any agreement constituting part of the Acquired Assets and concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of the Acquired Assets;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) [Intentionally omitted];

                  (vii) [Intentionally omitted];

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  (x) [Intentionally omitted];

                  (xi) any agreement constituting part of the Acquired Assets under which the consequences of a default or termination would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of PACE;

                  (xii) any other agreement (or group of related agreements) constituting part of the Acquired Assets the performance of which involves consideration in excess of $25,000;

                  (xiii) any agreement involving the license, lease or sale of any of the Intellectual Property with customers who are end users of the Intellectual Property;

                  (xiv) any agreement involving the license, lease or sale of any of the Intellectual Property with any individual or company that sublicenses, subleases or resells any of the Intellectual Property to end users (i.e., distribution agreements);

                  (xv) any agreement involving third party materials (e.g., software, data or other matter) that have been incorporated into any of the Intellectual Property; and

                  (xvi) any agreement involving companies and/or individuals who authored (in whole or in part) any of the Intellectual Property.

         PACE has delivered to 3M a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) to PACE's knowledge, no



                                     A-1-10
party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to PACE's knowledge, no party has repudiated any provision of the agreement.

         (o) Notes and Accounts Receivable. All notes and billed accounts receivable of PACE constituting part of the Acquired Assets are reflected properly on PACE's books and records, in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to a reserve for bad debts of $25,000.

         (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of PACE.

         (q) Insurance. Section 3(q) of the Disclosure Schedule sets forth the insurance coverage currently in effect for PACE and PACE's insurance claims history since March 1994.

         (r) Litigation. Section 3(r) of the Disclosure Schedule sets forth each instance in which, to PACE's knowledge, PACE (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(r) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of PACE.

         (s) Product Warranty. Section 3(s) of the Disclosure Schedule summarizes all claims outstanding, pending or, to the best knowledge of PACE, threatened for breach of any warranty relating to any products of the Business sold by PACE prior to the date hereof.

         (t) Product Liability. To PACE's knowledge, PACE has no Liability (and to PACE's knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any PACE software product developed and delivered by PACE.

         (u) Employees. PACE is not a party to or bound by any collective bargaining agreement, nor has PACE experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. PACE has not committed any unfair labor practice. PACE has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of PACE. PACE has paid or shall pay on the Closing Date compensation or benefits (other than accrued vacation and sick leave) for its employees or leased employees and all amounts due under its employee leasing arrangements with Merit Resources, Inc. Accrued vacation and sick leave will be included in the Assumed Liabilities, subject to 3M's option under Section 2(b)(iv) to exclude such items from the Assumed Liabilities. PACE has satisfied all obligations to former employees in connection with its 1998 restructuring.

         (v) Employee Benefits.

                  (i) Except as disclosed on Section 3(v)(1) of the Disclosure Schedule, PACE does not maintain or contribute to any Employee Benefit Plan.

                  (ii) PACE has not made any promises or representations to any employee or leased employee with respect to any employee benefits that may be provided by 3M after the Closing Date.



                                     A-1-11

                  (iii) PACE and the other members of the Controlled Group never contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

                  (iv) Except as set forth in Section 3(v)(iv) of the Disclosure Schedule, PACE never has maintained, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

         (w) [Intentionally omitted];

         (x) [Intentionally omitted];

         (y) Certain Business Relationships With PACE. To PACE's knowledge, none of the PACE Stockholders or PACE's Affiliates owns any asset, tangible or intangible, which is used in the business of PACE.

         (z) Year 2000. Except as disclosed on Section 3(z) of the Disclosure Schedule, to the knowledge of PACE, each of PACE's software products included in the Acquired Assets is Year 2000 Compliant (defined below). PACE will transfer and assign to 3M any Year 2000 warranties from its suppliers related to such supplier's products and business processes, but PACE assumes no responsibility with respect to Year 2000 Compliance by such suppliers. For purposes of the foregoing, "Year 2000 Compliant" means the ability to provide the following functions:

         (1) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

         (2) Function accurately in accordance with all requirements of its specifications and without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

         (3) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

         (4) Store and provide output of date information in ways that are unambiguous as to century.

         (aa) Development Obligations. Except as set forth in Section 3(aa) of the Disclosure Schedule, PACE has no unfulfilled obligation to any customer, distributor or any other third party, obligating PACE to develop or deliver non-standard, customer-specific changes (including, but not limited to, modifications, enhancements, translations or adaptations) to any Intellectual Property.

         4. Representations and Warranties of 3M. 3M represents and warrants to PACE that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization of 3M. 3M is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.



                                     A-1-12

         (b) Authorization of Transaction. 3M has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of 3M, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally or by general principles of equity or public policy.

         (c) Noncontravention. To 3M's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which 3M is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which 3M is a party or by which it is bound or to which any of its assets is subject. 3M does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. 3M has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PACE could become liable or obligated.

         (e) Knowledge of PACE Violation. 3M has no knowledge of any matter that is required to be disclosed by PACE under Section 3 of this Agreement or that constitutes (or with the giving of notice and/or passage of time would constitute) a breach of any representation or warranty of PACE under Section 3.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. PACE will give any notices to third parties, and PACE will use its reasonable efforts to obtain any third party consents (in a form acceptable to 3M), for all contracts which constitute part of the Acquired Assets for which such notice or consent is required, other than contracts 3M notifies PACE pursuant to Section 2(a) it will not assume. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) Operation of Business. PACE will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to any Acquired Asset or any Assumed Liability.

         (d) Preservation of Business. PACE and 3M will cooperate reasonably to keep PACE's business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.



                                     A-1-13

         (e) Full Access. PACE will permit representatives of 3M to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to PACE. In particular, PACE will make available to 3M those of its employees and leased employees that 3M wishes to interview for employment with 3M following the Closing, and PACE will not do anything to discourage or prevent such employees and leased employees from accepting employment with 3M.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. PACE will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of PACE (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) unless PACE's board of directors is advised by PACE's outside counsel in writing to the effect that there would be a material risk of liability on the part of PACE's board of directors to PACE's shareholders for failure to do so, participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. PACE will notify 3M immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Security Interests. PACE will use reasonable efforts to obtain releases of all Security Interests in the Acquired Assets on or before the Closing, which may include arrangements whereby a portion of the Purchase Price is paid to the party holding such Security Interest in exchange for a release of such Security Interest.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligation of 3M. The obligation of 3M to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) PACE shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) PACE shall have procured all of the third party consents specified in Section 5(b) above and releases of all Security Interests specified in Section 5(h) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of 3M to own the Acquired Assets and to operate the former businesses of PACE;

                  (v) [Intentionally omitted];

                  (vi) PACE shall have delivered to 3M a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;



                                     A-1-14

                  (vii) [Intentionally omitted];

                  (viii) [Intentionally omitted];

                  (ix) [Intentionally omitted];

                  (x) all actions to be taken by PACE in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to 3M.

3M may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of PACE. The obligation of PACE to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) 3M shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) 3M shall have delivered to PACE a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects; and

                  (v) the transactions contemplated by this Agreement shall be approved by the PACE Stockholders as required by the Iowa Business Corporation Act;

                  (vi) all actions to be taken by 3M in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to PACE; and

                  (vii) [Intentionally omitted].

PACE may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing Date.

         (a) Medical and Dental Benefits. PACE will cause any of its employees or leased employees who become employees of 3M following the Closing to remain covered under their current



                                     A-1-15
medical and dental benefit plans for a period of 30 days after the Closing Date. 3M will reimburse PACE for the cost of continuing such coverage for such 30-day period.

         (b) COBRA. PACE will remain responsible (at its expense) for ensuring the continued availability of COBRA coverage to its current and former employees or leased employees (and their respective family members) with respect to any qualifying events that occur on or prior to the Closing Date.

         (c) Availability of Books and Records. Each party agrees to make available at reasonable times, upon request by the other party, copies of any of the books and records relating to the Business which are acquired by 3M or retained by PACE, respectively, pursuant to this Agreement. The requesting party agrees to reimburse the party in possession for its actual costs for copying, faxing, mailing or otherwise providing such records to the requesting party upon receipt of an invoice itemizing such expenses. The parties agree to hold such information subject to the Disclosure Agreement.

         (d) Use of PACE Name. 3M agrees that PACE may use the names "PACE", "PACE Health Management Systems, Inc." or variations thereof (hereinafter referred to as "PACE's Corporate Name") at no charge to PACE, but subject to the following conditions and restrictions: (i) except as set forth in paragraph
(iii) and (v), PACE shall have no right to use the stylistic rendition of PACE Health Management Systems, Inc. identified in Section 7(d) of the Disclosure Schedule, or any variant thereof, (ii) PACE may use the forgoing names as a corporate name only (i.e., solely and exclusively for purposes of avoiding a corporate name change), and not as a trade name, trademark or service mark in conjunction with any product or service, (iii) PACE shall not advertise or list itself using the PACE name (or renew any such advertisement or listing upon the expiration thereof), except that (x) this provision shall not prohibit any listing or advertisement which has been placed prior to the Closing Date, and
(y) this provision shall not prohibit PACE from using the PACE Corporate Name in telephone directory listings, (iv) PACE shall have no right to use the PACE Corporate Name on or in connection with any website, (v) PACE may exhaust its existing supply of business cards, letterhead and other stationery items but may not reorder additional copies thereof, (vi) PACE shall have o right to sell, license, transfer, assign or otherwise permit any third party the right to use PACE's Corporate Name, (vii) PACE's right to use the PACE Corporate Name as set forth above shall immediately cease upon the first to occur of any of the following: (a) the effective date upon which PACE consolidates or merges with another entity, (b) upon written notice from 3M, if, in 3M's reasonable opinion, PACE's use of the PACE Corporate Name is detracting from or damaging the goodwill associated with such names, or (c) six (6) months from the Closing Date, and (vi) PACE indemnifies 3M from and against any Adverse Consequences arising from PACE's use of the PACE Corporate Name.

         (e) Cooperation with 3M. PACE agrees that it will, upon 3M's reasonable request, cooperate with and assist 3M (without charge to 3M but at 3M's expense) as may be necessary in the opinion of 3M to preserve, protect and defend 3M's rights in the Acquired Assets and 3M's obligations in the Assumed Liabilities.

         8. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) 3M and PACE may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) 3M may terminate this Agreement by giving written notice to PACE within fifteen (15) Business Days following the date of execution of this Agreement in the event that the Disclosure Schedules delivered by PACE at or prior to the execution of this Agreement (or any updates thereto delivered during such 15-day period) disclose a fact, event or circumstance



                                     A-1-16
         which, in the reasonable judgment of 3M, constitutes or results in a material adverse change in the value of the Acquired Assets.

                  (iii) 3M may terminate this Agreement by giving written notice to PACE at any time prior to the Closing (A) in the event PACE has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, 3M has notified PACE of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof; and

                  (iv) PACE may terminate this Agreement by giving written notice to 3M at any time prior to the Closing (A) in the event 3M has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, PACE has notified 3M of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 6(b) hereof;

                  (v) either Party may terminate this Agreement by giving written notice to the other Party in the event the PACE Stockholders shall fail to approve this Agreement at a meeting of shareholders at which this Agreement is considered and voted upon by the PACE Stockholders, as required by the Iowa Business Corporation Act; or

                  (vi) PACE may terminate this Agreement by giving written notice to 3M in the event PACE Stockholders beneficially owning more than ten percent (10%) of the outstanding shares of PACE's common stock shall exercise their dissenter's rights pursuant to Division XIII of the Iowa Business Corporation Act.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         9. Remedies for Breaches of this Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties of 3M and PACE contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve
(12) months thereafter (subject to any applicable statutes of limitations).

         (b) Indemnification Provisions for Benefit of 3M.

                  (i) In the event PACE breaches (or in the event any third party alleges facts that, if true, would mean PACE has breached) any of its representations, warranties, and covenants contained in this Agreement, within the survival period pursuant to Section 9(a) above, provided that 3M makes a written claim for indemnification against PACE below within such survival period, then PACE agrees to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer through and after the date of the claim for indemnification (including any Adverse Consequences 3M may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) PACE agrees to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of PACE which is not an Assumed Liability (including any Liability of PACE that becomes a Liability of 3M under any bulk transfer law of any jurisdiction, under any



                                     A-1-17
         common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law).

                  (iii) PACE agrees to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer resulting from, arising out of, relating to, in the nature of, or caused by (a) the net liability of the Assumed Liabilities pursuant to the definitional subparagraph (a) of Assumed Liabilities exceed One Hundred Thousand Dollars $100,000.00) as described in Section 2(b)(ii) to the extent the Escrow Fund is insufficient to pay the amount of such excess, and (b) the net liability of the Assumed Liabilities pursuant to the definitional subparagraph (b) of Assumed Liabilities exceed One Million Thirty-seven Thousand Dollars ($1,037,000.00) as described in Section 2(b)(iii) to the extent the Escrow Fund is insufficient to pay the amount of such excess.

         (c) Indemnification Provisions for Benefit of PACE.

                  (i) In the event 3M breaches (or in the event any third party alleges facts that, if true, would mean 3M has breached) any of its representations, warranties, and covenants contained in this Agreement, and, within the survival period pursuant to Section 9(a) above, provided that PACE makes a written claim for indemnification against 3M within such survival period, then 3M agrees to indemnify PACE from and against the entirety of any Adverse Consequences PACE may suffer through and after the date of the claim for indemnification (including any Adverse Consequences PACE may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) 3M agrees to indemnify PACE from and against the entirety of any Adverse Consequences PACE may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and



                                     A-1-18

         (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

                  (v) Nothing in this paragraph (d) shall be construed as lengthening the survival period for representations and warranties under paragraph (a).

         (e) Recoupment Under the Escrow Fund. In the event of a claim for indemnification under Section 9(b), 3M may satisfy such claim from the Escrow Fund pursuant to the Escrow Agreement.

         (f) Exclusive Remedies. Except as otherwise explicitly provided in this Agreement or by statute to the extent that statutory remedies cannot legally be waived by the person entitled thereto, and except for fraud, deceit or intentional misrepresentation by PACE or 3M, after consummation of the transactions contemplated by this Agreement the sole and exclusive remedy of a Party for breach of any of the respective representations, warranties or covenants of the other Party in this Agreement are as set forth in this Section 9, provided that no Party waives any rights it or they may have to specific performance. 3M acknowledges and agrees that PACE would not have entered into this Agreement but for the inclusion herein of this paragraph (f).

         (g) Minimum Losses. Neither Party shall have any right to obtain indemnification under this Section until aggregate losses imposed on or incurred by such Party and its affiliates and the successors and assigns of such Party and its affiliates exceed $50,000, after which time only the aggregate amount of such losses in excess of $50,000 shall be recoverable in accordance with the terms of this Section. This Section shall not apply to any claim under Section 9(b)(iii).

         (h) Maximum Indemnification. Neither Party hereto shall have any right to obtain an indemnification payment under this Section to the extent the aggregate amounts received by such Party and its affiliates, successors and assigns would, if paid, exceed $4,750,000. This Section shall not apply to any claim under Section 9(b)(iii) nor to any Adverse Consequences resulting from the Indemnifying Party's fraud, deceit or intentional misrepresentation. This Section shall also not apply to any claim by 3M against PACE for Adverse Consequences in connection with a third-party claim relating to a liability which is not included in clause (c) of the definition of Assumed Liabilities (and which is not included under clauses (a) or (b) of the definition of Assumed Liabilities) but as to which 3M is subjected to a claim or action on the basis that 3M has assumed such liability under such clause (c); provided,



                                     A-1-19
however, that this sentence shall not apply to any claim by 3M which would also be covered by Section 9(b)(i) of this Agreement.

         (i) Net Indemnity. The amount of any losses from and against which either Party is liable to indemnify, reimburse, defend and hold harmless the other Party or any other person pursuant to this Article shall be reduced by any insurance or other recoveries (and no right of subrogation shall accrue hereunder to any insurer) and any tax benefit that such indemnified Party realizes or may realize as a result of or in connection with such losses and increased by any taxes such indemnified Party realizes or may realize in respect of indemnification for such losses.

         10. Miscellaneous.

         (a) [Intentionally omitted.]

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure). 3M understands that PACE will be required to make a public announcement concerning the execution of this Agreement and will be required to prepare and distribute a proxy statement in connection with obtaining the approval of this Agreement by the PACE Stockholders.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, except that the Disclosure Agreement shall survive both the execution of this Agreement and the Closing.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that 3M may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases 3M nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:



                                     A-1-20

If to PACE:          PACE Health Management Systems, Inc.
                     1025 Ashworth Road, Suite 200
                     West Des Moines, Iowa 50265
                     Attention: Roger D. Huseman

Copy to:             Steven J. Dickinson
                     Dorsey & Whitney LLP
                     801 Grand, Suite 3900
                     Des Moines, Iowa 50309

If to 3M:            3M Health Information Systems
                     575 W. Murray Blvd.
                     Murray, Utah 84157
                     Attention: James Burgess

Copy to:             Minnesota Mining and Manufacturing
                     Company
                     Building 220-14W-07
                     3M Center
                     St. Paul, Minnesota 55144
                     Attention: John J. Ursu
                     Senior Vice President
                     Legal Affairs and General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by 3M and PACE. PACE may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after the PACE Stockholders have approved this Agreement will be subject to the restrictions contained in the Iowa Business Corporation Act. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of 3M and PACE will be responsible for its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated



                                     A-1-21
hereby. However, such expenses of PACE may be included in the accounts payable described in clause (a) of the definition of Assumed Liabilities, subject to the provisions of Section 2(b) hereof.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

         (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address noted herein and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this
Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         (q) Bulk Transfer Laws. 3M acknowledges that PACE will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         (r) Covenant Not to Compete. PACE hereby agrees that it will not (a) for a period ending on the earlier of (i) five (5) years following the Closing Date or (ii) the merger, consolidation or share



                                     A-1-22
exchange between PACE and another entity which is not an Affiliate of PACE, or the dissolution or liquidation of PACE, engage in the business of developing or marketing point of care clinical documentation software for use in the hospital acute care, ambulatory or rehabilitation environments, or (b) for a period of two (2) years following the Closing Date, hire or attempt to hire in any capacity (including without limitation employee, consultant, independent contractor or agent) any former PACE employee who has accepted a position with 3M. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that 3M, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 10(r) should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         (s) Post-Closing Receipts. PACE hereby agrees that any funds received by it after the Closing Date which reflect payments for accounts receivables included in the Acquired Assets, or which reflect payments under contracts that are included in the Acquired Assets, shall be promptly sent to Buyer.

         (t) Limitation on Damages. Except for fraud, deceit or intentional misrepresentations by PACE or 3M, and notwithstanding any other provision of this Agreement, no Party shall be liable to the other for punitive, special or consequential damages, including lost profits, even if such Party has been advised of the possibility of such damages.

         (u) Provision of Office Space and Services. 3M agrees that it will provide to PACE office space and access to telephones, conference rooms, faxes, and other office services in the current PACE office space in West Des Moines, Iowa and Huntersville, North Carolina until the earlier of (i) termination of such office leases by 3M or (ii) six (6) months after the Closing Date. 3M will not charge rent to PACE for the office space and services, but may at 3M's option charge PACE for actual costs for copying, faxes, telephone calls and other out of pocket expenses. PACE will promptly reimburse 3M for such expenses upon receipt of an invoice itemizing such expenses.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MINNESOTA MINING AND MANUFACTURING COMPANY


By: /s/ Karen E. Welke
    ------------------------------------------

Title: Vice President, Medical Markets Group
       ---------------------------------------

PACE HEALTH MANAGEMENT SYSTEMS, INC.


By: /s/ Roger D. Huseman
    ------------------------------------------

Title: Vice President of Finance and Chief
       ---------------------------------------
       Financial Officer
       ---------------------------------------



                                     A-1-23

                                                                     EXHIBIT A-2

                                    AMENDMENT

AMENDMENT ("Amendment") to the Asset Purchase Agreement entered into as of June 30, 1998 ("Agreement") by and between the MINNESOTA MINING AND MANUFACTURING COMPANY ("3M") and PACE HEALTH MANAGEMENT SYSTEMS, INC. ("PACE").

The parties hereby agree to amend the Agreement as follows:

1. SCOPE OF AMENDMENT. Except as amended herein, the Agreement shall remain in full force and effect according to its terms. In case of a conflict between a provision of this Amendment and a provision or provisions of the Agreement, the provision of this Amendment shall control. Except as specifically set forth herein, all terms used in this Amendment shall have the meanings attributed to them in the Agreement.

2. REPRESENTATIONS AND WARRANTIES OF PACE. The following new Section 3(bb) is hereby added to the Agreement:

3(bb) JRS Clinical Technologies. Pursuant to a Purchase Agreement dated October 18, 1993 as thereafter amended ("Purchase Agreement") by and between Health Care Expert Systems ("HCES") and JRS Clinical Technologies, Inc. ("JRS"), HCES (which subsequently became, and shall hereafter be referred to within this paragraph as, PACE) acquired certain rights from JRS, including royalty-free rights to use, modify and license the use of certain JRS "Software" and "Documentation," and to use and modify the "Source Code" (as those terms are defined and used in the Purchase Agreement). The JRS Software, Documentation and Source Code form a substantial basis of PACE's Clinical Information System ("CIS") product line, but no more than approximately ten percent (with an estimated range of between five to fifteen percent) of the source code, executable code and associated written documentation of PACE's Case Management System ("CMS") product line. Approximately ninety percent (with an estimated range of between eighty-five to ninety-five percent) of the source code, executable code and associated documentation to PACE's CMS product line is original to PACE and, thus, the CMS product line does not constitute an "update," "enhancement," "addition" or "modification" (as those terms are used in the Purchase Agreement) to the JRS Software, Documentation or Source Code. Except with respect to PACE's CIS and CMS products as set forth above, no part of the JRS Software, Documentation and Source Code was used to create, and are not included in, any other PACE product that is part of the Acquired Assets under this Agreement.

Under the Purchase Agreement, JRS, together with JRS's successors in interest (regardless of whether such succession occurred through the acquisition of JRS's stock or assets) have no right, title or interest (including, but not limited to, any patent, copyright, trade secret, right to possession, right to use, right to a copy, or right to distribute) in or to:

(1) any update, enhancement, addition or modification to the JRS Software, Documentation or Source Code made by or for PACE after the Delivery Date (as defined in the Purchase Agreement), except as made by JRS pursuant to the Purchase Agreement; and

(2) any software (both source code and executable object code), accompanying documentation, or other matter created by or for (and is original to) PACE.

3. EFFECTIVE DATE. This Amendment shall be effective upon its complete execution.



                                     A-2-1

IN WITNESS WHEREOF the parties have caused this Amendment to be executed by their duly authorized representatives.

MINNESOTA MINING AND MANUFACTURING COMPANY


By /s/ Karen E. Welke
   ---------------------------------------
Title Vice President Medical Markets Group
      ------------------------------------------
Date  June 30, 1998
      ------------------------------------------

PACE HEALTH MANAGEMENT SYSTEMS, INC.


By /s/ Roger D. Huseman
   ---------------------------------------
Title Vice President and Chief Financial Officer
      ------------------------------------------
Date  June 30, 1998
      ------------------------------------------



                                     A-2-2

                                                                       EXHIBIT B


July 24, 1998


Board of Directors
PACE Health Management Systems, Inc.
1025 Ashworth Road
Suite 200
West Des Moines, IA 50265

Dear Directors:

You requested our opinion as to the fairness, from a financial point of view, to PACE Health Management Systems, Inc. ("PACE" or the "Company") of the consideration to be received in connection with the pending sale of the Company's business, which consists of the development and marketing of point of care clinical documentation software for use in the hospital acute care, ambulatory and rehabilitation environments (the "Sale"). The terms of the Sale are contained in the Asset Purchase Agreement entered into as of June 30, 1998, by and between Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M"), and PACE pursuant to which 3M will acquire substantially all of the Company's assets by paying $4.00 million in cash at closing to PACE, deposit $750,000 into an escrow account, and assume certain operating liabilities of the Company at the closing for the Sale. Excluded from the Sale are all of the Company's cash balances and insurance policies and certain other assets and liabilities. As of June 30, 1998 the operating liabilities to be assumed by 3M in the Sale were approximately $1.4 million in the aggregate.

John G. Kinnard and Company, Incorporated ("Kinnard"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of business, Kinnard has published research materials on the Company and acted as the lead managing underwriter for the initial public offering of the Company's Common Stock in 1995. Kinnard will receive a fixed fee for providing this opinion and will be indemnified against certain liabilities that may arise from activities related to this engagement.

In connection with this opinion, we reviewed, among other things, (i) the Asset Purchase Agreement; (ii) certain historical financial information for the Company and its business; (iii) certain projected financial information for the Company and its business that were furnished by management; and (iv) certain publicly available data related to the Company. We made inquiries of the management of the Company regarding the past and current business operations, financial condition, and future prospects for the Company. In addition, we held discussions with the senior management of the Company to understand the reasons for completing the Sale.

We compared financial information on the Company to similar information for certain companies deemed comparable to the Company and reviewed stock market information on such companies that have publicly traded securities. Also, we reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating businesses deemed similar to that of the Company and analyzed the general economic outlook for companies that produce software or information management systems for healthcare providers.

In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of

Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available. We have further relied upon the assurances of the management of the Company that it is not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for the Company, management of PACE has represented that such projections have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of the Company.

We did not solicit and we were not retained to solicit offers for the Company's business or assets, nor were we engaged to pursue other strategic alternatives. Also, we did not make an independent appraisal of the assets or the liabilities of the Company, and we do not express an opinion regarding the liquidation value or solvency of the Company prior to, or after, the Sale. In addition, we do not express any opinion as to the prices at which shares of the Company's Common Stock may trade following the date of this opinion, at the closing date for the Sale, or at any later time in the future. Our opinion as expressed herein is limited to the fairness to PACE, from a financial point of view, of the consideration to be received by the Company in connection with the Sale, and does not address the Company's underlying business decision to proceed with the Sale. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary, and other conditions as of the date hereof.


This opinion is addressed to the Board of Directors of the Company and is not a recommendation as to how any stockholder of PACE should vote at the meeting of stockholders to be held in connection with the Sale. This opinion may not be reproduced, quoted, published, or otherwise used or referred to in any manner, nor shall any public reference to Kinnard be made, without our prior written consent. In accordance with the rules and regulations of the Securities and Exchange Commission Kinnard has consented to the reproduction of this opinion in the proxy statement to be mailed to the Company's shareholders.


Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by PACE Health Management Systems, Inc. in connection with the Sale is fair to the Company from a financial point of view.

Very truly yours,

/s/ JOHN G. KINNARD AND COMPANY, INCORPORATED

                                                                       EXHIBIT C

              DIVISION XIII OF THE IOWA BUSINESS CORPORATION ACT -
                               DISSENTERS' RIGHTS

490.1301 DEFINITIONS FOR DIVISION XIII. In this division:

1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

4. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7. "Shareholder" means the record shareholder or the beneficial shareholder.

                                     PART B

490.1320 NOTICE OF DISSENTERS' RIGHTS

1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

490.1321 NOTICE OF INTENT TO DEMAND PAYMENT

1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

         a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.



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         b.       Not vote the dissenting shareholder's shares in favor of the proposed action.

2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

490.1322 DISSENTERS' NOTICE

1. If proposed corporate action creating dissenters' rights under section
490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

         a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

         b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

         c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

         d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

         e.       Be accompanied by a copy of this division.

490.1323 DUTY TO DEMAND PAYMENT

1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c," and deposit the shareholder's certificates in accordance with the terms of the notice.

2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of a proposed corporate action.

3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324 SHARE RESTRICTIONS

1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.



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2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325 PAYMENT

1. Except as provided in section 190.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

2. The payment must be accompanied by all of the following:

         a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

         b. A statement of the corporation's estimate of the fair value of the shares.

         c.       An explanation of how the interest was calculated.

         d.       A statement of the dissenter's right to demand payment under section 490.1328.

         e.       A copy of this division.

490.1326 FAILURE TO TAKE ACTION

1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedures.

490.1327 AFTER-ACQUIRED SHARES

1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporation action.

2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.



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490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

         a.       The dissenter believes that the amount paid under section
                  490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

         b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

         c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                  FORM OF PROXY

FRONT OF PROXY CARD

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                          1025 ASHWORTH ROAD, SUITE 200
                           WEST DES MOINES, IOWA 50265

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OCTOBER , 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Mark J. Emkjer and Roger D. Huseman, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of PACE Health Management Systems, Inc. (the "Company") held by the undersigned on July 24, 1998, at the Special Meeting of Shareholders of the Company, to be held on October , 1998 at a.m. local time at the offices of the Company, 1025 Ashworth Road, Suite 200, West Des Moines, Iowa, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

         Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope--no postage required. Please mail promptly to save further solicitation expenses.


         1. Approval of Asset Purchase Agreement, dated June 30, 1998, by and between PACE Health Management Systems, Inc., and Minnesota Mining and Manufacturing Company.

                     [ ] FOR       [ ] AGAINST      [ ] ABSTAIN



THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS
            PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED.

BACK OF PROXY CARD

         2. To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will be only exercised with respect to votes in favor or abstentions.)

                     [ ] APPROVED      [ ] WITHHELD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN, UPON ALL OTHER MATTERS, THE PROXIES WILL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                    SIGNATURE(S)

                                    ____________________________________________

                                    ____________________________________________

                                    ____________________________________________

                                    DATED:________________________________, 1998
                                    INSTRUCTION: When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee, custodian, or guardian, please give full title as such. If shares are held by a corporation, this proxy should be signed in full corporate name by its president or other authorized officer. If a partnership holds the shares subject to this proxy, an authorized person should sign in the name of such partnership.